Exhibit 2.2
Execution Version

MASTER TRANSACTION AGREEMENT
BY AND BETWEEN
VOYA FINANCIAL, INC.,
and
RESOLUTION LIFE U.S. HOLDINGS INC.

DATED AS OF DECEMBER 18, 2019

TABLE OF CONTENTS

i

v

Exhibits and Schedules
Exhibit A – Limited Guarantee
Exhibit B – Form of Indemnification Agreement
Exhibit C – Administrative Services Agreement Term Sheet
Exhibit D – Form of RLI-SLD Reinsurance Agreement
Exhibit E – SLD Investment Management Agreement Term Sheet
Exhibit F – Form of Surplus Note Support Agreement
Exhibit G – Form of Transition Services Agreement
Exhibit H – Equity Commitment Letter

Schedule 1.1(h) – Remaining Surplus Notes Amendment Terms
Schedule 1.1(i) – Reference Closing Statement
Schedule 1.1(j) – Reference Net Settlement Statement
Schedule 2.9(f) – Fair Market Value Methodology
Schedule 4.8(b) – NER Financing Counterparty
Schedule 5.12(b) – Risk-Based Capital
Schedule 5.22 – Reinsurance Rates
Schedule 5.23(a) – 5.23(a) Transaction
Schedule 5.23(b) – Other Financing Transactions
Schedule 5.23(c) – Existing Note Facility
Schedule 5.23(d) – Collateral Facilities and Reinsurance Agreements
Schedule 5.23(e) – Collateral Facility
Schedule 5.27 – Policy Replacement
Schedule 5.28 – Equity Investment
Schedule 6.1(a) – Approvals
Schedule 6.2(e) – Condition to Closing
Schedule 8.7(a) – Tax Allocation
Schedule 10.3 – Certain Data Room Documents

Annex A – Accounting Principles
Annex B – Asset Identification Protocol
Annex C – Pre-Sale Transactions
Annex D – Post-Sale Transactions

MASTER TRANSACTION AGREEMENT
MASTER TRANSACTION AGREEMENT, dated as of December 18, 2019 (this “Agreement”), by and between Voya Financial, Inc., a corporation organized under the laws of the State of Delaware (“Seller”) and Resolution Life U.S. Holdings Inc., a corporation organized under the laws of the State of Delaware (“Buyer”).
WITNESSETH:
WHEREAS, Seller owns (i) 100% of the issued and outstanding shares of common stock, par value $20,000 per share (the “SLD Shares”), of Security Life of Denver Insurance Company, an insurance company organized under the laws of the State of Colorado (“SLD”) and (ii) 100% of the issued and outstanding shares of common stock, par value $1.00 per share (the “SLDI Shares”), of Security Life of Denver International Limited, a captive insurance company organized under the laws of the State of Arizona (“SLDI”);
WHEREAS, SLDI directly owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share (the “RRII Shares”), of Roaring River II, Inc., a captive insurance company organized under the laws of the State of Arizona (“RRII”);
WHEREAS, SLD (i) directly owns 100% of the issued and outstanding shares of common stock, par value $1.00 per share (the “MUL Shares”), of Midwestern United Life Insurance Company, an insurance company organized under the laws of the State of Indiana (“MUL”) and (ii) directly owns 100% of the issued and outstanding shares (the “VAE Shares”, and, together with the SLD Shares, the SLDI Shares, the RRII Shares and the MUL Shares, and the issued and outstanding equity interests of Service Company (as hereinafter defined) existing as of the Closing, the “Acquired Company Shares”) of Voya America Equities, Inc., a broker-dealer registered with the SEC (as hereinafter defined) and certain state securities authorities, a member of FINRA (as hereinafter defined) and a corporation organized under the laws of the State of Colorado (“VAE”).
WHEREAS, prior to the Closing, Seller will establish or cause to be established, as a direct or indirect wholly-owned Subsidiary of Seller, a limited liability company that is disregarded as separate from its owner for United States federal income tax purposes (“Service Company” and together with SLD, SLDI, RRII, VAE and MUL, the “Acquired Companies”) that will employ the Covered Employees (as hereinafter defined) immediately prior to the Closing;
WHEREAS, SLD has issued certain surplus notes that are outstanding as of the date hereof, including (i) surplus note issued to SLDI Georgia Holdings, Inc. on April 15, 2017 with a principal amount as of September 30, 2019 of $61,000,000 and a maturity date of April 15, 2042 and (ii) surplus note issued to SLDI Georgia Holdings, Inc. on April 15, 2018 with a principal amount as of September 30, 2019 of $62,000,000 and a maturity date of April 15, 2043 (together, the “Remaining Surplus Notes”);
WHEREAS, the Acquired Companies and certain other Subsidiaries of Seller are engaged, among other things, in the operation of the Business (as hereinafter defined);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Seller’s willingness to enter into this Agreement, Equity Investor has entered into a Limited Guarantee attached hereto as Exhibit A (the “Limited Guarantee”) for the benefit of Seller, pursuant to which Equity Investor has agreed, subject to the terms and conditions thereof, to guarantee to Seller, Buyer’s obligations under this Agreement; and
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the times provided in Article II hereof and Annexes C and D, among other things:
(a)Seller will cause the Pre-Sale Transactions (as hereinafter defined) to occur (to the extent not completed prior to the Closing);
(b)(i) SLD and ReliaStar Life Insurance Company, an insurance company organized under the laws of the State of Minnesota and an indirect, wholly owned Subsidiary of Seller (“RLI”) will enter into the RLI-SLD Reinsurance Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will reinsure, on a combined coinsurance and modified coinsurance basis, certain liabilities of RLI included in the Business and (ii) SLD, RLI and the Trustee (as hereinafter defined) will enter into the RLI Trust Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will establish with the Trustee a comfort trust account for the exclusive use and benefit of RLI (the “RLI Trust Account”);
(c)(i) SLD and ReliaStar Life Insurance Company of New York, an insurance company organized under the laws of the State of New York and an indirect, wholly owned Subsidiary of Seller (“RLINY”) will enter into the RLINY Reinsurance Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will reinsure, on a combined coinsurance and modified coinsurance basis, a 75% quota share of certain liabilities of RLINY included in the Business, (ii) RLINY, SLD and the Trustee will enter into the RLINY Trust Agreement (as hereinafter defined), pursuant to which, upon the terms and conditions set forth therein, SLD will establish with the Trustee a trust account for the exclusive use and benefit of RLINY (the “RLINY Trust Account”) and (iii) RLINY and NY Administrator will enter into the RLINY Administrative Services Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will provide certain administrative services with respect to the business reinsured under the RLINY Reinsurance Agreement;
(d)(i) SLD and Voya Retirement Insurance and Annuity Company, an insurance company organized under the laws of the State of Connecticut and an indirect, wholly owned Subsidiary of Seller (“VRIAC”) will enter into the VRIAC Reinsurance Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will reinsure, on a combined coinsurance and modified coinsurance basis, certain liabilities of VRIAC included in the Business and (ii) SLD, VRIAC and the Trustee will enter into the VRIAC Trust Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will establish with the Trustee a trust account for the exclusive use and benefit of VRIAC (the “VRIAC Trust Account”);

(e)A Colorado life insurance company formed by Buyer as its wholly owned Subsidiary prior to Closing (“Buyer Lifeco”) and RLI will enter into the RLI-Buyer Lifeco Reinsurance Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, Buyer Lifeco will reinsure, on a funds withheld coinsurance basis, certain liabilities of RLI included in the Business;
(f)SLD, RLI, VRIAC and Buyer Lifeco will enter into the Omnibus Administrative Services Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, SLD will provide certain administrative services with respect to the business reinsured under the RLI-SLD Reinsurance Agreement, the VRIAC Reinsurance Agreement and the RLI-Buyer Lifeco Reinsurance Agreement;
(g)Seller will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of the SLD Shares and the SLDI Shares;
(h)(i) Seller will, and will cause its Affiliates (other than the Acquired Companies) to transfer and deliver to Asset Buyer (as hereinafter defined), and Buyer will cause Asset Buyer to purchase and acquire from Seller and its Affiliates, all of Seller’s and each such Affiliate’s right, title and interest in and to the Allocated Assets (as hereinafter defined) pursuant to the Closing Bill of Sale (as hereinafter defined); and (ii) Seller will, and will cause its Affiliates (other than the Acquired Companies) to, assign to Asset Buyer, and Buyer will cause Asset Buyer to assume, the Allocated Liabilities (as hereinafter defined), and Seller will, and will cause its Affiliates (other than the Acquired Companies) to, sell, convey, assign, transfer and deliver to Asset Buyer, free and clear of all Liens other than Permitted Liens, and Buyer will cause Asset Buyer to assume, the Allocated Contracts (as hereinafter defined), in each case pursuant to the Closing Assignment and Assumption Agreement (as hereinafter defined);
(i)Seller and/or one of its Affiliates and Buyer and/or one of its Affiliates will enter into the Transition Services Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, Seller and/or its Affiliates will perform certain transition services with respect to the Business and Buyer and/or one of its Affiliates (including the Acquired Companies) will perform certain transition services with respect to business retained by Seller and its Affiliates;
(j)SLD and Voya Investment Management, LLC, a Delaware limited liability company (“VIM”), will enter into the Investment Management Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, VIM will perform certain investment management services for SLD;
(k)The parties will cause the Remaining Surplus Notes to be amended upon the terms set forth in Schedule 1.1(h);
(l)Seller and Buyer will enter into the Surplus Note Support Agreement;
(m)Seller, Resolution Life Group Holdings Ltd. and Buyer will enter into the Indemnification Agreement (as hereinafter defined);

(n)Seller and Buyer will enter into the Historical Data Agreement; and
(o)The parties will enter into, and will cause their respective Affiliates to enter into, as applicable, each other Transaction Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.1    Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“Accounting Principles” means the principles, practices and methodologies set forth on Annex A.
“Acquired Company Books and Records” means the books and records of any Acquired Company, to the extent in the possession or control of Seller, the applicable Acquired Company or their respective Affiliates.
“Action” means (i) any civil, criminal, regulatory or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case before, or brought by, a Governmental Entity, or (ii) any investigation or inquiry by a Governmental Entity, including a Tax audit.
“Actuarial Report” means the actuarial report titled “Actuarial Appraisal of the Individual Life Insurance Business of Voya as of June 30, 2019,” dated November 22, 2019, as prepared by Milliman, and including any other written attachments, opinions, addenda, errata, supplements and modifications thereto, including those made available in the Data Room in folders 4.3.14.1, 4.3.14.2, 4.3.16.1, 4.3.16.2 and 4.3.16.3.
“Additional Separation Costs” means the costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with the Buyer’s request for additional services or the incremental costs and expenses (including any out-of-pocket and third-party costs) when a separation activity is changed at Buyer’s request; provided that the internal costs and expenses incurred by Seller and its Affiliates for the time spent by their employees based on the matters contemplated by this definition shall be determined in accordance with the methodology set forth on Section 1.1(j) of the Seller Disclosure Schedules.
“Administrative Services Agreements” means (i) the RLINY Administrative Services Agreement and (ii) the Omnibus Administrative Services Agreement.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, unless otherwise specified herein, each Acquired Company shall be deemed an “Affiliate” of Seller (and not Buyer) prior to the Closing, and shall be deemed an “Affiliate” of Buyer (and not Seller) from and after the Closing.
“Affiliate Agreements” means Contracts between (i) any Acquired Company, on the one hand, and any officer, director, employee or consultant who is a natural Person (in each case, who is not a Business Employee) of Seller or any Affiliate of Seller, or any Person related by blood or marriage to such natural Person, on the other hand, and (ii) Seller or any Affiliate of Seller, on the one hand, and any Business Employees, on the other hand, other than any Employee Benefit Plan, and in each case excluding any Insurance Contract.
“Allocated Assets” means (i) all of Seller’s and its Affiliates’ assets, properties and rights used or held for use exclusively in connection with the Business (other than assets, properties or rights owned by an Acquired Company as of the Closing), other than the assets set forth on Section 1.1(e) of the Seller Disclosure Schedule, (ii) the assets, properties and rights that are identified on Section 1.1(a) of the Seller Disclosure Schedule, and (iii) the Allocated Intellectual Property, including the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement, misappropriation or violation with respect to the Allocated Intellectual Property.
“Allocated Contracts” means (i) the Contracts to which Seller or an Affiliate of Seller (other than the Acquired Companies) is a party that are used or held for use exclusively in connection with the Business or that are listed on Section 1.1(b) of the Seller Disclosure Schedule; (ii) any renewals or replacement of those Contracts referred to in the preceding clause (i) that are entered into prior to the Closing in accordance with this Agreement; (iii) any vendor Contracts to which Seller or an Affiliate of Seller (other than the Acquired Companies) is a party, to the extent they relate exclusively to the Business and are entered into between the date hereof and the Closing in accordance with this Agreement; (iv) each Company Benefit Plan and (v) the Allocated IP Contracts and any renewals or replacements of any Allocated IP Contracts entered into prior to Closing in accordance with this Agreement.
“Allocated Intellectual Property” means all Intellectual Property, including Business Registered Intellectual Property Rights, that (i) is used or held for use exclusively in connection with the Business or (ii) is listed on Section 1.1(c) of the Seller Disclosure Schedule.
“Allocated IP Contracts” means Contracts, sublicenses, access, hosting, development and other agreements (a) under which Seller or any of its Affiliates (other than the Acquired Companies) has granted to a third party any license or other right under the Intellectual Property owned by Seller or any of its Affiliates (other than the Acquired Companies) or pursuant to which third party Intellectual Property is created for, licensed or made available to Seller or any of its Affiliates (other than the Acquired Companies) and that are used or held for use exclusively in connection with the Business or that are set forth under the heading “Allocated IP Contracts” in the list of Allocated Contracts included on Section 1.1(b) of the Seller Disclosure Schedule and (b) under which an Acquired Company has granted to a third party any license or other right under the

Intellectual Property owned by an Acquired Company or pursuant to which third party Intellectual Property is created for, licensed or made available to an Acquired Company.
“Allocated Liabilities” means all Liabilities to the extent resulting from or arising out of the Allocated Assets or the Allocated Contracts, whether arising prior to, at or following the Closing Date, but not including Liabilities in respect of Taxes for Pre-Closing Tax Periods.
“Ancillary Excluded Software” means macros, interfaces, dashboards, spreadsheets, utilities, models, reports, tools, configurations, databases, and workflows proprietary to Seller or its Affiliates, each of the foregoing solely to the extent necessary to the operation of the Business as currently conducted, including any of the foregoing designed for use with commercially available third party Software.
“Ancillary Licensed-Back Software” means macros, interfaces, dashboards, spreadsheets, utilities, models, reports, tools, configurations, databases, and workflows included in the Licensed-Back Intellectual Property, each of the foregoing solely to the extent necessary to the operation of the Excluded Business as currently conducted, including any of the foregoing designed for use with commercially available third party Software.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar Applicable Laws that apply to any Acquired Company or the Business.
“Anti-Money Laundering Laws” means Applicable Laws regarding anti-money laundering or terrorism financing that apply to any Acquired Company or the Business.
“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties or assets, as may be amended from time to time.
“Asset Buyer” means Resolution Life Services U.S. Inc., which will be a wholly-owned Subsidiary of Buyer as of the Closing.
“Asset Identification Protocol” means the asset identification procedures and protocol set forth on Annex B hereto.
“Base Purchase Price” means an amount equal to $1,250,000,000.
“Benefit Plan” means each Company Benefit Plan and each Seller Benefit Plan.
“Burdensome Condition” means any condition, limitation or qualification imposed by a Governmental Entity on its grant of any Governmental Approval set forth on Schedule 6.1(a) that, individually or together with all such conditions, limitations or qualifications would or would reasonably be expected to (i) with respect to Seller, (A) have a material adverse effect on the financial condition, business, assets (when compared to liabilities) or results of operations of Seller and its Subsidiaries, taken as a whole (after giving effect to the transactions contemplated by this Agreement), (B) require Seller or any of its Affiliates to provide or maintain any guarantee or keepwell or incur any Liability with respect to any Acquired Company after the Closing Date or require Seller or any of its Affiliates to make any capital contribution (whether through the acquisition of surplus notes or equity securities or otherwise) to any Acquired Company or (C) restrict in any material respect the ability of Seller or any of its Affiliates to conduct their respective businesses after the Closing Date; or (ii) with respect to Buyer, (A) have a Material Adverse Effect or a material adverse effect on the financial condition, business, assets (when compared to liabilities) or results of operations of Buyer and its Subsidiaries, taken as a whole, (B) require or involve the sale, disposition or separate holding, through the establishment of a trust or otherwise, before or after the Closing, or restrict the operations of any businesses, operations or assets, or any interests therein, of Buyer or any of its Affiliates (other than Buyer Lifeco and any Acquired Company) or any direct or indirect investor in Buyer or any of its Affiliates, except as would not have an adverse impact (other than a de minimis impact) on Buyer and such Affiliates, taken as a whole, or any such investor, (C) require or involve the sale, disposition or separate holding, through the establishment of a trust or otherwise, before or after the Closing, or restrict the operations, of any businesses, operations or assets, or any interests therein, of Buyer Lifeco, any Acquired Company or the Business that, in each case, would have a material adverse economic impact on Buyer Lifeco, the Acquired Companies and the Business, taken as a whole, (D) materially adversely affect the aggregate net economic benefits of the transaction reasonably expected to be obtained by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or (E) would require Buyer or any of its Affiliates or any direct or indirect investor in Buyer or any of its Affiliates to provide any direct or indirect guarantee, capital maintenance or other capital support to the Business, any Acquired Company or Buyer or any of its Affiliates or incur any obligation or liability with respect to an Acquired Company.
“Business” means (i) the business of the Acquired Companies (after giving effect to the Pre-Sale Transactions) and (ii) the Reinsured Business.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York City or Bermuda are required or authorized by Applicable Law to be closed.
“Business Employee” means (i) each Designated Business Employee, (ii) each Potential Qualified Employee and (iii) each Qualified Employee.
“Business IT Systems” means all information technology and computer systems (including Business Software, information technology and telecommunication hardware and other equipment) owned, leased or licensed by or in the possession or under the control of the Acquired Companies or, with respect to the Business, Seller or any of its other Affiliates, and relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, exclusively used in the Business.
“Business Software” means all Software and other products developed (or currently in development), owned or purported to be owned by the Acquired Companies or, with respect to the Business, Seller or any of its other Affiliates, that relate exclusively to the Business.

“Buyer Designee” means a member of the Transition Committee with appropriate human resources knowledge that is identified by Buyer in a writing to Seller promptly following the establishment of the Transition Committee in accordance with Section 5.18 or any replacement of such individual as may be identified by Buyer in a writing to Seller from time to time after the date hereof.
“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to Seller on the date hereof in connection with, and constituting part of, this Agreement.
“Buyer Party” means Buyer or any of its Affiliates that is a party to any Transaction Agreement.
“Closing Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, in a form reasonably agreed by the parties hereto, entered into at the Closing by Seller and its applicable Affiliates, on the one hand, and the Asset Buyer or an Affiliate of Asset Buyer, on the other hand.
“Closing Bill of Sale” means the Bill of Sale, in a form reasonably agreed by the parties hereto, entered into at the Closing by Seller and its applicable Affiliates, on the one hand, and Asset Buyer, on the other hand.
“Closing Existing IMR” means the aggregate interest maintenance reserve (which may be positive or negative) attributable to the Reinsured Contracts (other than those reinsured under the RLI-Buyer Lifeco Reinsurance Agreement) calculated on an after-Tax basis as of immediately following the Closing and before giving effect to the transactions contemplated by the Reinsurance Agreements, determined in accordance with SAP applicable to RLI, RLINY or VRIAC (as applicable).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and any similar state or local law providing medical coverage for former employees.
“Code” means the Internal Revenue Code of 1986.
“Company Benefit Plan” means each Employee Benefit Plan that is sponsored or maintained solely by one or more Acquired Companies or to which one or more Acquired Companies are the sole Seller-Affiliated parties or pursuant to which any Acquired Company will have the sole Liability therefor from and after the Closing, in each case, for the benefit of a Covered Employee (or his or her dependents and beneficiaries).
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of May 28, 2019, by and between Resolution Life Services (US) Inc. and Seller.
“Consolidated Returns” means any and all Tax Returns of the Seller Group.

“Contract” means, with respect to any Person, any contract, lease, license, sublicense, commitment, loan or credit agreement, indenture, agreement or other commitment or obligation to which such Person is a party or is otherwise subject or bound.
“Copyrights” means copyrightable works (including Software in any form or format), copyrights, whether or not registered and applications for copyright registration.
“Covered Employees” means each (i) Designated Business Employee and (ii) each Qualified Employee, in each case, who is employed by Seller or any of its Affiliates immediately prior to the Closing.
“Designated Business Employee” means (i) each employee of Seller and its Affiliates set forth in the schedule entitled “Spring – MTA Designated Employee Schedule as of 12.15.19” that is uploaded (and indexed at 12.6) in the Data Room (the “Designated Business Employee List”), and (ii) each individual hired (excluding an internal hire or transfer) following the date hereof in accordance with Section 5.1(a)(vii) and prior to the Closing Date by Seller or any of its Affiliates to replace any such employee included in clause (i) above or to fill a vacancy (other than a Qualified Role), which is set forth on Section 3.9(h)(i) of the Seller Disclosure Schedule and that exists as of the date hereof.
“Employee Benefit Plan” means a written or unwritten plan, policy, program, Contract, agreement and arrangement, whether covering a single individual or a group of individuals, that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or equity or equity-based plan or (iii) any other employment, severance, change of control, retention, deferred-compensation, retirement, welfare-benefit, bonus, incentive, fringe benefit, pension, profit-sharing, thrift, savings, bonus plan, unemployment benefits, sick leave, vacation pay, salary continuation, hospitalization, health, medical, life insurance, compensation, flexible spending account, scholarship, consulting or similar plan, policy, program, Contract, agreement or arrangement, in each case, that is sponsored or maintained by Seller or any of its Affiliates to which Seller or any of its Affiliates is a party, to which Seller or any of its Affiliates contributes or is obligated to contribute or with respect to which Seller or any of its Affiliates has any Liability, in each case, for the benefit of a Business Employee (or his or her dependents and beneficiaries).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means all of Seller’s and its Affiliates’ assets, properties and rights other than the Allocated Assets.
“Excluded Business” means all business of Seller and each of its Affiliates, including the Acquired Companies, prior to the Closing, whether conducted prior to, on or, with respect to Seller and each of its post-Closing Affiliates, after the Closing, other than the Business.

“Excluded Intellectual Property” means any Intellectual Property (including Software, but excluding Trademarks), owned by Seller and its Affiliates as of the Closing Date that is not Allocated Intellectual Property.
“Fair Market Value” has the meaning set forth in the RLI-SLD Reinsurance Agreement, the RLINY Reinsurance Agreement, the VRIAC Reinsurance Agreement or the RLI-Buyer Lifeco Reinsurance Agreement (as the context may require) and, with respect to Investment Assets, includes investment income due and accrued thereon; provided that (i) for purposes of calculating the Fair Market Value of any asset pursuant to Section 2.9, such Fair Market Value shall be calculated from the pricing sources set forth in Schedule 2.9 and (ii) for purposes of calculating the Fair Market Value of any asset pursuant to Section 2.9(f), “Fair Market Value” for such asset shall be the Fair Market Value as determined pursuant to Section 2.9(f).
“Financed Amounts” means (a) the statutory reserves, calculated in accordance with SAP with respect to the insurance policies described in the NER Commitment Letter or the term sheet attached thereto, minus (b) Economic Reserves (as such term is described or defined in the NER Commitment Letter or the term sheet attached thereto), up to $3,000,000,000, excluding any risk spread or similar fees or other costs and expenses incurred by Buyer, its Affiliates or the Reinsurer (as such term is defined in the NER Commitment Letter) in connection with or arising under the NER Financing.
“Financing Sources” means the parties (other than Buyer) to the Financing Commitments or any other commitment letters or definitive documentation relating to the Financing, and any parties (other than Buyer) to any commitment letters or definitive documentation relating to any Alternative Financing.
“FINRA” means the Financial Institution Regulatory Authority, Inc., its predecessor, the National Association of Securities Dealers, Inc., and any successor thereto.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory organization or body (including FINRA) or any arbitral body or arbitrator.
“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Entity.
“Historical Data Agreement” means a historical data agreement, by and between a designee of Buyer and a designee of Seller, to be negotiated between the date hereof and Closing, and entered into at the Closing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Inactive Business Employee” means a Covered Employee who is on an approved statutory or short-term disability or long-term disability leave as of the Closing Date.
“Indemnification Agreement” means the letter agreement to be entered into at the Closing by and between Seller, Resolution Life Group Holdings Ltd and Buyer, substantially in the form attached hereto as Exhibit B.
“Insurance Contracts” means, collectively, (i) the insurance or annuity policies and Contracts, together with all binders, slips, certificates, endorsements and riders thereto issued, renewed, assumed or entered into by any of the Acquired Companies prior to the Closing and (ii) the Reinsured Contracts; provided that, the “Insurance Contracts” shall not include any reinsurance agreements.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means: (i) Trademarks; (ii) Copyrights; (iii) Internet domain names; (iv) Patents; (v) social media usernames and other digital identifiers; (vi) Trade Secrets; and (vii) all other intellectual property rights, administrative and legal rights arising therefrom and relating thereto throughout the world.
“Intercompany Agreements” means any Contract between an Acquired Company, on the one hand, and Seller or any Affiliate of Seller (other than any Acquired Company), on the other hand.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes.
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Management Agreement” means an Investment Management Agreement to be entered into at the Closing by and between SLD and VIM, consistent in all material respects with the term sheet attached hereto as Exhibit E.
“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) with respect to Seller, those Persons listed in Section 1.1(f) of the Seller Disclosure Schedule and (ii) with respect to Buyer, those Persons listed in Section 1.1(a) of the Buyer Disclosure Schedule.
“Liability” means any liability, damage, expense or obligation of any kind, character or description, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined or determinable or otherwise.

“Licensed-Back Intellectual Property” means any Intellectual Property (including Software, but excluding Trademarks) included in the Allocated Intellectual Property and owned by an Acquired Company as of the Closing Date and used by Seller or any of its Affiliates in any Excluded Business during the twelve (12) months immediately preceding the date hereof.
“Liens” means pledges, hypothecations, mortgages, deeds of trust, liens, charges, encumbrances, imperfections of title, claims or security interests of any kind.
“Material Adverse Effect” means any material adverse effect on (i) the financial condition, business, assets (when compared to liabilities) or results of operations of the Business, taken as a whole, or (ii) the ability of Seller Parties to timely consummate the transactions contemplated by this Agreement and the other Transaction Agreements, but excluding, in the case of clause (i) of this definition only, any change, event, development or effect (each, an “Effect”) to the extent resulting from or arising out of: (A) changes in general political, economic or securities, currency, capital, credit or financial market conditions (including changes in interest rates and changes in equity prices); (B) any occurrence or condition generally affecting participants in the United States life insurance or annuity industry; (C) any change or proposed change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof; (D) natural or man-made catastrophe events, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (E) any pandemic or similar outbreak; (F) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, the failure to take any action prohibited by this Agreement or the other Transaction Agreements, or the public announcement of, or consummation of, any of the transactions contemplated hereby or thereby (including the effect thereof on the relationships (contractual or otherwise) of the Acquired Companies and their Affiliates with policyholders, clients, customers, employees, suppliers, vendors, service providers, members or Governmental Entities) (provided that this clause (F) shall not apply to Section 3.5(b) to the extent that it expressly purports to address the consequences resulting from the negotiation, execution, delivery, performance, consummation or public announcement of this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby); (G) the identity of or facts related to Buyer or its Affiliates or the effect of any action taken by Buyer or its Affiliates, or taken by Seller or any of its Affiliates at the written request of Buyer, or with the prior written consent of Buyer; (H) any downgrade or threatened downgrade in the rating assigned to an Acquired Company by any rating agency (provided, that this clause (H) shall not exclude the underlying causes of any such downgrade or threatened downgrade from being considered in determining whether a Material Adverse Effect has occurred); or (I) any failure of the Business to meet any financial projections or targets (provided, that this clause (I) shall not exclude the underlying causes of any such failure from being considered in determining whether a Material Adverse Effect has occurred); provided, that, notwithstanding the foregoing, with respect to clauses (A), (B), (C), (D) and (E) above, any such Effect may be taken into account in determining whether a Material Adverse Effect has occurred only to the extent such Effect materially disproportionately adversely affects the Business as compared to other participants in the United States life insurance or annuity industry.
“Migration Costs” means all costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with the (i) transmission outside of the information technology systems or facilities of Seller or its Affiliates (other than the Acquired Companies), (ii) migration, or (iii) conversion of the policies, systems, assets, infrastructure and data from Seller and its Affiliates (other than the Acquired Companies) to, or integration into the systems and infrastructure of, the Acquired Companies or Buyer or its designee, excluding any TPA Conversion Costs; provided that the internal costs and expenses incurred by Seller and its Affiliates for the time spent by their employees based on the matters contemplated by this definition shall be determined in accordance with the methodology set forth on Section 1.1(j) of the Seller Disclosure Schedules.
“Milliman” means Milliman, Inc.
“Negative IMR Threshold” means
(i)    negative $450,000,000 minus
(ii)    the quotient of:
(A) the result of (I) Closing Existing IMR less (II) $150,000,000 (which, for the avoidance of doubt, may be positive or negative) divided by
(B) 0.79.
For clarity, if the Closing Existing IMR is greater than $150,000,000 then this term (ii) will be positive and the Negative IMR Threshold will become more negative.
“NY Administrator” means SLD or another duly licensed Affiliate of Buyer designated by Buyer to enter into the RLINY Administrative Services Agreement and reasonably acceptable to Seller.
“Omnibus Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of the Closing Date, consistent in all material respects with the term sheet attached hereto as Exhibit C (the “Administrative Services Agreement Term Sheet”).
“Patents” means patents and applications for patents (including any and all provisionals, divisionals, continuations, continuations-in-part, extensions and reissues thereof).
“Permitted Lien” means, with respect to any asset, any: (i) unfiled carriers’, mechanics’, materialmens’ or similar Lien imposed by Applicable Law and arising in the ordinary course of business with respect to amounts not yet due and payable or that are being contested in good faith through appropriate proceedings; (ii) Lien that is specifically disclosed in Section 1.1(g) of the Seller Disclosure Schedule or Section 1.1(b) of the Buyer Disclosure Schedule, as applicable; (iii) Lien related to deposits required by any Insurance Regulator in connection with a governmental authorization, registration, filing, license, permit or approval; (iv) Lien for Taxes which are not yet due and payable or due and payable but not delinquent or that is being contested in good faith through appropriate proceedings and for which adequate reserves are contained on the financial statements of the Acquired Companies in accordance with SAP or GAAP, as applicable; (v) Lien incurred in the ordinary course of business consistent with past practice on personal property arising under a conditional sales Contract or equipment lease with a third party; and (vi) Lien or other imperfection of title on assets, properties or rights that does not materially detract from the current value or materially interfere with the current or reasonably contemplated use of such asset, property or right.
“Permitted Transaction” means, in any single transaction or series of related transactions, by any Person or group of Persons, (a) a merger, reorganization, share exchange, amalgamation, business combination, consolidation or similar transaction involving Seller or any of its Subsidiaries (other than the Acquired Companies, except to the extent a change in control of a person controlling directly or indirectly the Acquired Companies constitutes a change in control of an Acquired Company), (b) any purchase of or tender or exchange offer for all or any portion of Seller’s or any of its Subsidiary’s (other than the Acquired Companies’) equity securities, or (c) any purchase of all or any portion of the Excluded Assets or the Excluded Business, in each case, that would not impair in any material respect Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Post-Closing Tax Periods” means any and all Tax periods that begin on the day after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.
“Potential Qualified Employee” means each employee of Seller and its Affiliates proposed by Seller to Buyer to serve in a Qualified Role in accordance with the procedures set forth in Section 5.11(a)(ii); provided that any such employee shall cease to be a “Potential Qualified Employee” following the time such employee is rejected by Buyer Designee pursuant to Section 5.11(a)(ii), other than for purposes of Section 5.11(a)(iii).
“Pre-Closing Tax Periods” means any and all Tax periods that end on or before the Closing Date and the portion of any Straddle Period ending at the end of day on which the Closing occurs.
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of Seller or its Affiliates, responsible for writing, marketing, producing, selling, soliciting or servicing Insurance Contracts prior to the Closing.
“Qualified Employee” means each employee of Seller and its Affiliates consented by Buyer Designee (such consent not to be unreasonably withheld, conditioned, or delayed) in accordance with the procedures set forth in Section 5.11(a)(ii) to serve in a specified role identified by the Transition Committee (or the designees thereof) (as may be updated by the Transition Committee following the date hereof) in accordance with the requirements of Section 5.18(a)(ii) (each, a “Qualified Role”).

“Reference Closing Statement” means the statement set forth on Schedule 1.1(i).
“Reference Net Settlement Statement” means the pro forma general account net settlement statement attached hereto as Schedule 1.1(j), which sets forth sample calculations of the RLI Required Initial Premium, RLINY Required Initial Premium, VRIAC Initial Premium and the RLI-Buyer Lifeco Required Initial Premium, in each case as of June 30, 2019 and as would be determined for the blocks of business noted therein, and which was prepared in accordance with the Settlement Methodologies.
“Reinsurance Agreements” means, collectively, the RLI-SLD Reinsurance Agreement, the RLINY Reinsurance Agreement, the VRIAC Reinsurance Agreement and the RLI-Buyer Lifeco Reinsurance Agreement.
“Reinsured Business” means the business of RLI, RLINY and VRIAC related to the Reinsured Contracts, including issuing, underwriting, selling, distributing, marketing, delivering, cancelling, reinsuring and administering the Reinsured Contracts.
“Reinsured Business Books and Records” means the books and records (whether in hardcopy or digital format and whether stored in network facilities or otherwise) of or related to the Reinsured Business in the possession or control of Seller, RLI, RLINY, VRIAC or their Affiliates.
“Reinsured Contracts” means, collectively, the insurance or annuity policies and Contracts (including side letters), together with all binders, slips, certificates, endorsements and riders thereto, that are ceded pursuant to the RLI-SLD Reinsurance Agreement, the RLINY Reinsurance Agreement, the VRIAC Reinsurance Agreement and the RLI-Buyer Lifeco Reinsurance Agreement.
“Representative” means, with respect to any Person, such Person’s Affiliates, or its or its Affiliates’ directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives.
“Reserves” means the statutory reserves (including reserves established under Applicable Law or otherwise for payment of benefits, losses, claims, expenses and similar purposes) maintained by Acquired Companies, RLI, RLINY or VRIAC with respect to the Insurance Contracts.
“Resolution Process” means, with respect to any condition, limitation or qualification that if imposed by a Governmental Entity in connection with any permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements would result in a Burdensome Condition, a process by which Seller and Buyer will meet in order to: (i) exchange and review their respective views as to such condition, limitation or qualification; (ii) discuss in good faith potential approaches that would avoid such condition, limitation or qualification or mitigate its impact; and (iii) negotiate in good faith to agree to modify the terms of this Agreement or the other Transaction Agreements, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such condition, limitation or qualification or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder.

“RLI-Buyer Lifeco Ceding Commission” means the ceding commission payable under the RLI-Buyer Lifeco Reinsurance Agreement, as reasonably determined by Buyer and Seller prior to the Closing.
“RLI-Buyer Lifeco Reinsurance Agreement” means the Reinsurance Agreement to be entered into as of the Closing Date by and between RLI and Buyer Lifeco, consistent with the terms set forth in the RLI-SLD Reinsurance Agreement with such changes to reflect funds withheld reinsurance and as may be agreed by the Parties.
“RLI-Buyer Lifeco Reinsurance True-Up Amount” means an amount (which may be positive or negative) equal to (i) the Final RLI-Buyer Lifeco Transferred Asset Value minus (ii) the Final RLI-Buyer Lifeco Required Initial Premium.
“RLI-Buyer Lifeco Required Initial Premium” means, with respect to RLI, the amount set forth on the line item “Net Settlement Amount” reflected on the Estimated Net Settlement Statement or Closing Net Settlement Statement, as applicable, for the RLI-Buyer Lifeco Reinsurance Agreement.
“RLI-Buyer Lifeco Transferred Asset Value” means the Statutory Carrying Value of the Investment Assets that are transferred by RLI to the Funds Withheld Account in connection with the RLI-Buyer Lifeco Reinsurance Agreement.
“RLI Ceding Commission” means the ceding commission payable under the RLI-SLD Reinsurance Agreement, as reasonably determined by Buyer and Seller prior to the Closing.
“RLI Reinsurance True-Up Amount” means an amount (which may be positive or negative) equal to (i) the Final RLI Transferred Asset Value minus (ii) the Final RLI Required Initial Premium.
“RLI Required Initial Premium” means, with respect to RLI, the aggregate amount set forth on the “Net Settlement Amount” line items on the Estimated Net Settlement Statement or Closing Net Settlement Statement, as applicable, for the RLI-SLD Reinsurance Agreement.
“RLI Transferred Asset Value” means the aggregate Fair Market Value of the Investment Assets transferred by RLI to SLD at Closing in connection with the RLI-SLD Reinsurance Agreement.
“RLI Trust Agreement” means that certain Trust Agreement, dated as of the Closing Date, in a form mutually agreed by the Parties and upon terms consistent with the terms of the RLI-SLD Reinsurance Agreement.
“RLINY Administrative Services Agreement” means that certain Administrative Services Agreement by and between RLINY and NY Administrator, dated as of the Closing Date, consistent in all material respects with the Administrative Services Agreement Term Sheet with such modifications as referenced in such term sheet or as otherwise agreed by the Parties.

“RLINY Ceding Commission” means the ceding commission payable under the RLINY Reinsurance Agreement, as reasonably determined by Buyer and Seller prior to the Closing.
“RLINY Reinsurance Agreement” means the reinsurance agreement by and between RLINY and SLD, dated as of the Closing Date, in substantially the form of the RLI-SLD Reinsurance Agreement with such changes as may be agreed by the Parties.
“RLINY Reinsurance True-Up Amount” means an amount (which may be positive or negative) equal to (i) the Final RLINY Transferred Asset Value minus (ii) the Final RLINY Required Initial Premium.
“RLINY Required Initial Premium” means, with respect to RLINY, the aggregate amount set forth on the “Net Settlement Amount” line items on the Estimated Net Settlement Statement or Closing Net Settlement Statement, as applicable, for the RLINY Reinsurance Agreement.
“RLINY Transferred Asset Value” means the aggregate Fair Market Value of the Investment Assets transferred by RLINY to SLD at Closing in connection with the RLINY Reinsurance Agreement.
“RLINY Trust Agreement” means that certain Trust Agreement, dated as of the Closing Date, in a form mutually agreed by the Parties and upon terms consistent with the terms of the RLINY Reinsurance Agreement.
“RLI-SLD Reinsurance Agreement” means that certain Reinsurance Agreement by and between RLI and SLD, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.
“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of specially designated or blocked persons, (ii) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned (in the aggregate) or controlled by any of the foregoing.
“Sanctions” means those economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the U.S. government (including by the U.S. Treasury, Office of Foreign Assets Control or the U.S. Department of State), the European Union and implemented by its member states, the United Nations Security Council, and Her Majesty’s Treasury of the United Kingdom.
“SAP” means, as to any regulated insurance company, the statutory accounting practices prescribed or permitted by the Insurance Regulator in the jurisdiction in which such company is domiciled.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Seller Benefit Plan” means each Employee Benefit Plan that is sponsored or maintained by Seller or any of its Affiliates, to which Seller or any of its Affiliates is a party, to which Seller or any of its Affiliates contributes or is obligated to contribute or with respect to which Seller or any of its Affiliates has any Liability, in each case, for the benefit of a Business Employee (or his or her dependents and beneficiaries), but excluding any Company Benefit Plan.
“Seller Deferred Compensation Plans” means the Voya Supplemental Executive Retirement Plan and the Voya Deferred Compensation Savings Plan, as the same have been amended or restated from time to time.
“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer on the date hereof in connection with this Agreement.
“Seller Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), or any other group of corporations filing Tax Returns on a combined, consolidated or unitary basis, that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than any Acquired Company), on the other hand.
“Seller Party” means Seller or any Affiliate of Seller that is a party to any Transaction Agreement.
“Separation Costs” means the costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with the separation of the assets, infrastructure and data exclusively used by the Business from those of Seller and its Affiliates (other than the Acquired Companies) and the preparation of such separated assets, infrastructure and data for delivery to Buyer (or the Acquired Company), in the then current format and configuration, without conversion, to the systems of Buyer and its Affiliates (including the Acquired Companies), to allow Buyer to take possession of such assets, infrastructure and data (excluding data and records subject to the Historical Data Agreement), excluding the TPA Conversion Costs.
“Settlement Methodologies” means the methodologies, procedures, judgments, assumptions and estimates indicated in the footnotes to the Reference Net Settlement Statement or, as applicable, that are set forth in the Accounting Principles that relate to the determination of the RLI Required Initial Premium, RLINY Required Initial Premium, the VRIAC Required Initial Premium or the RLI-Buyer Lifeco Required Initial Premium.
“Significant Producer” means a top 10 Producer, by the commissions paid by the Business in respect of each Producer for the year ended December 31, 2018.
“Software” means all computer software and mobile digital applications (including web sites, HTML code, firmware and other software embedded in hardware devices), data files, object codes, source codes, APIs, tools, user interfaces and databases, in any form or format, however fixed, and related documentation and materials.

“Statutory Carrying Value” means, with respect to any Investment Assets, as of the relevant date of determination, the amount permitted to be carried by the applicable Affiliate of Seller as an admitted asset consistent with SAP applicable to such Affiliate.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.
“Surplus Notes” means all of the surplus notes of SLD outstanding as of the date hereof, including the Remaining Surplus Notes.
“Surplus Note Support Agreement” means the Surplus Note Support Agreement, to be entered into on the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit F.
“Target Adjusted Book Value” means $968,800,000.
“Tax” means: any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.
“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement, the primary subject matter of which is providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.
“Termination Fees” means the NER Reverse Termination Fee and the TPA Reverse Termination Fee.
“Total Adjusted Book Value” means the “Total Adjusted Book Value” as set forth in the Reference Closing Statement, the Estimated Closing Statement, the Closing Statement or the

Final Settlement Statements, as applicable, determined and calculated in accordance with the Accounting Principles after giving effect to the Pre-Sale Transactions.
“TPA Conversion Costs” means all costs and expenses (including any out-of-pocket and third-party costs) incurred in connection with the actions reasonably necessary for Buyer and its Affiliates (including the Acquired Companies) to rationalize the operation of the Business at the end of the Transition Services Agreement by (a) separating the business to be administered by a third party administrator (including such costs and expenses incurred prior to Closing in connection with the Contract specified in Section 5.21 of the Seller Disclosure Schedule) and (b) transitioning from the performance of Scheduled Services under the Transition Services Agreement to the performance of services by such third party administrator; provided that the internal costs and expenses incurred by Seller and its Affiliates for the time spent by their employees based on the matters contemplated by this definition shall be the costs determined in accordance with the methodology set forth on Section 1.1(j) of the Seller Disclosure Schedules.
“Trade Secrets” means trade secrets, inventions (whether or not patentable), processes, designs, formulae, models, tools, know-how, ideas, schematics, algorithms, research and development, data and databases, customer lists and confidential information.
“Trademarks” means trademarks, tradenames, trade dress, logos, service marks or other indicia of origin, all common law rights therein, registrations and applications for trademark registration thereof and any goodwill associated therewith.
“Transaction Agreements” means this Agreement and each of the (i) Equity Commitment Letter, (ii) Limited Guarantee, (iii) Bank Commitment Letter, (iv) NER Commitment Letter, (v) Indemnification Agreement, (vi) RLI-SLD Reinsurance Agreement, (vii) RLINY Reinsurance Agreement, (viii) VRIAC Reinsurance Agreement, (ix) RLI-Buyer Lifeco Reinsurance Agreement, (x) Investment Management Agreement, (xi) Surplus Note Support Agreement, (xii) Transition Services Agreement, (xiii) RLINY Administrative Services Agreement, (xv) Omnibus Administrative Services Agreement, (xvi) RLI Trust Agreement, (xvii) RLINY Trust Agreement, (xix) VRIAC Trust Agreement and (xx) Historical Data Agreement.
“Transaction Expenses” means, without duplication, all Liabilities (except for any Taxes, including Conveyance Taxes) incurred by any party hereto or any of its Affiliates for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors (including indemnification obligations and payments), and any fees payable by such parties to Governmental Entities, in each case, in connection with the consummation of the transactions contemplated by this Agreement, but excluding any Additional Separation Costs, Separation Costs, Migration Costs and TPA Conversion Costs.
“Transferred Asset Portfolio” means, in the aggregate, the Investment Assets transferred to SLD, in accordance with the Asset Identification Protocol, to satisfy the Estimated RLI Required Initial Premium, any negative RLI Ceding Commission, the Estimated RLINY

Required Initial Premium, any negative RLINY Ceding Commission, the Estimated VRIAC Required Initial Premium and any negative VRIAC Ceding Commission.
“Transferred Shares” means, collectively, the SLD Shares and the SLDI Shares.
“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and between Voya Services Company and Asset Buyer or an Affiliate of Asset Buyer, in substantially the form attached hereto as Exhibit G.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
“Trust Agreements” means the RLI Trust Agreement, the RLINY Trust Agreement and the VRIAC Trust Agreement.
“Trustee” means the trustee or custodian named in the applicable Trust Agreement and any successor trustee or custodian appointed as such pursuant to the terms of such Trust Agreement, which, in each case, shall be reasonably acceptable to each Party.
“VRIAC Ceding Commission” means the ceding commission payable under the VRIAC Reinsurance Agreement, as reasonably determined by Buyer and Seller prior to the Closing.
“VRIAC Reinsurance Agreement” means that certain Reinsurance Agreement by and between VRIAC and SLD, dated as of the Closing Date, in substantially the form of the RLI-SLD Reinsurance Agreement with such changes as may be agreed by the Parties.
“VRIAC Reinsurance True-Up Amount” means an amount (which may be positive or negative) equal to (i) the Final VRIAC Transferred Asset Value minus (ii) the Final VRIAC Required Initial Premium.
“VRIAC Required Initial Premium” means, with respect to VRIAC, the aggregate amount set forth on the “Net Settlement Amount” line items on the Estimated Net Settlement Statement or Closing Net Settlement Statement, as applicable, for the VRIAC Reinsurance Agreement.
“VRIAC Transferred Asset Value” means the aggregate Fair Market Value of the Investment Assets transferred by VRIAC to SLD at Closing in connection with the VRIAC Reinsurance Agreement.
“VRIAC Trust Agreement” means that certain Trust Agreement, dated as of the Closing Date, in a form mutually agreed by the Parties and upon terms consistent with the terms of the VRIAC Reinsurance Agreement.
“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, Buyer shall be in Willful Breach of this Agreement if this Agreement is terminated by Seller pursuant to Section 9.1(d) and there has been an Equity Financing Failure.

In addition, the following terms shall have the respective meanings set forth on the following pages of this Agreement:

Term					Section
336(e) Election				122	Business	13
5.23(a) Transaction				105	Business Day	13
Accounting Principles				10	Business Employee	13
Acquired	43,	44,	131,	132	Business IT Systems	13
Acquired Companies				7	Business Registered Intellectual
Acquired Company Books and Records				10	Property Rights	59
Acquired Company Shares				7	Business Software	13
Action				10	Buyer	7
Actuarial Report				10	Buyer Benefit Plans	93
Adjustment Report				38	Buyer Deferred Compensation Plan	95
Administrative Services Agreement					Buyer Designee	14
Term Sheet				19	Buyer Disclosure Schedule	14
Administrative Services Agreements				10	Buyer Indemnified Persons	109
Affiliate			10,	11	Buyer Lifeco	9
Affiliate Agreements				11	Buyer Party	14
Affiliated				10	Buyer Related Party	126
Agreement				7	Buyer Specified Representations	111
Allocated Assets				11	Buyer’s DC Plan	94
Allocated Contracts				11	Cafeteria Plan Participants	95
Allocated Intellectual Property				11	Cap	110
Allocated IP Contracts				11	Claim Notice	112
Allocated Liabilities				12	Closing	33
Alternative Financing				98	Closing Assignment and Assumption
Ancillary Excluded Software				12	Agreement	14
Ancillary Licensed-Back Software				12	Closing Bill of Sale	14
Anti-Corruption Laws				12	Closing Date	34
Anti-Money Laundering Laws				12	Closing Net Settlement Statement	36
Applicable Law				12	Closing Transaction IMR	42
Asset Buyer				12	COBRA	14
Asset Identification Protocol				12	Code	14
Associated Persons				51	Company Benefit Plan	14
Bank Commitment Letter				71	Company Cafeteria Plan	94
Bank Financing				71	Confidentiality Agreement	14
Base Purchase Price				12	Consolidated Returns	14
BD Regulatory Filings				64	Contract	15
Benefit Plan				12	control	10
Broker-Dealer Activities				64	Control Investor	80
Burdensome Condition				12	controlled	10

controlling	10	Final RLI-Buyer Lifeco Required Initial
Conveyance Taxes	120	Premium	39
Copyrights	15	Final RLI-Buyer Lifeco Transferred
Covered Employees	15	Asset Value	39
Covered Period	92	Final RLINY Required Initial
D&O Indemnified Person	89	Premium	39
Data Room	128	Final RLINY Transferred Asset
Deal Communications	133	Value	39
Debt Commitment Letter	71	Final VRIAC Required Initial
Debt Financing	71	Premium	39
Deductible	110	Final VRIAC Transferred Asset
Designated Business Employee	15	Value	39
Designated Business Employee List	15	Financed Amounts	16
Direct Product Tax Claim	115	Financial Statements	45
Dispute Notice	37	Financing	71
Effective Time	34	Financing Commitments	71
Employee Benefit Plan	15	Financing Sources	16
Environmental Law	58	FINRA	16
Equity Commitment Letter	71	FINRA Rules	64
Equity Financing	71	First Testing Date	41
Equity Financing Failure	125	Full Separation and Migration Plan	101
Equity Investor	71	GAAP	16
ERISA	15	Governmental Approval	45
ERISA Affiliate	48	Governmental Entity	16
Estimated Closing Statement	34	Governmental Order	16
Estimated RLI Required Initial Premium	34	HSR Act	16
Estimated RLI-Buyer Lifeco Required		Indemnifiable Losses	111
Initial Premium	34	Indemnification Agreement	17
Estimated RLINY Required Initial		Indemnitee	111
Premium	34	Indemnitor	111
Estimated VRIAC Required Initial		Indemnity Payment	112
Premium	34	Independent Accounting Firm	37
Exchange Act	15	Initial Separation and Migration
Excluded Assets	15	Plan	101
Excluded Business	15	Insurance Contracts	17
Excluded Intellectual Property	16	Insurance Regulator	17
Existing Note Facility Consent	1	Intellectual Property	17
Final Closing Statement	38	Intercompany Agreements	17
Final RLI Required Initial Premium	38	Investment Assets	17
Final RLI Transferred Asset Value	38	Investment Company Act	17

	Knowledge	17	Representative	21
	Lease	59	Reserves	21
	Leased Real Property	59	Resolution Process	21
	Liability	17	Restructured 5.23(a) Transaction	105
	Licensed-Back Intellectual Property	18	Review Period	36
	Liens	18	RLI	8
	Limited Guarantee	8	RLI Ceding Commission	22
	Material Adverse Effect	18	RLI Reinsurance True-Up Amount	22
	Material Contract	53	RLI Required Initial Premium	22
	Milliman	19	RLI Transferred Asset Value	22
	Modified GAAP	46	RLI Trust Account	8
	Monthly MTM Deliveries	41	RLI Trust Agreement	22
	MUL	7	RLI-Buyer Lifeco Reinsurance
	MUL Shares	7	Agreement	22
	NER Commitment Letter	71	RLI-Buyer Lifeco Reinsurance
	NER Financing	71	True-Up Amount	22
NER Reverse Termination Fee	25,	125	RLI-Buyer Lifeco Required Initial
	New York Court	129	Premium	22
	Omnibus Administrative Services		RLINY	8
	Agreement	19	RLINY Administrative Services
	Organizational Documents	43	Agreement	22
	Outside Date	123	RLINY Ceding Commission	23
	Patents	19	RLINY Reinsurance Agreement	23
	Permits	51	RLINY Reinsurance True-Up
	Permitted Lien	19	Amount	23
	Permitted Transaction	20	RLINY Required Initial Premium	23
	Person	20	RLINY Transferred Asset Value	23
	Post-Closing Tax Periods	20	RLINY Trust Account	8
	Pre-Closing Tax Periods	20	RLINY Trust Agreement	23
	Pre-Sale Transactions	31	RLI-SLD Reinsurance Agreement	23
	Privileged Deal Communications	133	RRII Shares	7
	Producer	20	Sanctioned Person	23
	Reference Closing Statement	20	Sanctions	23
	Registered Separate Account	63	SAP	23
	Reinsurance Agreements	21	SEC	23
	Reinsured Business	21	Second Testing Date	41
	Reinsured Business Books and		Section 1.1502-36 Election	122
	Records	21	Securities Act	23
	Reinsured Contracts	21	Seller	7
	Related Parties	133	Seller Benefit Plan	24
	Replacement 5.23(a) Transaction	105	Seller Cafeteria Plan	95

Seller Deferred Compensation Plans	24	Third Party Claim		112
Seller Disclosure Schedule	24	Third Party Consents		83
Seller Group	24	Threshold Amount		110
Seller Indemnified Persons	109	TPA		104
Seller Investor	106	TPA Reverse Termination Fee		125
Seller Party	24	Trade Secrets		26
Seller Severance Policies	93	Trademarks		26
Seller Specified Representations	112	Transaction Agreements		26
Seller Trademarks	85	Transaction Expenses		26
Separate Account Annual Statements	46	Transferred Shares		27
Separate Accounts	62	Transition		18
Separation and Migration Plans	101	Transition Services Agreement		27
SLD	7	Treasury Regulations		27
SLD Investment Management Agreement	17	Trust Agreements		27
SLD Shares	7	Trustee		27
SLDI Shares	7	VAE		7
Software	24	VAE Shares		7
Solvent	73	Valuation Firm		40
Specified Intellectual Property Rights	60	VIM		9
Statutory Statements	45	VRIAC		8
Straddle Period	25	VRIAC Ceding Commission	22,	27
Subsidiary	25	VRIAC Reinsurance Agreement		27
Surplus Note Payment Agreement	25	VRIAC Reinsurance True-Up
Tax	25	Amount		27
Tax Allocation	122	VRIAC Required Initial Premium		27
Tax Authority	25	VRIAC Transferred Asset Value		27
Tax Contest	120	VRIAC Trust Account		8
Tax Refund	120	VRIAC Trust Agreement		27
Tax Return	25	Willful Breach		27
Tax Sharing Arrangement	25	Willkie		133

ARTICLE II
CLOSING

SECTION 2.1    Transactions at or Prior to the Closing. Subject to Seller’s receipt of the approvals contemplated in Section 3.5, and subject to Section 5.17 and the other terms and conditions set forth in this Agreement, at or prior to the Closing, Seller shall cause to be consummated the transactions set forth in Annex C (the “Pre-Sale Transactions”), pursuant to the applicable agreements by which the Pre-Sale Transactions are to be effected and any other necessary or appropriate instruments that are in a form reasonably acceptable to Buyer.
SECTION 2.2    Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, following consummation of the Pre-Sale Transactions pursuant to Section 2.1, Seller shall, or shall cause its applicable Affiliate to, sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller or its applicable Affiliate, free and clear of all Liens, all of the Transferred Shares. Immediately following such purchase and sale of the Transferred Shares, the following transactions shall be consummated:
(a)    (i) Seller shall, and shall cause its Affiliates (other than the Acquired Companies) to, sell, convey, assign, transfer and deliver to Asset Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall cause Asset Buyer to purchase, acquire and accept from Seller and its Affiliates, all of Seller’s and each such Affiliate’s right, title and interest in and to the Allocated Assets pursuant to the Closing Bill of Sale, and (ii) Seller shall, and shall cause its Affiliates (other than the Acquired Companies) to, assign to Asset Buyer, and Buyer shall cause Asset Buyer to assume, the Allocated Liabilities, and Seller shall and shall cause its Affiliates (other than the Acquired Companies) to, sell, convey, assign, transfer and deliver to Asset Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall cause Asset Buyer to assume, the Allocated Contracts, in each case pursuant to the Closing Assignment and Assumption Agreement;
(b)    (i) Seller shall cause RLI and Buyer shall cause SLD to enter into the RLI-SLD Reinsurance Agreement and the RLI Trust Agreement, (ii) Seller and Buyer shall direct the Trustee to enter into the RLI Trust Agreement, (iii) Seller shall cause RLI to transfer to the RLI Trust Account, free and clear of all Liens (other than Permitted Liens or Liens created under the RLI-SLD Reinsurance Agreement or the RLI Trust Agreement), Investment Assets selected in accordance with the Asset Identification Protocol that have an aggregate Fair Market Value (as estimated by Seller in good faith) equal to the Estimated RLI Required Initial Premium plus the absolute value of the RLI Ceding Commission, if the RLI Ceding Commission is a negative amount, or minus the RLI Ceding Commission, if the RLI Ceding Commission is a positive amount, and if the RLI Ceding Commission is positive Buyer shall cause SLD to transfer to the RLI Trust Account Investment Assets having a Fair Market Value (as estimated by Buyer in good faith) not less than the RLI Ceding Commission in addition to any other amounts SLD is required to transfer to the RLI Trust Account pursuant to the RLI-SLD Reinsurance Agreement and (iv) the parties shall otherwise cause the transactions contemplated thereby to occur on the Closing Date to be consummated;

(c)    (i) Seller shall cause RLINY and Buyer shall cause SLD to enter into the RLINY Reinsurance Agreement and the RLINY Trust Agreement, (ii) Seller shall cause RLINY and Buyer shall cause NY Administrator to enter into the RLINY Administrative Services Agreement, (iii) Buyer and Seller shall direct the Trustee to enter into the RLINY Trust Agreement, (iv) Seller shall cause RLINY to transfer to the RLINY Trust Account, free and clear of all Liens (other than Permitted Liens or Liens created under the RLINY Reinsurance Agreement or the RLINY Trust Agreement), Investment Assets selected in accordance with the Asset Identification Protocol that have an aggregate Fair Market Value (as estimated by Seller in good faith) equal to the Estimated RLINY Required Initial Premium plus the absolute value of the RLINY Ceding Commission, if the RLINY Ceding Commission is a negative amount, or minus the RLINY Ceding Commission, if the RLINY Ceding Commission is a positive amount, and if the RLINY Ceding Commission is positive Buyer shall cause SLD to transfer to the RLINY Trust Account Investment Assets having a Fair Market Value (as estimated by Buyer in good faith) not less than the RLINY Ceding Commission in addition to any other amounts SLD is required to transfer to the RLINY Trust Account pursuant to the RLINY Reinsurance Agreement and (v) the parties shall otherwise cause the transactions contemplated thereby to occur on the Closing Date to be consummated;
(d)    (i) Seller shall cause VRIAC and Buyer shall cause SLD to enter into the VRIAC Reinsurance Agreement and the VRIAC Trust Agreement, (ii) Seller and Buyer shall direct the Trustee to enter into the VRIAC Trust Agreement, (iii) Seller shall cause VRIAC to transfer to the VRIAC Trust Account, free and clear of all Liens (other than Permitted Liens or Liens created under the VRIAC Reinsurance Agreement or the VRIAC Trust Agreement), Investment Assets selected in accordance with the Asset Identification Protocol that have an aggregate Fair Market Value (as estimated by Seller in good faith) equal to the Estimated VRIAC Required Initial Premium plus the absolute value of the VRIAC Ceding Commission, if the VRIAC Ceding Commission is a negative amount, or minus the VRIAC Ceding Commission, if the VRIAC Ceding Commission is a positive amount, and if the VRIAC Ceding Commission is positive Buyer shall cause SLD to transfer to the VRIAC Trust Account Investment Assets having a Fair Market Value (as estimated by Buyer in good faith) not less than the VRIAC Ceding Commission in addition to any other amounts SLD is required to transfer to the VRIAC Trust Account pursuant to the VRIAC Reinsurance Agreement and (iv) the parties shall otherwise cause the transactions contemplated thereby to occur on the Closing Date to be consummated;
(e)    (i) Seller shall cause RLI and Buyer shall cause Buyer Lifeco to enter into the RLI-Buyer Lifeco Reinsurance Agreement, (ii) Seller shall cause RLI to allocate to the funds withheld account established thereunder (the “Funds Withheld Account”) Investment Assets selected in accordance with the Asset Identification Protocol that have an aggregate Statutory Carrying Value (as estimated by Seller in good faith) equal to the Estimated RLI-Buyer Lifeco Required Initial Premium, (iii) Seller shall cause RLI to pay to Buyer Lifeco the absolute value of the Buyer-Lifeco Ceding Commission, if it is a negative amount, or Buyer shall cause Buyer Lifeco to pay RLI the Buyer-Lifeco Ceding Commission if it is a positive amount, and Buyer shall further cause Buyer Lifeco to transfer to the Funds Withheld Account agreed upon Investment Assets or cash having a Fair Market Value that is required to be transferred to the Funds Withheld Account pursuant to the RLI-Buyer Lifeco Reinsurance Agreement, and (iv) the parties shall otherwise cause the transactions contemplated thereby to occur on the Closing Date to be consummated;

(f)    Seller shall cause RLI and VRIAC, and Buyer shall cause SLD and Buyer Lifeco, to enter into the Omnibus Administrative Services Agreement;
(g)    Seller shall cause VIM, on the one hand, and Buyer shall cause SLD, on the other hand, to enter into the Investment Management Agreement;
(h)    Buyer shall cause SLD, and Seller shall cause the applicable holder of the Remaining Surplus Notes, to amend the Remaining Surplus Notes, upon the terms set forth in Schedule 1.1(h); and
(i)    The parties shall, and shall cause their applicable Affiliates to, consummate the other transactions contemplated by this Agreement and the other Transaction Agreements to occur at or after the Closing in accordance with Annex D.
Each transaction set forth in this Section 2.2 will be consummated on the same day immediately after the preceding transaction and will be conditioned upon the completion of the prior transaction or transactions; provided that no Person shall be obligated to consummate any such transaction unless it shall have received reasonable assurances that the subsequent transactions will be so consummated on such day.
SECTION 2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on the first Business Day of the month immediately following the month in which all of the conditions set forth in Article VI (other than the condition set forth in Section 6.2(f) and those conditions that by their terms are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of such conditions at the Closing (including Section 6.2(f))) shall have been satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”); provided that if the Condition Satisfaction occurs less than eight (8) Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto. The day on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall, for purposes of preparing the Estimated Closing Statement, the Closing Statement and the Final Settlement Statements, and calculating all amounts required to be calculated therefrom, be deemed effective as of 12:00:01 a.m. on the first calendar day of the month in which the Closing occurs, and such date and time are herein referred to as the “Effective Time.”
SECTION 2.4    Estimated Closing Statement; Estimated Net Settlement Statement. No later than seven (7) days prior to the anticipated Closing Date, Seller shall deliver to Buyer (a) a statement (the “Estimated Closing Statement”) setting forth estimated balance sheets of each of the Acquired Companies, in each case, as of the Effective Time prepared on a basis consistent with the Reference Closing Statement and in accordance with the Accounting Principles and showing Seller’s good faith estimate of the Total Adjusted Book Value as of the Effective Time (the “Estimated Total Adjusted Book Value”); and (b) a statement (the “Estimated Net Settlement Statement”, and together with the Estimated Closing Statement, the “Estimated Statements”) setting forth Seller’s estimate, as of the Effective Time, of the RLI Required Initial Premium (the “Estimated RLI Required Initial Premium”), the RLINY Required Initial Premium (the “Estimated RLINY Required Initial Premium”), the VRIAC Required Initial Premium (the “Estimated VRIAC Required Initial Premium”) and the RLI-Buyer Lifeco Required Initial Premium (the “Estimated RLI-Buyer Lifeco Required Initial Premium”). The Estimated Net Settlement Statement will be prepared on a basis consistent with the Reference Net Settlement Statement and in accordance with the Settlement Methodologies. Between the delivery of the Estimated Statements and the Closing, Seller and Buyer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of and any inaccuracies of any items reflected in the Estimated Statements as revised pursuant to such discussions between Seller and Buyer shall thereafter be deemed the Estimated Closing Statement and the Estimated Net Settlement Statement for all purposes hereunder; provided, however, that if Buyer and Seller do not reach agreement with respect to any such corrections during such period for any reason, then the Estimated Closing Statement and Estimated Net Settlement Statement delivered by Seller pursuant to the first sentence of this Section 2.4 shall be the Estimated Closing Statement and Estimated Net Settlement Statement for all purposes hereunder and in no event shall any such disagreements prevent or delay the Closing.
SECTION 2.5    Closing Date Purchase Price. At the Closing, Buyer shall pay to Seller or an Affiliate of Seller (as designated by Seller), by wire transfer of immediately available funds to such account or accounts of Seller or its Affiliates as Seller may designate in writing at least two Business Days prior to the Closing Date, an amount of cash equal to the Base Purchase Price less the aggregate amount of any limited partnership investment by a Seller Investor in Equity Investor (excluding commitments not funded at Closing), as may be agreed by the parties in accordance with Section 5.28, and such cash amount shall either be (a) if the Estimated Total Adjusted Book Value exceeds the Target Adjusted Book Value, increased by the amount of such excess or (b) if the Target Adjusted Book Value exceeds the Estimated Total Adjusted Book Value, decreased by the amount of such excess (the “Closing Date Purchase Price”).
SECTION 2.6    Post-Closing Adjustment.
(a)    The Final Total Adjusted Book Value, Final RLI Required Initial Premium, the Final RLI Transferred Asset Value, the Final RLINY Required Initial Premium, the Final RLINY Transferred Asset Value, the Final VRIAC Required Initial Premium, the Final VRIAC Transferred Asset Value, the Final RLI-Buyer Lifeco Required Initial Premium and the Final RLI-Buyer Lifeco Transferred Asset Value shall be determined as set forth in this Section 2.6.
(i)    If the Final Total Adjusted Book Value exceeds the Estimated Total Adjusted Book Value, Buyer shall pay or cause to be paid to Seller or its designee, within ten (10) Business Days after the final determination of the Final Total Adjusted Book Value, an amount equal to such excess. If the Estimated Total Adjusted Book Value exceeds the Final Total Adjusted Book Value, then Seller shall pay or cause to be paid to Buyer or its designee, within ten (10) Business Days after the final determination of the Final Total Adjusted Book Value, an amount equal to such excess.

(ii)    If the RLI Reinsurance True-Up Amount is a positive number, Buyer shall cause SLD to pay to RLI, within ten (10) Business Days after the final determination of the RLI Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) Investment Assets having a Fair Market Value as of the date of payment equal to the RLI Reinsurance True-Up Amount. If the RLI Reinsurance True-Up Amount is a negative number, Seller shall cause RLI to transfer to the RLI Trust Account, within ten (10) Business Days after the final determination of the RLI Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) additional Investment Assets that have an aggregate Fair Market Value as of the date of such transfer equal to the absolute value of the RLI Reinsurance True-Up Amount.
(iii)    If the RLINY Reinsurance True-Up Amount is a positive number, Buyer shall cause SLD to pay to RLINY, within ten (10) Business Days after the final determination of the RLINY Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) Investment Assets having a Fair Market Value as of the date of payment equal to the RLINY Reinsurance True-Up Amount. If the RLINY Reinsurance True-Up Amount is a negative number, Seller shall cause RLINY to transfer to the RLINY Trust Account, within ten (10) Business Days after the final determination of the RLINY Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) additional Investment Assets that have an aggregate Fair Market Value as of the date of such transfer equal to the absolute value of the RLINY Reinsurance True-Up Amount.
(iv)    If the VRIAC Reinsurance True-Up Amount is a positive number, Buyer shall cause SLD to pay to VRIAC, within ten (10) Business Days after the final determination of the VRIAC Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) Investment Assets having a Fair Market Value as of the date of payment equal to the VRIAC Reinsurance True-Up Amount. If the VRIAC Reinsurance True-Up Amount is a negative number, Seller shall cause VRIAC to transfer to the VRIAC Trust Account, within ten (10) Business Days after the final determination of the VRIAC Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) additional Investment Assets that have an aggregate Fair Market Value as of the date of such transfer equal to the absolute value of the VRIAC Reinsurance True-Up Amount.
(v)    If the RLI-Buyer Lifeco Reinsurance True-Up Amount is a positive number, Buyer shall permit RLI to withdraw from the Funds Withheld Account within ten (10) Business Days after the final determination of the RLI-Buyer Lifeco Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) Investment Assets having a Statutory Carrying Value (as determined by Seller in good faith) equal to the RLI-Buyer Lifeco Reinsurance True-Up Amount. If the RLI-Buyer Lifeco Reinsurance True-Up Amount is a negative number, Seller shall cause RLI to transfer to the Funds Withheld Account, within ten (10) Business Days after the final determination of the RLI-Buyer Lifeco Reinsurance True-Up Amount, cash or (if mutually agreed by the parties hereto) additional Investment Assets that have an aggregate Statutory Carrying Value (as determined by Seller in good faith) equal to the absolute value of the RLI-Buyer Lifeco Reinsurance True-Up Amount.

Any cash payment required to be made by any Person pursuant to this Section 2.6(a) will be made by wire transfer of immediately available funds to an account designated by the recipient thereof.
(b)    No later than one hundred eighty (180) days after the Closing Date, Buyer shall deliver to Seller (a) a statement (the “Closing Statement”) setting forth balance sheets of each of the Acquired Companies, in each case, as of the Effective Time prepared on a basis consistent with the Reference Closing Statement and in accordance with the Accounting Principles and showing Buyer’s good faith calculation of the Total Adjusted Book Value as of the Effective Time derived therefrom, (b) a statement (the “Closing Net Settlement Statement”) prepared on a basis consistent with the Reference Net Settlement Statement and in accordance with the Settlement Methodologies setting forth Buyer’s calculations as of the Effective Time of the RLI Required Initial Premium, the RLINY Required Initial Premium, the VRIAC Required Initial Premium and the RLI-Buyer Lifeco Required Initial Premium and (c) a statement (the “Closing Fair Value Statement”, and together with the Closing Statement and the Closing Net Settlement Statement, the “Closing Settlement Statements”) of the RLI Transferred Asset Value, RLINY Transferred Asset Value, the VRIAC Transferred Asset Value and the RLI-Buyer Lifeco Transferred Asset Value. In connection with Buyer’s preparation of the Closing Statement and the Closing Net Settlement Statement, Seller shall provide Buyer and its Representatives with such access to the employees and Representatives of Seller and its Affiliates and to such documentation, records and other information of Seller or any of its Affiliates as Buyer or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of Seller or its Affiliates; provided, further, that the independent accountants of Seller will not be obligated to make any work papers available to Buyer or its Representatives, unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(c)    Seller shall have sixty (60) days after the date on which the Closing Settlement Statements are delivered to it to review the Closing Settlement Statements and the calculations set forth therein (the “Review Period”). In furtherance of such review, Buyer shall, and shall cause the Acquired Companies to, provide Seller and its Representatives with such access to the employees and Representatives of Buyer and the Acquired Companies and to such documentation, records and other information of Buyer or the Acquired Companies as Seller or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Acquired Companies; provided, further, that the independent accountants of Buyer and the Acquired Companies will not be obligated to make any work papers available to Seller or its Representatives, unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(i)    If Seller disagrees with the Closing Settlement Statements (including any amount or computation set forth therein) in any respect and on any basis, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, Seller’s position as to the correct amount or computation that should have been included in the Closing Settlement Statements, as applicable.
(ii)    If no Dispute Notice is received by Buyer with respect to any matter in the Closing Settlement Statements on or prior to the last day of the Review Period, the amount or computation with respect to such matters as set forth in the Closing Settlement Statements shall be deemed accepted by Seller, whereupon the amount or computation of such matter or matters shall be final and binding on the parties.
(iii)    For a period of thirty (30) days beginning on the date that Buyer receives a Dispute Notice, if any, Buyer and Seller shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. If Buyer and Seller reach agreement with respect to any such disagreements, Buyer shall revise the Closing Settlement Statements to reflect such agreement. In the event that the parties do not resolve by mutual agreement any matter in the Dispute Notice within such thirty (30) day period, Buyer and Seller shall jointly engage an accounting firm of national reputation or any other Person, as mutually agreed by the parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute; provided, that, if such firm is unwilling or unable to serve, unless otherwise agreed by the parties, such dispute shall be resolved in accordance with Section 10.7.
(iv)    Buyer and Seller will direct the Independent Accounting Firm to render a determination within thirty (30) days after its retention, and Buyer, Seller and their respective employees and Representatives will cooperate with the Independent Accounting Firm during its engagement. Buyer, on the one hand, and Seller, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement each submit to the Independent Accounting Firm their respective computations of the disputed items or amounts identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within ten (10) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues that remain in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and Seller (each, an “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Closing Settlement Statements solely as to the disputed items or amounts set forth in the Dispute Notice and shall determine the appropriate Total Adjusted Book Value, RLI Required Initial Premium, RLI Transferred Asset Value, RLINY Required Initial Premium, RLINY Transferred Asset Value, VRIAC Required Initial Premium, VRIAC Transferred Asset Value, RLI-Buyer Lifeco Required Initial Premium and RLI-Buyer Lifeco Transferred Asset Value on that basis.
(v)    The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Settlement Statements, together with supporting calculations. In resolving any disputed item or amount, the Independent Accounting Firm (A) shall be bound to the principles of this Section 2.6 and the terms of this Agreement, including whether the Closing Settlement Statements were prepared in accordance with the Accounting Principles and Settlement Methodologies (as applicable), (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any matter higher than the highest value for such matter claimed by either party or less than the lowest value for such matter claimed by either party.
(vi)    All fees and expenses relating to the work of the Independent Accounting Firm shall be paid by the party (that is, Buyer or Seller) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s final determination. Each Adjustment Report, absent fraud or manifest error, shall be expert determinations under New York law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accounting Firm, including enforcement of such final determinations, shall be resolved in accordance with Section 10.7.
(vii)    The final form of the Closing Settlement Statements as finally determined pursuant to this Section 2.6 are referred to herein as the “Final Settlement Statements”. The Total Adjusted Book Value calculated therefrom is referred to as the “Final Total Adjusted Book Value,” the RLI Required Initial Premium calculated therefrom is referred to as the “Final RLI Required Initial Premium,” the RLI Transferred Asset Value calculated therefrom is referred to as the “Final RLI Transferred Asset Value”), the RLINY Required Initial Premium calculated therefrom is referred to as the “Final RLINY Required Initial Premium”), the RLINY Transferred Asset Value calculated therefrom is referred to as the “Final RLINY Transferred Asset Value”), the VRIAC Required Initial Premium calculated therefrom is referred to as the “Final VRIAC Required Initial Premium”), the VRIAC Transferred Asset Value calculated therefrom is referred to as the “Final VRIAC Transferred Asset Value”), the RLI-Buyer Lifeco Required Initial Premium calculated therefrom is referred to as the “Final RLI-Buyer Lifeco Required Initial Premium” and the RLI-Buyer Lifeco Transferred Asset Value calculated therefrom is referred to as the “Final RLI-Buyer Lifeco Transferred Asset Value”. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.6 represent the sole and exclusive method for determining the Final Total Adjusted Book Value, Final RLI Required Initial Premium, the Final RLI Transferred Asset Value, the Final RLINY Required Initial Premium, the Final RLINY Transferred Asset Value, the Final VRIAC Required Initial Premium, the Final VRIAC Transferred Asset Value, the Final RLI-Buyer Lifeco Required Initial Premium and the Final RLI-Buyer Lifeco Transferred Asset Value.
SECTION 2.7    Closing Deliveries.
(a)    Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer or the applicable Buyer Party:
(i)    certificates representing all of the Transferred Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed instruments of transfer, in each case sufficient to effect the transfers contemplated by the first sentence of Section 2.2;
(ii)    a certificate of Seller, duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b);
(iii)    counterparts of each Transaction Agreement other than this Agreement to which a Seller Party is a party, duly executed by such Seller Party;
(iv)    a certificate, in compliance with Treasury Regulations § 1.1445‑2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;
(v)    the Acquired Company Books and Records (other than the Acquired Company Books and Records in possession of the Acquired Companies at Closing and other than such books and records to be made available under the Historical Data Agreement);
(vi)    evidence reasonably satisfactory to Buyer of the consummation of the Pre-Sale Transactions;
(vii)    evidence reasonably satisfactory to Buyer of the termination of the Intercompany Agreements pursuant to Section 5.6;
(viii)    the written resignations of the directors, officers and managers of the Acquired Companies that are not Covered Employees, effective as of the Closing, except as requested by Buyer not less than five (5) Business Days prior to the Closing; and
(ix)    such other agreements, documents, instruments or certificates as contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Seller, any Seller Party or (prior to the purchase and sale of the Transferred Shares) any Acquired Company on the Closing Date to Buyer or any Buyer Party.

(b)    Buyer’s Closing Deliveries. At the Closing, Buyer shall make the payment contemplated by Section 2.5 and Buyer shall deliver to Seller:
(i)    a certificate of Buyer, duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b);
(ii)    counterparts of each Transaction Agreement other than this Agreement to which a Buyer Party is a party, duly executed by such Buyer Party; and
(iii)    such other agreements, documents, instruments or certificates as contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by any Buyer Party or (following the purchase and sale of the Transferred Shares) any Acquired Company on the Closing Date to Seller or any Seller Party.
SECTION 2.8    Withholding. Buyer shall not withhold any amounts pursuant to any Tax law, provided that Seller has delivered or caused to be delivered to Buyer a certificate, in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code, unless otherwise required by applicable Tax law, in which case Buyer shall make such required withholding and such amounts shall be treated for purposes of this Agreement as having been paid to the applicable recipient. Buyer shall notify Seller of its intention to withhold (or cause to be withheld) any such amounts (except for withholding with respect to amounts treated as compensation for Tax purposes) at least ten (10) days prior to the Closing Date and shall reasonably cooperate with Seller to reduce or eliminate any such withholding. Buyer acknowledges and agrees that, provided that Seller has delivered or caused to be delivered to Buyer a certificate, in compliance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code, Buyer is not aware of any requirement to withhold any amounts in respect of Taxes from such payments as of the date hereof (except for withholding with respect to amounts treated as compensation for Tax purposes).
SECTION 2.9    Value of the Transferred Asset Portfolio.
(a)    If so requested by Buyer in writing at any time on or after March 1, 2020 and up to ten (10) days prior to the Closing, the Parties will jointly select a third-party valuation firm (the “Valuation Firm”) with respect to the procedures set forth in this Section 2.9.
(b)    From March 1, 2020 through the Closing, Seller will, within ten (10) Business Days after the end of each calendar month, deliver to Buyer a calculation of (i) the aggregate Fair Market Value and aggregate Statutory Carrying Value of the hypothetical Transferred Asset Portfolio as of the last calendar day of the immediately preceding month (as determined by Seller in a manner consistent with Subsections (b), (c) and (d) of Section 2.2), (ii) the estimated Transaction IMR (as defined in the applicable Reinsurance Agreement), assuming the transfer of such Transferred Asset Portfolio to SLD as of the last calendar day of the immediately preceding month and (iii) the Closing Existing IMR, but calculated as though the Closing occurred on the last calendar day of the immediately preceding month (the “Monthly MTM Deliveries”).

(c)    On the third (3rd) Business Day prior to the anticipated Closing Date, Seller shall deliver to Buyer a calculation of (i) the then current (or most recently reasonably available) Fair Market Value and Statutory Carrying Value of the Transferred Asset Portfolio, (ii) the estimated Transaction IMR (as defined in the applicable Reinsurance Agreement), assuming the transfer of the Transferred Asset Portfolio to SLD in an arm’s-length transaction on the fourth (4th) Business Day prior to the anticipated Closing Date (the “First Testing Date”) and (iii) the Closing Existing IMR, assuming for this purpose that the Closing occurred as of the close of business on the First Testing Date. Seller must also inform Buyer in writing, prior to or concurrently with the delivery of such calculation, whether it will elect the Funds Withheld Option if the Closing occurs on such anticipated Closing Date and the Closing Transaction IMR is equal to or less than the Negative IMR Threshold. The “Funds Withheld Option” means the restructuring of the transactions contemplated by the RLI-SLD Reinsurance Agreement, the RLINY Reinsurance Agreement and the VRIAC Reinsurance Agreement (and the revision of such agreements to the extent necessary to reflect such restructuring) such that SLD will assume and reinsure the General Account Liabilities (as defined in each such Reinsurance Agreement) on a coinsurance with funds withheld basis rather than a coinsurance basis. For clarity, the Funds Withheld Option will be implemented if and only if the actual Closing Transaction IMR is equal to or less than the Negative IMR Threshold and Seller has elected the Funds Withheld Option pursuant to this Section 2.9(c).
(d)    Buyer shall have the right, by written notice delivered to Seller not later than the second (2nd) Business Day prior to the anticipated Closing Date, to request that Seller update such calculation of the Transaction IMR and the Closing Existing IMR or to request such calculation be redone on the next Business Day (i.e., the Business Day prior to the Closing Date) by the Valuation Firm (assuming that a Valuation Firm has been engaged).
(e)    If Buyer so requests that Seller update the calculation of the Transaction IMR, then Seller shall use reasonable efforts to estimate the Transaction IMR (as defined in the applicable Reinsurance Agreement), assuming the transfer of the Transferred Asset Portfolio to SLD in an arm’s-length transaction on the second (2nd) Business Day prior to the anticipated Closing Date (the “Second Testing Date”) and the Closing Existing IMR, assuming for this purpose that the Closing occurred as of the close of business on the Second Testing Date, and deliver such estimates to Buyer on the Business Day prior to the anticipated Closing Date. If Buyer so requests that the Valuation Firm estimate the Transaction IMR, then the parties will use reasonable best efforts to cause the Valuation Firm to calculate (i) the Fair Market Value and Statutory Carrying Value of the Transferred Asset Portfolio as of the second (2nd) Business Day prior to the anticipated Closing Date, (ii) the estimated Transaction IMR (as defined in the applicable Reinsurance Agreement), assuming the transfer of the Transferred Asset Portfolio to SLD in an arm’s-length transaction on the Second Testing Date and (iii) the Closing Existing IMR, assuming for this purpose that the Closing occurred as of the close of business on the Second Testing Date, and to deliver such calculations to the parties no later than the Business Day prior to the anticipated Closing Date (the Transaction IMR as calculated by the Valuation Firm or, if not so calculated by the Valuation Firm, then as most recently calculated by Seller, the “Closing Transaction IMR”).
(f)    If (i) the Closing Transaction IMR (as determined pursuant to Section 2.9(e)) (A) is less than the Negative IMR Threshold (based on the Closing Existing IMR determined pursuant to Section 2.9(e)) or (B) exceeds the Negative IMR Threshold by less than $100,000,000 (based on the Closing Existing IMR determined pursuant to Section 2.9(e)) or (ii) either party has a reasonable basis to believe that the Closing Transaction IMR as of the close of Business on the Business Day prior to the Closing Date is less than the Negative IMR Threshold, then, following the close of Business on the Business Day prior to the Closing Date, either party may request that the Valuation Firm recalculate the Closing Transaction IMR on the Closing Date and prior to the Closing based on any changes in the Fair Market Value of those assets for which a price as of the close of business on the Business Day prior to the Closing Date is available from a pricing source on Schedule 2.9(f), and otherwise based on the same Fair Market Values used to calculate the Closing Transaction IMR as of the Second Testing Date pursuant to Section 2.9(e), and the amount so recalculated by the Valuation Firm pursuant to this Section 2.9(f) shall be the “Closing Transaction IMR” hereunder.
(g)    If the Closing does not occur on the anticipated Closing Date, then the parties will repeat the procedures described above in this Section 2.9 prior to the next anticipated Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Seller Disclosure Schedule (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows; provided, however, that any representations and warranties that are made as of a specific date or as of the date of this Agreement are made only as of such date:
SECTION 3.1    Organization, Standing and Corporate Power.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MUL is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Indiana. RRII is a captive insurance company duly incorporated, validly existing and in good standing under the laws of the State of Arizona. SLD is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Colorado. SLDI is a captive insurance company duly incorporated, validly existing and in good standing under the laws of the State of Arizona. VAE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Each other Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized. Each Acquired Company and, with respect to the Business, Seller and its Affiliates, has all requisite corporate or other entity power and authority to own, lease, license, operate and otherwise hold the assets, properties and rights owned, leased, licensed, operated or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Acquired Company and, with respect to the Business, Seller and its Affiliates, is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Seller has made available to Buyer true, complete and correct copies of the certificate of incorporation and bylaws (or other organizational documents), each as amended to the date hereof (collectively, the “Organizational Documents”), of each Acquired Company. The Organizational Documents of the Acquired Companies that have been so delivered are in full force and effect.
(c)    None of the Acquired Companies (i) is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other proceeding or (ii) since December 31, 2016, has received any written notice from any Governmental Entity or other Person threatening to seek to initiate any such proceeding.
SECTION 3.2    Capital Structure.
(a)    The issued and outstanding capital stock and the authorized shares of capital stock of each of the Acquired Companies is as set forth in Section 3.2 of the Seller Disclosure Schedule, and except as set forth therein, no shares of capital stock or other equity interests of the Acquired Companies are issued, reserved for issuance or outstanding. Other than as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no securities of any Acquired Company outstanding. All outstanding shares of capital stock or other equity interests of the Acquired Companies were duly authorized and validly issued and are fully paid and non-assessable, are not subject to any preemptive or subscription rights and were not issued in violation of any Applicable Law, Contract or any of the Acquired Companies’ Organizational Documents. The record and beneficial owner of the Acquired Company Shares as of the date hereof and as of the Closing Date (after giving effect to the Pre-Sale Transactions) is as set forth in Section 3.2 of the Seller Disclosure Schedule. All Acquired Company Shares are owned by Seller or a Subsidiary of Seller (as set forth in Section 3.2 of the Seller Disclosure Schedule) free and clear of all Liens. Assuming Buyer or its Affiliate which acquires the Transferred Shares has the requisite power and authority to be the lawful owner of the Transferred Shares, upon delivery of and payment for the Transferred Shares at the Closing as herein provided, (i) good and valid title to the Transferred Shares will pass to Buyer or the applicable Affiliate of Buyer, and (ii) Buyer, an Affiliate of Buyer or an Acquired Company will own all of the other Acquired Company Shares, in each case, free and clear of all Liens (other than Liens imposed under applicable federal or state securities Laws or in connection with subsequent transfers). There are no restrictions upon the voting or transfer of any of the Acquired Company Shares pursuant to the Organizational Documents of the Acquired Companies or any other Contract to which Seller or an Acquired Company is a party. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no securities, options, calls, puts, tag alongs, drag alongs, warrants, rights, capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar commitments or agreements, contingent or otherwise, which obligate Seller, the Acquired Companies or any of their Affiliates to issue, sell, repurchase, redeem (or establish a sinking fund with respect to redemption), or otherwise acquire or deliver shares of capital stock or other equity interests of any Acquired Company. There are no bonds, debentures, notes or other indebtedness of any of the Acquired Companies having voting rights (or convertible into securities having voting rights).
(b)    Seller or one of its Affiliates has good and valid title to, or has valid leases, licenses or rights to use the Allocated Assets (other than Allocated Intellectual Property, which is the subject of Section 3.21(a)), in each case, free and clear of all Liens (other than Permitted Liens).
SECTION 3.3    Subsidiaries. None of the Acquired Companies owns, directly or indirectly, any shares of the capital stock of, or other voting or equity interest in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in), any Person, except as set forth in Section 3.3 of the Seller Disclosure Schedule and except for Investment Assets acquired and held in the ordinary course of the investment activities of the applicable Acquired Company and not exceeding five percent (5%) of the voting securities of any such single Person.
SECTION 3.4    Authority. Each Seller Party has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and the other Transaction Agreements to which it is or will be a party at Closing and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate or other entity action on the part of such Seller Party. Each of the Transaction Agreements to which a Seller Party is or will be a party have been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Party and, assuming the Transaction Agreements constitute the valid and binding agreements of the other parties thereto (other than the Seller Parties), constitute valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
SECTION 3.5    Noncontravention; Consents.
(a)    Except as disclosed in Section 3.5(a) of the Seller Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Seller Party that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby by such Seller Party, do not and will not (i) conflict with any of the provisions of the Organizational Documents of any of the Seller Parties, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach or violation of, or default (with or without notice or lapse of time or both) under, give the counterparty thereunder the right to terminate, cancel, accelerate or receive any payment under, or result in the creation of any Lien (other than Permitted Liens) on any property, asset or right of any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, or any acceleration of remedies, penalty or change in the terms under, or require the consent of any third party under, any Material Contract or (iii) subject to the matters referred to in Section 3.5(b), contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity (each, a “Governmental Approval”) is required by or with respect to any Seller Party, any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, in connection with the execution and delivery of this Agreement and the other Transaction Agreements by the Seller Parties, or the consummation by the Seller Parties of any of the transactions contemplated hereby and thereby, except for (i) the Governmental Approvals that are set forth in Section 3.5(b) of the Seller Disclosure Schedule and (ii) such other Governmental Approvals that if not obtained or made would not, in the aggregate, impair the ability of the Seller Parties to consummate any of the transactions contemplated hereby.
SECTION 3.6    Financial Statements.
(a)    Seller has previously made available to Buyer true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited annual statutory financial statements of MUL, SLD, RLI, RLINY and VRIAC as of and for the year ended December 31, 2017 and the year ended December 31, 2018, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such company, and the unaudited interim statutory financial statements of MUL, SLD, RLI, RLINY and VRIAC as of and for the nine-month period ending on September 30, 2019 (collectively, the “Statutory Statements”), (ii) the audited annual financial statements of SLDI as of and for the year ended December 31, 2017 and as of and for the year ended December 31, 2018 and the unaudited interim financial statements of SLDI as of and for the nine-month period ending on September 30, 2019, (iii) the audited annual financial statements of VAE as of and for the year ended December 31, 2017 and as of and for the year ended December 31, 2018 and the unaudited interim financial statements of VAE as of and for the nine-month period ending on September 30, 2019, in each case, as filed with FINRA and the SEC pursuant to Rule 17a-5 of the Exchange Act and (iv) the regulatory filing of RRII that includes the balance sheet, income statement and statement of cash flow of RRII as of and for the year ended December 31, 2017 and as of and for the year ended December 31, 2018. Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule, the Financial Statements (A) were derived from and are consistent with the accounting records of the Acquired Companies, (B) were prepared in accordance with (i) SAP, in the case of the Statutory Statements, (ii) GAAP (modified as described in the notes thereto, and referred to herein as “Modified GAAP”), in the case of the Financial Statements of RRII and SLDI and (iii) GAAP, in the case of the Financial Statements of VAE, in each case as applied on a consistent basis during the periods presented and (C) except as set forth in Section 3.6(a) of the Seller Disclosure Schedule, fairly present in all material respects in accordance with SAP, Modified GAAP or GAAP, as applicable, the financial position of each of the Acquired Companies at their respective dates and the results of operations, changes in surplus and cash flows of the Acquired Companies, as applicable, at and for the periods indicated, subject, in the case of the unaudited financial statements referenced above, to normal recurring year-end adjustments. No material deficiency has been asserted in writing by any Governmental Entity with respect to any of the Financial Statements other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity.
(b)    Seller has previously made available to Buyer true, complete and correct copies of the audited annual statutory financial statements of each of the Separate Accounts as of and for the year ended December 31, 2017 and as of and for the year ended December 31, 2018 (the “Separate Account Annual Statements”), in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of the company that established such Separate Accounts, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith. The Separate Account Annual Statements have been prepared in accordance with SAP applied on a consistent basis during the periods presented, and fairly present, in all material respects, the statutory financial position and results of operation of such Separate Accounts at their respective dates and at and for the periods indicated. No material deficiency has been asserted in writing by any Governmental Entity with respect to any of the Separate Account Annual Statements other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity.
(c)    As of December 17, 2019, the aggregate principal amount of the Surplus Notes and the amount of accrued but unpaid interest thereon is as set forth in Section 3.6(c) of the Seller Disclosure Schedule.
(d)    Except as contemplated by Section 5.11(a)(i), as of the Closing, the Service Company will have no Liabilities.
SECTION 3.7    No Undisclosed Liabilities. None of the Acquired Companies has any Liability that is required to be reflected in a balance sheet (or notes thereto) of an Acquired Company prepared in accordance with SAP, Modified GAAP or GAAP, as applicable, except (i) those Liabilities provided for or disclosed in the Financial Statements or in the notes thereto, (ii) Liabilities disclosed in Section 3.7 of the Seller Disclosure Schedule, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, (iv) Liabilities incurred in connection with the transactions contemplated by the Transaction Agreements, and (v) other Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.
SECTION 3.8    Absence of Certain Changes or Events. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, from December 31, 2018 through the date hereof, (i) the Business has been conducted in the ordinary course and (ii) there has not been any Effect having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, from December 31, 2018 through the date hereof, the Acquired Companies have not, and, with respect to the Business, Seller and its Affiliates have not, except as set forth in Section 3.8 of the Seller Disclosure Schedule, taken any action or failed to take any action that would have or has resulted in a breach of clause (iii), (iv), (v), (viii), (ix),

(x), (xi), (xii) (only with respect to settlements or compromises of Actions for other than solely monetary damages), (xiii), (xiv), (xv), (xvii), (xviii) or (with respect the foregoing clauses) (xx) of Section 5.1(a), in each case had Section 5.1(a) been in effect since December 31, 2018.
SECTION 3.9    Employees and Benefit Plans.
(a)    Section 3.9(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof (which will be updated on or as soon as reasonably practicable after the seventy-fifth (75th) day following the date hereof and provided to Buyer, to the extent different), of all Company Benefit Plans and material Seller Benefit Plans (under separate subheadings). With respect to each Company Benefit Plan and each material Seller Benefit Plan, Seller has delivered or made available to Buyer true, complete and correct copies of (i) such Benefit Plan (or if unwritten, a written description summarizing its material terms), together with any amendments thereto, and all other material documents related thereto, and (ii) the most recent favorable determination, advisory or opinion letter from the IRS with respect to each such Benefit Plan intended to qualify under Section 401(a) of the Code. Seller and its Affiliates (including the Acquired Companies) have not announced any intention to adopt any new material Benefit Plans or to materially increase the compensation or benefits to be paid or provided to the Business Employees under any existing Benefit Plan.
(b)    There are no material claims, Actions or disputes pending or, to the Knowledge of Seller, threatened with respect to any current or former Business Employee or individual independent contractor of any Acquired Company or any Company Benefit Plan or any Seller Benefit Plan which relates to a current or former Business Employee (or his or her dependents or beneficiaries), other than claims for benefits in the ordinary course of business. Each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Applicable Law.
(c)    No Acquired Company has contributed to, or had an obligation to contribute to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) any Employee Benefit Plan that provides for medical or life insurance benefits after termination of employment. No Acquired Company or any other entity, trade or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Acquired Company, or that is, or was at the relevant time, a member of the same “controlled group” as any Acquired Company pursuant to Section 4001(a)(14) of ERISA (each such entity being an “ERISA Affiliate”) has at any time within the last six years incurred any Liability under Title IV of ERISA (other than with respect to the payment of premiums to the Pension Benefit Guaranty Corporation), Section 302 of ERISA or Sections 412 or 430 of the Code (other than with respect to the payment of minimum funding contributions in the normal course), in each case, including as a result of participation in, or an obligation to contribute to, a multiemployer plan (but excluding ordinary contributions thereto), or with respect to a violation of the continuation of coverage requirements under COBRA or withdrawn at any time from any multiemployer plan, or incurred or had any “withdrawal liability” under Section 4201 of ERISA which remains unsatisfied, and no event or condition exists that could reasonably be expected to result in any such Liability to any Acquired Company or any ERISA Affiliate.
(d)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination, opinion or advisory letter by the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected to affect adversely the qualification of any such Benefit Plan.
(e)    Each Company Benefit Plan and each Seller Benefit Plan (but only with respect to Business Employees), that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code. No Acquired Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(f)    Except as disclosed in Section 3.9(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or can reasonably be expected to result in, cause the accelerated vesting, funding or delivery of, increase the amount or value of, any amount, payment or benefit to any current or former Business Employee, independent contractor or consultant of the Business. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to a current or former Business Employee by any Acquired Company, Seller or any of their respective Affiliates in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Acquired Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(g)    Each of the Acquired Companies is in compliance, in all material respects, with all Applicable Laws regarding employment, labor and wage and hour matters (including immigration, classification, harassment, discrimination and other terms and conditions of employment). With respect to the Business Employees and all current or former employees of the Acquired Companies, (i) no labor organization or group of employees has made a pending demand for recognition or certification, (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, or any other material activities, demands, Actions, organizational campaigns, or other material unionization activities seeking certification or recognition of a bargaining unit and (iii) there are no collective bargaining agreements to which Seller or its Affiliates (including the Acquired Companies) are parties. There are no material strikes, work stoppages, slowdowns, lockouts, Actions, arbitrations or grievances, or other material labor disputes, pending or, to the Knowledge of Seller, threatened against or involving any current or former Business Employees or any of the Acquired Companies, or, with respect to the Business, and no such activity has occurred within the three (3) years preceding the date hereof.
(h)    The Designated Business Employee List (a true and complete copy of which has been provided to Buyer) sets forth, with respect to each Designated Business Employee as of the date of this Agreement, a true and complete list of such Person’s full legal name, title, business unit, organizational level, department, office location, annual base salary, length of employment with the Business, and target short-term and long-term incentive compensation opportunities, if applicable.
(i)    Except for the individuals listed on Schedule 3.9(i) of the Seller Disclosure Schedule, each Designated Business Employee is primarily supporting, assigned or providing services, and in each case dedicating more than sixty-percent (60%) of their total working time, to the Business. Except for the individuals listed on Schedule 3.9(i) of the Seller Disclosure Schedule, the Designated Business Employees include all the current employees of Seller or its Affiliates who are primarily supporting, assigned or providing services, and in each case, dedicating more than sixty-percent (60%) of their total working time, to the Business.
SECTION 3.10    Taxes. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule:
(a)    All income, premium and material other Taxes (whether or not shown on any Tax Return) for which any Acquired Company may be liable, or that are due with respect to the Business or any Allocated Asset, have been timely paid.
(b)    All income, premium and material other Tax Returns required to be filed by or filed on behalf of any Acquired Company, or that are due with respect to the Business or any Allocated Asset, have been properly prepared and duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.
(c)    No extension of time within which to file any Tax Return referred to in clause (b) above is in effect. No waiver of any statute of limitations relating to Taxes for which any Acquired Company or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding. No written power of attorney with respect to an Acquired Company will, following the Closing Date, remain in effect.
(d)    Each Acquired Company and, solely with respect to the Business, Seller and its Affiliates, has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and other amounts.
(e)    Since January 1, 2015, no claim has been made by a Tax Authority in a jurisdiction where any Acquired Company has never paid a particular type of tax or filed a particular type of Tax Return asserting that any Acquired Company is or may be required to pay such tax or file such Tax Return in such jurisdiction that has not been resolved.
(f)    Since January 1, 2015, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to the income or assets of any Acquired Company, or with respect to the Business or Allocated Assets, and there is no other action, suit, investigation or audit pending or proposed or threatened with respect to Taxes for which any Acquired Company may be liable, that has not been resolved. No agreement, waiver or other document or arrangement is currently in effect extending the period for assessment or collection of Taxes (including any applicable statute of limitation) by or on behalf of any Acquired Company other than any agreement, waiver or other document or arrangement relating solely to Consolidated Returns.
(g)    No Acquired Company is a party to any Tax Sharing Arrangement pursuant to which it will have any obligation to make any payments following the Closing.
(h)    No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 or any similar provision of state, local or foreign law, or Liability for another Person as successor or transferee, or pursuant to Contract, the primary subject of which is Taxes.
(i)    There are no material Liens for Taxes as a result of any unpaid Taxes upon the assets of any Acquired Company except for Taxes not yet due and payable.
(j)    During the past three (3) years, no Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(k)    There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Acquired Company may be liable that could affect any Acquired Company’s liability for Taxes for any taxable period ending after the Closing Date. No Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of Section 807 of the Code, any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.
(l)    The Acquired Companies have never engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
SECTION 3.11    Compliance with Applicable Laws.
(a)    Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, each of the Acquired Companies and, with respect to the Business, Seller and its Affiliates, is, and at all times since December 31, 2016 has been, and the Business is and at all times since December 31, 2016 has been conducted, in compliance in all material respects with all Applicable Laws.

Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, none of the Acquired Companies nor, with respect to the Business, Seller or any of its Affiliates, and, to the Knowledge of Seller, none of their respective “associated persons” (as such term is defined in the Exchange Act and the rules and bylaws of FINRA) who are individuals (“Associated Persons”) has, at any time since December 31, 2016, received any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of such party or the Business to comply in any material respect with, any Applicable Laws. For the avoidance of doubt, the term “Associated Persons” shall not include Seller or any of its Affiliates (other than the Acquired Companies) other than with respect to the Business.
(b)    Each Acquired Company and, with respect to the Business, Seller and its Affiliates, owns, holds or possesses all permits, licenses, approvals, authorizations, consents, qualifications and registrations (collectively, “Permits”) that are necessary to entitle it to own or lease, operate and use its assets, properties or rights and to carry on and conduct the Business as currently conducted. The Acquired Companies and, with respect to the Business, Seller and its Affiliates, are each in material compliance with all of the terms and requirements of each such Permit. With respect to the Permits, none of the Acquired Companies nor, with respect to the Business, Seller or any of its Affiliates has, at any time since December 31, 2016, received any written notice from any Governmental Entity regarding any actual or proposed revocation, suspension or termination of, or material modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity. Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, none of the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking, or that would, reasonably be expected to lead to, the revocation, cancellation, suspension, limitation, amendment, termination, modification, restriction, impairment or non-renewal of any material Permit. All Permits are valid and in full force and effect, except where the failure for such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Each Acquired Company and, with respect to the Business, Seller and its Affiliates, has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity since December 31, 2016, and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all Applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted by any Governmental Entity with respect to such material reports, statements, documents, registrations, filings or submissions.
(d)    None of the Acquired Companies or, with respect to the Business, Seller or its Affiliates, or any director, officer, employee, agent or representative thereof (in each case acting on behalf of the Acquired Companies or the Business): (i) has provided, promised, or authorized the provision of any contribution, gift, entertainment, or other thing of value to any government official or candidate for political office, or any other Person, to influence official action or to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, in violation of any Anti-Corruption Law, or otherwise has violated any Anti-Corruption Law; (ii) is a Sanctioned Person; (iii) has transacted any business with any Sanctioned Person or otherwise in violation of Sanctions; or (iv) has violated any Anti-Money Laundering Law.
(e)    The Acquired Companies and, with respect to the Business, Seller and its Affiliates, have in place procedures designed to prevent their respective directors, officers, employees, agents, and representatives from undertaking any activity, practice, or conduct relating to the Business that would constitute an offense under the Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws.
SECTION 3.12    Litigation.
(a)    Except as disclosed in Section 3.12(a) of the Seller Disclosure Schedule, and excluding those Actions relating to ordinary course claims under Insurance Contracts which involve claims that are within policy limits, there is no Action with respect to which any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, has been served with notice, or any other Action that is pending or, to the Knowledge of Seller, threatened against any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, or any of their respective assets, properties, rights or businesses, except for any such Action with respect to which certification as a class has not been granted and is not being sought and individually (or in the aggregate with all other Actions resulting from, arising out of or based upon the same or substantially similar facts or circumstances) (A) would not reasonably be expected to result in any loss to an Acquired Company of $1,000,000 or more in excess of the related reserve therefor set forth on the Financial Statements and on Section 3.12(a) of the Seller Disclosure Schedule and (B) would not reasonably be expected to have the effect of preventing any of the transactions contemplated by any Transaction Agreement, to the extent Seller or any of its Affiliates (including the Acquired Companies) is or will be a party thereto.
(b)    Except (x) as disclosed in Section 3.12(b) of the Seller Disclosure Schedule, (y) for Governmental Orders issued after the date hereof in connection with the transactions contemplated by this Agreement or any other Transaction Agreement and (z) for limitations imposed by Applicable Law that are applicable to the Acquired Companies’ industries generally, none of the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, is party or subject to any Governmental Order applicable to any of the Business or the Acquired Companies or any of their respective assets, properties, rights or businesses, in each case, other than any such items that would not result in, and that would not reasonably be expected to result in, a loss to the Business of $1,000,000 or more and does not enjoin and would not reasonably be expected to have the effect of preventing any of the transactions contemplated by the Transaction Agreements. Section 3.12(b) of the Seller Disclosure Schedule includes each Governmental Order that (i) prohibits or restricts the payment of shareholder dividends or other shareholder distributions by any Acquired Company or (ii) requires the maintenance of any employees or Associated Persons or physical location or (iii) requires the maintenance of any Acquired Company’s surplus at any particular level.

SECTION 3.13    Material Contracts.
(a)    Section 3.13(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each Material Contract that was entered into prior to the date hereof and that has not been terminated or otherwise expired in accordance with its terms as of the date hereof. The term “Material Contract” means all of the following types of Contracts to which an Acquired Company is a party, to which Seller or any of its Affiliates (other than the Acquired Companies) is a party to the extent relating to the Business, that is an Allocated Contract or by which any of the assets, properties or rights of the Business is bound, in each case other than any Insurance Contract, ceded or assumed reinsurance contract or Benefit Plan:
(i)    Contracts containing any provision or covenant limiting the ability of an Acquired Company to engage in any line of business, to compete with any Person or to do business in any geographic area, or provide for exclusivity or any similar requirement in favor of any Person other than an Acquired Company, in each case except for Contracts and agreements that limit the ability of an Acquired Company to solicit the employment of or hire individuals employed by other Persons, or Contracts obligating any Acquired Company or, following the Closing, Buyer or any of its Affiliates, to conduct any business on an exclusive basis with any Person;
(ii)    mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to any Acquired Company or the direct or indirect guarantee, capital maintenance or keep-well by any Acquired Company of any obligation for borrowed money of any Person or any other Liability of an Acquired Company in respect of indebtedness for borrowed money of any Person (other than an Acquired Company);
(iii)    Contracts between any Acquired Company, on the one hand, and any Significant Producer, on the other hand;
(iv)    any joint venture, partnership or similar Contract binding on any Acquired Company, in each case except for Investment Assets acquired and held in the ordinary course of the investment activities of such Acquired Company, consistent with past practice;
(v)    any Contract under which any Acquired Company may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated hereby;
(vi)    any Contract under which an Acquired Company has any ongoing material obligations for the acquisition or disposition by an Acquired Company of any company or business or a material portion of the assets, capital stock or any real estate of any company or business (whether by merger, sale of stock, sale of assets or otherwise), other than Investment Assets in the ordinary course of business consistent with past practice;

(vii)    any Contract that relates to any material interest rate, derivative or hedging transaction, except as has been entered into in the ordinary course of business;
(viii)    any Contract or agreement that provides for the imposition or placement of any Lien, other than a Permitted Lien, on any Allocated Assets;
(ix)    any Intercompany Agreement or Affiliate Agreement;
(x)    any Contract pursuant to which any third party provides material third party administrative services with respect to the Insurance Contracts, or material investment management services in connection with the Business;
(xi)    any other Allocated Contract that is not listed on Section 1.1(a) of the Seller Disclosure Schedule and requires or is reasonably likely to require payments in aggregate to or from an Acquired Company, or with respect to the Business, Seller or any of its Affiliates, in excess of $1,000,000 annually or $5,000,000 in the aggregate over the term of the Contract after the Closing and that is not terminable upon notice of ninety (90) or fewer calendar days without penalty or premium;
(xii)    any material Allocated IP Contract (other than (A) shrink wrap, click wrap or off-the-shelf Contracts for Software licensed on a non-exclusive basis under standard terms that do not require payments in the aggregate to or from an Acquired Company, or with respect to the Business, Seller or any of its Affiliates, in excess of $1,000,000 annually, and (B) non-exclusive licenses granted to customers, vendors, distributors, resellers and agents in the ordinary course of business consistent with past practice); and
(xiii)    any Contract that obligates an Acquired Company to enter into any of the foregoing.
(b)    Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, each of the Material Contracts constitutes a valid and binding obligation of an Acquired Company, Seller or its applicable Affiliates, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable against such Acquired Company, or Seller or its applicable Affiliates, as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. None of the Acquired Companies, Seller or its applicable Affiliates, has received written, or to the Knowledge of Seller, oral, notice of cancellation or non-renewal of any Material Contract the cancellation or non-renewal of which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. There exists no material breach or event of default with respect to any Material Contract on the part of any Acquired Company, Seller or its applicable Affiliates, or, to the Knowledge of Seller, any other party thereto.

SECTION 3.14    Insurance Regulatory Matters.
(a)    Each Acquired Company and, with respect to the Business, Seller and each of its Affiliates, has filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since December 31, 2016, and no material deficiencies have been asserted in writing by any Governmental Entity since December 31, 2016 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved. Seller and its Affiliates have made available to Buyer true, correct and complete copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since December 31, 2016 with any Governmental Entity in respect of any Acquired Company or the Business and all financial examination and market conduct examination reports of all Insurance Regulators with respect to an Acquired Company or the Business issued since December 31, 2016. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, none of an Acquired Company nor Seller or any of its other Affiliates (with respect to the Business) is subject to any pending or, to the Knowledge of Seller, threatened financial or market conduct examination or other investigation by an Insurance Regulator.
(b)    No Acquired Company nor, with respect to the Business, Seller or any of its Affiliates is a party to any written contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, any Insurance Regulator that restricts materially the conduct of the Business.
SECTION 3.15    Insurance Contracts.
(a)    The Insurance Contracts are, to the extent required under Applicable Law, on forms and at rates approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection and all such policy forms and rates comply in all material respects with Applicable Law, in each case, except as would not reasonably be expected to result in a material violation of Applicable Law by, or a material fine on, Seller or any of its Affiliates (including the Acquired Companies). No material deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved.
(b)    Since December 31, 2016, all benefits due and payable, or required to be credited, by or on behalf of any Affiliate of Seller (including any Acquired Company), on Insurance Contracts, as applicable, in force on such dates have in all material respects been paid or credited, as the case may be, in accordance with the terms of such Insurance Contracts under which they arose, and such payments or credits were not materially delinquent, except for such claims for which any Affiliate of Seller believed there was a reasonable basis to contest payment.
(c)    Since December 31, 2016, the Insurance Contracts have been marketed, sold, issued and administered in compliance, in all material respects, with Applicable Law.

(d)    As of the date hereof, there are no material unpaid claims or assessments made against any Acquired Company or, with respect to the Business, Seller or any of its Affiliates, by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund.
(e)    Since December 31, 2016, each Insurance Contract that is a security has been (i) offered and sold, and all purchase payments under such Insurance Contracts have been received, pursuant to an effective registration statement under the Securities Act or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
(f)    Since December 31, 2016, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Insurance Contract or any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with Applicable Law, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. Since December 31, 2016, all advertising or marketing materials relating to any Insurance Contract that were required to be filed with FINRA or any other Governmental Entity have been timely filed therewith, except for any failure to file as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.
(g)    There are no long-term care insurance contracts or policies that are Insurance Contracts.
(h)    Except as set forth on Section 3.15(h) of the Seller Disclosure Schedule, no provision in any Insurance Contract gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of an Acquired Company.
SECTION 3.16    Reinsurance.
(a)    Section 3.16(a)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each reinsurance agreement under which an Acquired Company or, with respect to the Reinsured Business, any of RLI, RLINY or VRIAC, has ceded gross reserves (calculated in accordance with SAP or Modified GAAP, as applicable) of $20,000,000 or more as of December 31, 2018 (the “Material Ceded Reinsurance Contracts”). Section 3.16(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each reinsurance agreement under which an Acquired Company or, with respect to the Reinsured Business, any of RLI, RLINY or VRIAC, has assumed gross reserves (calculated in accordance with SAP or Modified GAAP, as applicable) of $20,000,000 or more as of December 31, 2018 (the “Material Assumed Reinsurance Contracts”, and together with the Material Ceded Reinsurance Contracts, the “Material Reinsurance Contracts”). Seller has made available to Buyer a true, complete and correct copy of each Material Reinsurance Contract.
(b)    Each of the Material Reinsurance Contracts constitutes a valid and binding obligation of the Acquired Company party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against such Acquired Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, none of the Acquired Companies has received written, or to the Knowledge of Seller oral, notice of termination of any such Material Reinsurance Contract.
(c)    Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, (i) since December 31, 2016, none of the Acquired Companies nor, with respect to the Business, Seller or any of its Affiliates have received any written, or to the Knowledge of Seller oral, notice from any other party to a Material Ceded Reinsurance Contract that any material amount of reinsurance ceded by any Acquired Company pursuant to such Reinsurance Contract will be uncollectible or otherwise defaulted upon or that there is a dispute that is unresolved as of the date hereof with respect to any material amounts recoverable or payable pursuant to any Material Reinsurance Contract, (ii) there exists no material breach or event of default with respect to any Material Reinsurance Contract on the part of any Acquired Company, RLI, RLINY or VRIAC or, to the Knowledge of Seller, any other party thereto, and (iii) there are no pending or, to the Knowledge of Seller, threatened, Actions with respect to any Material Reinsurance Contract.
SECTION 3.17    Actuarial Report; Reserves.
(a)    Seller has made available to Buyer a true, complete and correct copy of the Actuarial Report. As of the date hereof, Milliman has not issued to Seller or any of its Affiliates any new report or errata with respect to the Actuarial Report, nor has it notified Seller or any of its Affiliates in writing, or to the Knowledge of Seller, orally, that any of the Actuarial Reports are inaccurate in any material respect. The Actuarial Report reflects all of the insurance and reinsurance business of SLD and all of the Reinsured Contracts in force as of June 30, 2019, other than the Discovered Policies (as defined in the Reinsurance Agreements) or as set forth in Section 3.17(a) of the Seller Disclosure Schedule. The factual information and data furnished by Seller and its Affiliates, including the Acquired Companies, to Milliman expressly in connection with the preparation of the Actuarial Report (i) was obtained from the Acquired Company Books and Records, RLI, RLINY, VRIAC and any other applicable Affiliate of Seller, as applicable, (ii) was generated from the same underlying sources and systems that were utilized by Seller or its applicable Affiliates to prepare the Statutory Statements and (iii) was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Report; provided, that (notwithstanding the inclusion of the measure of “lost profits” within the definition of “Indemnifiable Losses”) Seller does not guarantee the projected results included in the Actuarial Report and, except as expressly provided in this Article III, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Report or the assumptions on the basis of which such information was, or data were, prepared, or to the effect that the projected profits set forth in the Actuarial Report will be realized.

(b)    The Reserves, except as otherwise noted in such Statutory Statements and notes thereto, (i) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial provisions in effect as of the date of such Statutory Statements, (ii) were based on actuarial assumptions which produced reserves at least as great as those called for in any Insurance Contract provision as to reserve basis and method, and are in accordance with all other Insurance Contract provisions, (iii) satisfied the requirements of all Applicable Law in all material respects and (iv) included provisions for all reserves and related actuarial items which ought to be established, in each case, as required to be certified by the actuaries of the applicable insurance company pursuant to Applicable Law.
SECTION 3.18    Producers.
(a)    Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, to the Knowledge of Seller, since December 31, 2016, (A) each Producer at any time that it wrote, sold or produced business for the Business was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business and, to the Knowledge of Seller, no such Producer violated any term or provision of Applicable Law in any material respect relating to the writing, sale or production of such business, (B) no Producer has violated in any material respect any Applicable Law in the solicitation, negotiation, writing, sale or production of business with respect to the Business and (C) no Producer has in any material respect been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of Applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for the Business or any enforcement or disciplinary proceeding alleging any such violation.
(b)    No Producer nor any Affiliate of any Producer has any right (i) to receive any payment based on the profitability or financial performance of any of the Insurance Contracts or (ii) that requires any Acquired Company, RLI, RLINY or VRIAC to reinsure or otherwise transfer the economic benefits of the Insurance Contracts (or any portion thereof) to any Person.
SECTION 3.19    Environmental Matters. There are no pending or, to the Knowledge of Seller, threatened Actions against any of the Acquired Companies that seek to impose, or that are reasonably likely to result in, any material Liability or material obligation of any of the Acquired Companies under, or that alleges a material violation of, any Applicable Law concerning worker health and safety, pollution or the protection of the environment or human health (as it relates to the environment), or relating to the use, treatment, generation, storage, transport, disposal or release of hazardous substances (collectively, “Environmental Law”), and no Acquired Company is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material Liability or material obligation on such entity pursuant to Environmental Law. Each Acquired Company is and has been for the last five (5) years in material compliance with all Environmental Laws, and each Acquired Company possesses all Permits required pursuant to Environmental Law to own or lease, operate and use its properties and to carry on and conduct its business as conducted on the date hereof, and each Acquired Company is and has been for the last five (5) years in material compliance with all such Permits. To Seller’s

Knowledge, there has been no release or threatened release of, and there is not present any hazardous substances in, on, under, or at any Leased Real Property or real property previously owned, leased or operated by any Acquired Company, or Investment Assets, in each case, in quantities or under conditions that would reasonably be expected to result in material Liability to or require remediation by any Acquired Company under Environmental Laws.
SECTION 3.20    Real Property.
(a)    Except for Investment Assets, no Acquired Company owns any real property.
(b)    Section 3.20(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each lease, sublease, license or similar occupancy agreement (each a “Lease”) under which an Acquired Company is lessee, sublessee, licensee or occupant of, any Real Property owned by any third Person (“Leased Real Property”). Each Acquired Company or, with respect to the Business, Seller or any of its Affiliates, as applicable, has the right to use all the Leased Real Property for the full term of each such Lease. Such applicable Acquired Company, or, with respect to the Business, Seller or any of its Affiliates, has valid leasehold interests in all of the Leased Real Property, free and clear of all Liens, other than Permitted Liens or any Liens created by the landlord under such Leases or the owner of the Leased Real Property. None of the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, has assigned, transferred or pledged any interest in any of the Leases. None of the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, is in breach of or default under any Lease. The use of the premises under the Leases is in compliance in all material respects with Applicable Law. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Acquired Company, Seller or its applicable Affiliate and, to the Knowledge of Seller, each other party thereto in accordance with its terms. Seller has made available to Buyer a true, complete and correct copy of each Lease, in each case as amended and in effect on the date hereof.
SECTION 3.21    Intellectual Property; Information Technology; Data Security; Privacy.
(a)    Seller or one of its Affiliates, as applicable, owns or has the right to use all the Allocated Intellectual Property used in the operation of the Business as presently conducted, except to the extent that such failure to own or have such right would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. Section 3.21(a)(i) of the Seller Disclosure Schedule sets forth all patents, and applications for patents, all registered trademarks and all applications for trademarks, all registered copyrights and all Internet domain names owned by an Acquired Company and, with respect to the Business (to the extent exclusively used in the Business), Seller and any of its Affiliates (the “Business Registered Intellectual Property Rights”). Except as set forth in Section 3.21(a)(ii) of the Seller Disclosure Schedule, with respect to: (x) the Business Registered Intellectual Property Rights; and (y) each of the material unregistered Trademarks, Copyrights, and Trade Secrets included in the Allocated Intellectual Property (collectively, (x) and (y) with all Intellectual Property that is material to the Business created or acquired between the date of this Agreement and the Closing, in each case, that is either owned by an Acquired Company or included in the Allocated Intellectual Property, the “Specified Intellectual Property Rights”), the Acquired Companies, Seller or its Affiliates, as

applicable, possesses all right, title and interest in and to each of the Specified Intellectual Property Rights, free and clear of any Lien, other than any Permitted Lien. The Specified Intellectual Property Rights are subsisting and, to the Knowledge of Seller, valid and enforceable. Seller, its Affiliates and the Acquired Companies have taken commercially reasonable actions necessary to maintain the confidentiality of all Trade Secrets used in the Business.
(b)    Since December 31, 2016, the conduct of each of the Acquired Companies and, with respect to the Business, the conduct of Seller and any of its Affiliates, in each case, has not been and is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights owned by third parties, except to the extent that such infringement, misappropriations, dilution or violation would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.  Since December 31, 2016, (i) neither Seller or its Affiliates, with respect to the Business, nor (ii) any of the Acquired Companies has received any written notice that it has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights owned by third parties except to the extent that such alleged violation would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. To the Knowledge of Seller, no third party has infringed upon, misappropriated, or otherwise violated any material Allocated Intellectual Property that is owned by any Acquired Company, Seller or any of its Affiliates. There are no Actions, whether settled since December 31, 2016, pending or, to the Knowledge of Seller, threatened against any third party alleging infringement, misappropriation, or other violation of any material Allocated Intellectual Property that is owned by any Acquired Company, Seller or any of its Affiliates.
(c)    All employees, independent contractors and consultants who contributed to the discovery, creation or development of any Allocated Intellectual Property used in the conduct of the Business have transferred all rights and interest in such Allocated Intellectual Property to an Acquired Company, Seller or one of its Affiliates pursuant to enforceable written agreements, the work-for-hire doctrine or other conveyance of rights, except to the extent such failure to do so would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.
(d)    The collection, storage, use and dissemination by the Acquired Companies, or, with respect to the Business, Seller or its Affiliates, of personally identifiable data and information of consumers of its services or users of any websites operated by the Acquired Companies, or, with respect to the Business, Seller or its Affiliates, is currently, and has since December 31, 2016 been, in compliance with all applicable privacy policies, terms of use and Applicable Laws, except to the extent such failure to comply would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.  Seller and its Affiliates, with respect to the Business, and the Acquired Companies use commercially reasonable measures to protect the consumer information of the Business that they collect and maintain and have not since December 31, 2016 experienced any breach in security or any incident of unauthorized access, disclosure, use, destruction or loss of any personally identifiable data or information of consumers of the Business, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. Since December 31, 2016, Seller, its Affiliates and each Acquired Company have not, in each case with respect to the Business, received any written claims, notices or complaints regarding the use by Seller, its Affiliates or any Acquired Company of any personally identifiable information or information of consumers, alleging a violation of any individual’s privacy, personal or confidentiality rights under any applicable privacy policy, terms of use or Applicable Law.
(e)    Except for the Seller Trademarks and the Intellectual Property rights of the Excluded Business, and taking into account the rights granted to Buyer under the Transition Services Agreement and the licenses set forth or referenced in Section 5.7 herein, subject to Section 5.4(c), after Closing, Buyer and its Affiliates (including the Acquired Companies) will own or have the right to use all the Intellectual Property Rights sufficient to permit Buyer to operate the Business immediately following the Closing in all material respects in substantially the same manner as the Business is being operated as of the date hereof, taking into account any changes or attrition contemplated or expected to occur after the date hereof to the scope, volume or manner in which the Business is operated.
(f)    None of Seller, its Affiliates or the Acquired Companies, in the conduct of the Business, uses or distributes, or has used or distributed, any Software licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (“Open Source Software”) in any manner that would require any source code of the Software included in the Specified Intellectual Property Rights owned by Seller, its Affiliates or an Acquired Company to be disclosed to any third party, licensed for free, publicly distributed, or dedicated to the public, except, in each case, other than with respect to the Open Source Software itself.
(g)    Seller and its Affiliates, with respect to the Business, and the Acquired Companies have implemented or caused to be implemented, and used commercially reasonable efforts to maintain and comply with, a reasonable written information security program, a reasonable business continuity plan, and reasonable backup and disaster recovery arrangements with respect to the Business IT Systems that are consistent with Applicable Law that are designed to ensure the continued operation of the Business and the Acquired Companies, respectively, in the event of a disaster or business interruption and have taken commercially reasonable steps to test such programs, plans and procedures on no less than an annual basis, and, since December 31, 2016, such programs, plans and procedures have not revealed any deficiencies, failures or vulnerabilities which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole.
(h)    The Business IT Systems are adequate and suitable (including with respect to working condition, security, performance and capacity) in all material respects for the conduct of the Business as conducted immediately prior to the date of this Agreement and do not contain any “malware” or viruses that would reasonably be expected to interfere with the ability of Seller, its Affiliates or the Acquired Companies to conduct the Business as currently conducted or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information, except as would not, in each case, reasonably be expected to be materially adverse to the Business, taken as a whole.

(i)    Since December 31, 2016, there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other deficiency or event adversely affecting any of the Business IT Systems that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information, except as would not reasonably be expected to be materially adverse to the Business, taken as a whole.
SECTION 3.22    Sufficiency of Assets. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, and subject to the receipt of all Governmental Approvals and assuming the adequate capitalization of the Acquired Companies by Buyer at the Closing in an amount sufficient to support the ongoing administration of the Business after the Closing as conducted as of the date hereof, the assets, rights, properties and services of the Acquired Companies (after giving effect to the Pre-Sale Transactions) and the assets, rights, properties and services transferred or made available to Buyer and its Affiliates pursuant to this Agreement and the other Transaction Agreements (and the assets used to provide such services) (but disregarding any “Additional Service” referred to in the Transition Services Agreement) will, as of the Closing, comprise assets, rights, properties and services that are sufficient to permit Buyer to operate the Business immediately following the Closing Date in all material respects in substantially the same manner as the Business is being operated as of the date hereof. For the avoidance of doubt, this Section 3.22 does not address any employee matters (which are addressed in Section 3.9), any Permits (which are described in Section 3.11(b)) or any matters relating to the capital required to be held by Buyer or any of its Affiliates (including any Acquired Company) after the Closing.
SECTION 3.23    Brokers. Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Seller or any Affiliate.
SECTION 3.24    Separate Accounts.
(a)    Section 3.24(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all separate accounts established by any Acquired Company or, with respect to the Business, Seller or any applicable Affiliates of Seller (collectively, the “Separate Accounts”) as of the date hereof, including an indication of whether each such Separate Account is registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account).
(b)    Each Separate Account is, and has been, (i) duly and validly established and maintained in all material respects under Applicable Law and (ii) since December 31, 2016, operated in compliance with Applicable Law (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.
(c)    Each Separate Account either (i) is registered as a unit investment trust or an open-end management investment company under the Investment Company Act (each, a

“Registered Separate Account”), (ii) is not an investment company within the meaning of the Investment Company Act, or (iii) is not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act and is not subject to Title I of ERISA or Section 4975 of the Code. The registration of each Separate Account registered under the Investment Company Act is in full force and effect. Section 3.24(c) of the Seller Disclosure Schedule lists any Separate Account that is subject to Title I of ERISA.
(d)    Except as set forth in Section 3.24(d) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received written notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Entity that have been conducted, or are pending or, to the Knowledge of Seller, threatened in writing, since December 31, 2016 through the date hereof.
(e)    (i) Each Separate Account currently is and has been since December 31, 2016 in compliance with its investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms; (ii) the value of the net assets of each Separate Account has been determined and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents; and (iii) each Acquired Company, Seller and Affiliate of Seller that has provided investment advisory services to any Separate Account has done so in compliance with such Separate Account’s investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.
(f)    Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since December 31, 2016, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that are materially adverse to any Registered Separate Account, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those which have been reported as required by Rule 38a-1(a)(4)(iii)(B), if any, and satisfactorily remedied or are in the process of being remedied and those that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.
SECTION 3.25    Broker-Dealer.
(a)    VAE is and has been, since the commencement of its engagement in activities for which registration as a broker-dealer is or was required under the Exchange Act (such activities, the “Broker-Dealer Activities”), duly registered as a broker-dealer under the Exchange Act, applicable state securities law, and the rules of FINRA (“FINRA Rules”). VAE is a member firm of FINRA, in good standing. VAE is not a member of any other self-regulatory organization. VAE is duly registered, licensed and qualified as a broker-dealer in all jurisdictions where such registration, licensing or qualification is so required. VAE is in compliance in all material respects with all Applicable Laws requiring registration, licensing or qualification as a broker-dealer, and is in compliance with all Applicable Laws concerning its operations as a broker-dealer, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole. Since December 31, 2016, VAE has filed all regulatory reports, schedules, forms, registrations and other documents, including Form BD and filings pursuant to FINRA Rule 4530 and SEC Rules 17a-5 and 17a-11, as applicable, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Entities on its own behalf or on behalf of any of its Associated Persons (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith, except in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole. Since December 31, 2016, the information contained in VAE’s BD Regulatory Filings, including the information contained in VAE’s Form BD as most recently filed with the SEC, was true, complete and correct in all material respects at the time of filing, and VAE has made all material amendments to such BD Regulatory Filings as it is required to make under any Applicable Law. Seller has made available to Buyer prior to the date hereof a true, complete and correct copy of VAE’s membership agreement with FINRA. VAE is operating in compliance with the terms and conditions of such membership agreement except, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole, and no Action is pending with FINRA to amend such membership agreement.
(b)    Except as set forth on Section 3.25(b) of the Seller Disclosure Schedule, none of VAE, Seller, any of Seller’s Affiliates or, to the Knowledge of Seller, any of VAE’s officers, directors, security holders, employees or Associated Persons has received written notice of any Action, audit, sweep letter, examination or other inquiry (including by the SEC, FINRA, the Department of Labor or any other Governmental Entity) pending or, to the Knowledge of Seller, threatened in writing, against VAE or against or involving any officer, director, security holder, employee or Associated Persons of VAE, as the case may be. Neither VAE nor, to the Knowledge of Seller, any Associated Person thereof is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer. There is no Action pending or, to the Knowledge of Seller, threatened in writing, that would reasonably be expected to result in VAE or any Associated Person thereof becoming ineligible to act in such capacity. Neither VAE nor, to the Knowledge of Seller, any of its directors, officers, employees or Associated Persons is or has been adjudged or is under current investigation or Action, whether preliminary or otherwise, for “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or is subject to any of the events set forth in Rule 1014(a)(3)(A) and (C) through (E) of the former National Association of Securities Dealers, Inc., and, to the Knowledge of Seller, none of such directors, officers, employees or Associated Persons is subject to heightened supervision under the rules, regulations, ordinances or by-laws of any Governmental Entity. Neither VAE nor, to the Knowledge of Seller, any Associated Person is subject to a disqualification under Rule 262 of Regulation A under the Securities or Rule 506(d) of Regulation D under the Securities Act, or any similar disqualification provisions under Regulation E under the Securities Act, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.

(c)    Except as disclosed in any Form BD or Form U-4 filed by VAE prior to the date of this Agreement, neither VAE nor, to the Knowledge of Seller, any of its directors, officers, employees or Associated Persons is subject to any order or Action of any Governmental Entity that permanently enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with Broker-Dealer Activities. Neither VAE nor, to the Knowledge of Seller, any of its directors, officers, employees or Associated Persons is, or has been, the subject of any Action or disciplinary event requiring disclosure on Form BD, Form U-4 or otherwise with any Governmental Entity that has not been so disclosed, except, with respect to such non-disclosure, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.
(d)    Section 3.25(d) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “branch office” and “office of supervisory jurisdiction” (as defined under FINRA Rules) of VAE.
(e)    To the Knowledge of Seller, each of VAE’s directors, officers, employees, Associated Persons and independent contractors, who are required under Applicable Law to be registered, licensed or qualified as a principal, a representative, an agent or a salesperson (or a limited subcategory thereof) with any Governmental Entity are, and have been since December 31, 2016 (or such more recent date on which such Person first became associated with VAE or the Business), duly registered as such and such registrations are and were, since December 31, 2016 (or such more recent date), in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as would not be, individually or in the aggregate, reasonably expected to be material to the Business taken as a whole.
(f)    VAE has adopted written supervisory procedures that are reasonably designed to detect and prevent any material violations under Applicable Laws, and there has been no material non-compliance by VAE with respect to the foregoing requirements or its own internal procedures and policies related to the foregoing, other than those which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business taken as a whole.
(g)    VAE maintains its minimum net capital (i) in compliance in all material respects with all Applicable Laws imposed by the SEC or any other Governmental Entity and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act. VAE has no agreement, arrangement or understanding with any Governmental Entity to increase its regulatory capital above the amounts required to be maintained pursuant to Rule 15c3-1 under the Exchange Act. Since December 31, 2016, no capital withdrawal or transfer of assets from VAE has occurred that was not in compliance with FINRA Rule 4110, NASD Rule 1017(a)(3) or SEC Rule 15c3-1. VAE does not guarantee any other person’s liabilities, and none of VAE’s assets has been pledged to secure financing or a loan to it or any Affiliate or Associated Person. VAE does not have any subordinated debt outstanding to any Affiliate or Associated Person.
SECTION 3.26    Third Party Administrators. Except as set forth in Section 3.26 of the Seller Disclosure Schedule, to the Knowledge of Seller, since December 31, 2016, each third party administrator that managed or administered insurance business for the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, at the time such Person managed or administered such business, was duly licensed as required by Applicable Law (for the type of business managed or administered on behalf of such entity), and to the Knowledge of Seller, no such third party administrator has been since December 31, 2016 or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Applicable Law applicable to the administration or management of insurance business for the Acquired Companies or, with respect to the Business, Seller or any of its Affiliates, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Entities, are barred by an applicable statute of limitations, or that, individually or in the aggregate, have not been, and would not reasonably be expected to be, materially adverse to the Business, taken as a whole.
SECTION 3.27    Investment Assets.
(a)    Seller has made available to Buyer a true, complete and correct list of all Investment Assets owned by the Acquired Companies and, with respect to the Business, RLI, RLINY and VRIAC as of September 30, 2019. The applicable Acquired Company, RLI, RLINY, VRIAC or a trustee acting on any such entity’s behalf, as the case may be, has valid title to all such Investment Assets and all Investment Assets of the Business acquired since that date, free and clear of any Liens other than Permitted Liens.
(b)    Seller has made available to Buyer true, complete and correct copies of the investment guidelines and policies and the hedging guidelines with respect to the Business as of the date hereof.
(c)    To the Knowledge of Seller, no Acquired Company nor RLI, RLINY or VRIAC has received written notice that any of the Investment Assets of the Business is in default in any payment of principal, distributions, interest, dividends or other material payment or performance obligation thereunder.
(d)    All of the Investment Assets of the Business comply in all material respects with Applicable Law and applicable investment guidelines referenced in Section 3.27(b).
(e)    No Acquired Company nor RLI, RLINY or VRIAC with respect to Investment Assets of the Business has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), other than incurred in the ordinary course of business.
SECTION 3.28    Internal Controls. Each Acquired Company and, with respect to the Business, Seller and its Affiliates, maintains, in all material respects, systems of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP, Modified GAAP or GAAP, as applicable, and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any difference.
SECTION 3.29    Tax Treatment of Insurance Contracts. Except as disclosed in Section 3.29 of the Seller Disclosure Schedule:
(a)    The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, materially less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any member of a Seller Group (or, to the Knowledge of Seller, by any other Person) to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy), or (ii) for which such policy was intended to or would be reasonably expected to qualify at the time of issuance (or subsequent modification). For purposes of this Section 3.29, the provisions of Applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 817, 7702, 7702A and 7702B of the Code.
(b)    All Insurance Contracts that are subject to Section 101(f) of the Code satisfy, in all material respects, the requirements of that Section and otherwise qualify as life insurance contracts for purposes of the Code, and all Insurance Contracts (other than annuity contracts) that are subject to Section 7702 of the Code satisfy in all material respects, the requirements of Section 7702 of the Code and otherwise qualify as life insurance contracts for purposes of the Code. All Insurance Contracts that are annuity contracts satisfy, in all material respects, all applicable requirements of Sections 72 and 817 of the Code.
(c)    None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract.”
(d)    The Acquired Companies, and, with respect to the Business, Seller and its Affiliates, have materially complied with all Tax reporting, withholding, and disclosure requirements applicable to the Insurance Contracts and, in particular, but without limitation, has reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.
(e)    As of the date hereof, none of Seller, the Acquired Companies or any of their respective Affiliates has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Tax Authority regarding the failure of any Insurance Contracts to meet the requirements of Section 72, 101, 817, 7702, 7702A or 7702B of the Code, as applicable, to such Insurance Contracts. In addition, none of Seller, the Acquired Companies or any of their respective Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers of the Insurance Contracts regarding the Tax treatment of the

Insurance Contracts or the plan or arrangement in connection with which such Insurance Contracts were purchased.
(f)    Neither Seller nor any of its Affiliates is a party to any “hold harmless” indemnification agreement or Tax Sharing Arrangement under which Seller or any of its Affiliates is liable for the Tax treatment of (i) the Insurance Contracts or (ii) any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(g)    Each “segregated asset account” within the meaning of section 817(h) of the Code, maintained with respect to any Insurance Contract meets and since establishment of such account has met, the diversification requirements of section 817(h) of the Code, the Treasury Regulations and administrative guidance issued thereunder. The applicable insurance company is treated for United States federal income tax purposes as the owner of the assets underlying the relevant Insurance Contracts.
SECTION 3.30    Books and Records. The Acquired Company Books and Records and the Reinsured Business Books and Records have been maintained in all material respects in accordance with sound business practices and Applicable Law.
SECTION 3.31    Representations in NER Financing. The factual information and data furnished by Seller to Buyer in connection with the NER Financing as set forth in Section 3.31 of the Seller Disclosure Schedule (i) was and will be obtained from the Acquired Company Books and Records, or the books and records of RLI, RLINY, VRIAC, as applicable, (ii) was and will be generated from the same underlying sources and systems that were utilized by Seller or its applicable Affiliates to prepare the Statutory Statements, and (iii) was and will be accurate and complete in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the reports containing such factual information and data; provided, that Seller does not guarantee the projected results included in any such report and, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the information provided in connection with the NER Financing or the assumptions on the basis of which such information was, or data were, prepared, or to the effect that the projections set forth therein, if any, will be realized.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to and as qualified by the matters set forth in corresponding sections or subsections of the Buyer Disclosure Schedule (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Schedule to which the relevance of such item is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto), Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows; provided, however, that any representations and warranties that are made as of a specific date or as of the date of this Agreement are made only as of such date:

SECTION 4.1    Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized.
SECTION 4.2    Authority. Each Buyer Party has all requisite corporate or other entity power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Party of this Agreement and the other Transaction Agreements to which it is or will be a party at Closing and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party have been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming such Transaction Agreements constitute the valid and binding agreements of the other parties thereto (other than the Buyer Parties), constitute valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
SECTION 4.3    Capital Structure. Resolution Life (US) Parent Inc.
is the record and beneficial owner of all of the outstanding equity interests of Buyer. Except as contemplated by the Equity Commitment Letter or as set forth in Section 4.3 of the Buyer Disclosure Schedule, there are no securities, options, calls, puts, tag alongs, drag alongs, warrants, rights, capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar commitments or agreements, contingent or otherwise, which obligate Buyer or any of its Subsidiaries to issue, sell, repurchase, redeem (or establish a sinking fund with respect to redemption), or otherwise acquire or deliver shares of capital stock or other equity interests of Buyer or any of its Subsidiaries. Except as contemplated by this Agreement or as set forth in Section 4.3 of the Buyer Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Buyer or any of its Subsidiaries.
SECTION 4.4    Noncontravention; Consents. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Buyer Party that is or will be a party thereto and the consummation of the transactions contemplated hereby and thereby by such Buyer Party do not and will not (i) conflict with any of the provisions of the Organizational Documents of any Buyer Party, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach or violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination under, or result in the creation of any Lien (other than a Permitted Lien) on any property or asset of any Buyer Party or any of their Affiliates under, any agreement, permit, license or instrument to which any Buyer Party or any of their Affiliates is a party or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of any Buyer Party to consummate any of the transactions contemplated hereby or by any of the other Transaction Agreements. No Governmental Approval is required by or with respect to any Buyer Party in connection with the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated thereby, except for (i) the consents, approvals, authorizations, declarations, filings or notices set forth in Section 4.4 of the Buyer Disclosure Schedule and (ii) such other Governmental Approvals that if not obtained or made would not, in the aggregate, materially impair the ability of the Buyer Parties to consummate any of the transactions contemplated hereby and thereby.
SECTION 4.5    Compliance with Applicable Laws. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, Buyer is, and at all times since the later of the date of its formation and December 31, 2016 has been, in compliance with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to impair materially the ability of the Buyer Parties to consummate any of the transactions contemplated by this Agreement or the other Transaction Agreements. Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, Buyer has not received any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of any Buyer Party to comply with, any Applicable Laws, in each case other than any such item that would not, individually or in the aggregate, reasonably be expected to impair materially the ability of the Buyer Parties to consummate any of the transactions contemplated by this Agreement.
SECTION 4.6    Purchase Not for Distribution. The Transferred Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Transferred Shares, except in compliance with the registration requirements of the Securities Act and any applicable state securities laws, or pursuant to an available exemption therefrom.
SECTION 4.7    Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any of its Affiliates that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair materially the ability of the Buyer Parties to consummate any of the transactions contemplated by the Transaction Agreements. None of Buyer or any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Acquired Companies, the Business or otherwise that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Buyer Party to consummate any of the transactions contemplated by any Transaction Agreement.
SECTION 4.8    Financial Ability.
(a)    Attached as Exhibit H is a true, complete and correct copy of the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between Buyer and Resolution Life Group Holdings LP ( “Equity Investor”), pursuant to which

Equity Investor has committed, upon the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein (the “Equity Financing”), and which makes Seller an express third party beneficiary to the Equity Commitment Letter entitled to enforce the obligations of the Equity Investor thereunder, subject to the limitations set forth therein. Buyer has made available to Seller true and complete copies of the fully executed limited partnership agreement of Equity Investor that is in effect as of the date hereof.
(b)    Buyer has delivered to Seller a true, complete and correct copy of (i) the executed commitment letter, dated as of December 17, 2019, by and between Buyer and the party set forth on Schedule 4.8(b) (the “NER Commitment Letter”), pursuant to which the party set forth on Schedule 4.8(b) has agreed, upon the terms and subject to the conditions set forth therein, to provide financing up to the maximum Financed Amounts (the “NER Financing”) and (ii) the executed commitment letter, dated as of the date hereof, by and among Buyer, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Bank Financing Sources”) as may be amended, supplemented or modified from time to time to add additional arrangers, agents or lenders as parties thereto (the “Bank Commitment Letter” and together with the NER Commitment Letter the “Debt Commitment Letters” and the Debt Commitment Letters together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which Wells Fargo Bank, National Association and Wells Fargo Securities, LLC have agreed, upon the terms and subject to the conditions set forth therein, to provide financing with respect to the transactions contemplated hereby (the “Bank Financing” and together with the NER Financing the “Debt Financing” and the Debt Financing together with the Equity Financing, the “Financing”).
(c)    The Financing Commitments have not been amended or modified prior to the date of this Agreement (provided that the existence or exercise of “flex” provisions (if any) in the NER Commitment Letter or Bank Commitment Letter shall not constitute an amendment or modification of the NER Commitment Letter or Bank Commitment Letter), and, as of the date hereof, the commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, each of the Financing Commitments (x) is in full force and effect and (y) is a legal, valid and binding obligation of Buyer and each of the other parties thereto and is enforceable against Buyer and each of the other parties thereto, in each case except that (A) such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Other than as set forth in the Equity Commitment Letter or Bank Commitment Letter, there are no conditions related to the funding of the full amount of the Equity Financing, or the Bank Financing and other than as set forth in the NER Commitment Letter there are no conditions related to the closing of the NER Financing, in each case, under any agreement relating to the Financing to which Buyer or any of its Affiliates is a party. Buyer has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Financing Commitments that have become due and payable thereunder. As of the date hereof, no event has occurred and no circumstance exists that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or any of its Affiliates or on the part of any other party to the Financing Commitments, under any term or condition of the Financing

Commitments. Assuming the conditions set forth in Article VI will be satisfied at or prior to the Closing, and assuming compliance in all material respects by Seller with its obligations under this Agreement, Buyer has no reason to believe, as of the date of this Agreement, that Buyer or any of its Affiliates will be unable to satisfy on a timely basis any term or condition that is required to be satisfied by Buyer or any of its Affiliates as a condition to the funding of the Equity Financing or the closing of the NER Financing by any of the Financing Sources in respect thereof, or that the Equity Financing or the NER Financing will not be made available to Buyer on the Closing Date. There are no side letters or Contracts or arrangements, written or oral, to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, that would reasonably be expected to delay or adversely impact the consummation of the Equity Financing or the NER Financing.
(d)    No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or other Governmental Entity is required by or with respect to any of the limited partners in Equity Investor (the “Equity Investor LPs”) in connection with (i) the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated thereby, or (ii) the execution and delivery of the Equity Commitment Letter or any definitive agreement with respect to the Equity Financing by any Buyer Party or any Equity Investor LP or the consummation by any Buyer Party or any Equity Investor LP of the Financing, except for the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.8(d) of the Buyer Disclosure Schedule.
(e)    Assuming the accuracy of the representations and warranties of Seller hereunder and the performance in all material respects by Seller of its obligations hereunder, upon receipt of the proceeds and financing contemplated by the Financing Commitments (other than the Bank Financing, and assuming the commitment under the NER Commitment Letter were limited to $3,000,000,000 in Financed Amounts), Buyer has, and on the Closing Date will have, sufficient funds available to perform its obligations under this Agreement and the other Transaction Agreements (including, for the avoidance of doubt, the payment of any amounts in respect of the purchase and sale of the Transferred Shares contemplated by this Agreement), and Buyer and each of the other Buyer Parties will have sufficient funds available to perform their respective obligations under each other Transaction Agreement to which it is a party and to pay all associated costs and expenses required to be paid by it and to ensure that the Acquired Companies are adequately capitalized at the Closing in an amount required at or following the Closing by any Insurance Regulator or other Governmental Entity as an express condition to the grant of any Governmental Approval necessary in connection with the transactions contemplated by the Transaction Agreements.
(f)    As of the Closing, prior to giving effect to the transactions contemplated by the RLI-Buyer Lifeco Reinsurance Agreement, Buyer Lifeco will have statutory capital and surplus (exclusive of the value of its investments in Subsidiaries) sufficient to support the business ceded to it on the Closing Date.
SECTION 4.9    Solvency. Assuming (v) the accuracy of the representations and warranties of Seller in Section 3.6 (disregarding any references to material, Material Adverse Effect or similar qualifiers), (w) the satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2, (x) the performance by Seller of its obligations under this Agreement and (y) that, immediately prior to the Closing, clauses (i), (ii) and (iii) below, as if they were made in respect of the Acquired Companies and the Business at such time, are true, then immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, including the payment of all amounts required to be paid by the Acquired Companies or by Buyer or any of its Affiliates in connection with the transactions contemplated by the Transaction Agreements and all related fees and expenses, each of Buyer and the Acquired Companies will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of their respective Affiliates, or of the Acquired Companies. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” (on a going concern basis) of the assets of such Person will, as of such date, exceed (x) the value of all liabilities of such Person, including a reasonable estimate of contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable and reasonably estimated liabilities of such Person with respect to its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, (A) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash to meet its obligations as they become due and (B) the “contingent and other liabilities” of a Person as of such date shall be computed as the amount that, in the light of all the facts and circumstances known to such Person at such date, represents the amount that can reasonably be expected to become an actual or matured liability of such Person.
SECTION 4.10    Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
ARTICLE V
COVENANTS

SECTION 5.1    Conduct of the Business.
(a)    Except as expressly contemplated or expressly permitted by this Agreement, as required by Applicable Law, as set forth in Section 5.1(a) of the Seller Disclosure Schedule or as Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Closing Date, Seller shall, and shall cause each Acquired Company and its applicable Affiliates to, carry on the Business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their relationships with Governmental Entities, policyholders, Business Employees and third parties who have material relationships with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as expressly contemplated or expressly permitted by this Agreement, as required by Applicable Law or as set forth in Section 5.1(a) of the Seller Disclosure Schedule, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each Acquired Company not to, and, with respect to the Business, Seller shall not and shall cause each of its Affiliates not to:
(i)    enter into, amend in any material respect or, other than pursuant to its current terms, extend, recapture or terminate any Material Contract or Material Reinsurance Contract or waive, release, or assign any material rights or claims thereunder;
(ii)    other than Investment Assets, and other than acquisitions, dispositions or transfers in the ordinary course of business consistent with past practice, purchase, sell, lease, sublease, or otherwise acquire, dispose of or transfer (other than Permitted Liens), any asset, property or right (including real property), or any assets of any Acquired Company (other than assets related primarily or exclusively to the Excluded Business), or that presently constitute, or at the Closing would constitute, any of the Allocated Assets, for which the aggregate consideration paid or payable in any individual transaction is in excess of $1,000,000 or $5,000,000 in the aggregate;
(iii)    (A) split, combine or reclassify any Acquired Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities in respect of, in lieu of or in substitution for shares or other interests representing any Acquired Company’s outstanding capital stock or equity securities, (B) whether directly or indirectly, purchase, redeem or otherwise acquire any shares or other interests representing outstanding capital stock or equity securities of any Acquired Company or any rights, warrants or options to acquire any such shares or interests or (C) amend in any material respect the Organizational Documents of any Acquired Company, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization, of any Acquired Company;
(iv)    issue, sell, convey, transfer, dispose of, grant, pledge or otherwise encumber any shares or other interests representing the capital stock of or equity interests in any Acquired Company, any other securities of an Acquired Company, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such shares or interests, or any securities convertible into or exchangeable for any such shares or interests;
(v)    permit any Acquired Company to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or substantially all of the assets of any other Person;

(vi)    (A) increase or agree to increase, fund or secure, or accelerate the vesting or payment of, any compensation or benefits of or payments to any Business Employee other than in the ordinary course consistent with past practice or as required by any written employment agreement or Employee Benefit Plan in force as of the date hereof, (B) except to the extent such action or change (x) does not affect the payments, compensation or benefits provided to any Business Employee, or (y) is applicable generally to employees of Seller and its Subsidiaries, establish, adopt, amend, transfer or terminate any Employee Benefit Plan (or any employee benefit plan, program, policy, Contract, arrangement or agreement that would be an Employee Benefit Plan if in effect on the date hereof) to the extent that any Business Employee (or their compensation, benefits or payments) is covered by such action or arrangement or (C) establish, adopt, amend, terminate or become a party to any Company Benefit Plan or Contract or arrangement that would be a Company Benefit Plan if in effect as of the date hereof;
(vii)    (A) terminate the employment of any Business Employee with an annual base salary in excess of $150,000 or who is at or above the assistant vice president or similar level, other than for cause (after providing notice to Buyer) (B) hire any Business Employee with an annual base salary in excess of $150,000 or who is at or above the assistant vice president or similar level; (C) change the duties of, or transfer or permit to be transferred to Seller or an Affiliate of Seller, any Business Employee such that such individual is no longer a Business Employee; or (D) change the duties of, or transfer or permit to be transferred to an Affiliate of Seller, any individual who is not a Business Employee such that such individual becomes a Business Employee;
(viii)    make any material change in the accounting, actuarial, investment, reserving, underwriting, or payment or claims administration guidelines, policies, practices or principles of the Acquired Companies or (with respect to the Business) Seller or its Affiliates, except as may be required by GAAP, Modified GAAP or SAP, as applicable;
(ix)    make or authorize any capital expenditures with respect to the Business that are, in the aggregate, in excess of $1,000,000;
(x)    incur, assume or guarantee any indebtedness for borrowed money or guarantee or otherwise become responsible for the obligations of another Person to the extent they would be Allocated Liabilities or Liabilities of any Acquired Company after the Closing;
(xi)    other than in connection with the management of Investment Assets, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans and advances to Producers and Business Employees in the ordinary course of business consistent with past practice and other than capital contributions by Seller or any Affiliates of Seller other than an Acquired Company to any other Subsidiary of Seller that is not an Acquired Company;
(xii)    pay, settle or compromise any Action or threatened Action, other than any settlement or compromise of any Action that involves (A) solely monetary damages that do not exceed $750,000, individually or $4,000,000 in the aggregate, or (B) to the extent that the reserve therefor is greater than such amounts, settlement of any such Action for solely monetary damages to the extent reserved against in the Financial Statements prior to the date of this Agreement;
(xiii)    make, change or revoke any material election related to Taxes, settle or compromise any Tax liability (other than Tax liabilities arising in the ordinary course of business consistent with past practice), surrender any Tax refund, file any amended Tax Return, enter into any closing agreement related to Tax (other than in the ordinary course of business consistent with past practice), consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method, in each case if any such election, change, revocation, settlement, compromise, consent, waiver or other action would have the effect of materially increasing the Tax liability of the Acquired Companies for any period ending after the Closing Date;
(xiv)    take any action which could cause (or fail to take any action, the failure of which could cause) any Acquired Company to cease to be a member of the Seller Group of which it is a member as of the date hereof;
(xv)    take any action which could cause (or fail to take any action, the failure of which could cause) there to be a “transfer” (as defined in Treasury Regulations § 1.1502-36(f)) of the Transferred Shares (other than the actions specifically contemplated by this Agreement);
(xvi)    enter into, modify or amend in any material respect or terminate any Intercompany Agreement or Affiliate Agreement that will survive the Closing pursuant to Section 5.6;
(xvii)    (A) sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Allocated Intellectual Property; (B) grant any license to any material Allocated Intellectual Property (other than non-exclusive licenses in the ordinary course of business); or (C) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Patents, registered Copyrights, Trademark registrations or applications or domain name registrations, in each case, which are used in the Business and are material to the Business;
(xviii)    abandon, modify, waive, surrender, withdraw or terminate any material Permit;
(xix)    redeem any of the Remaining Surplus Notes; or
(xx)    authorize or enter into a binding agreement to take any of the foregoing actions.

(b)    For the avoidance of doubt, nothing in this Section 5.1 or anywhere else in this Agreement shall restrict Seller or any of its Affiliates from considering negotiating, entering into, consummating or taking any other action with respect to any Permitted Transaction.
SECTION 5.2    Access to Information; Confidentiality.
(a)    Prior to the Closing Date, Seller shall, and shall cause each Acquired Company to, afford to Buyer and its Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to the Business Employees and Potential Qualified Employees, Acquired Company Books and Records and Reinsured Business Books and Records and, during such period, Seller shall, and shall cause each of its applicable Affiliates to, furnish to Buyer such information to the extent relating to the Business as Buyer may from time to time reasonably request, other than any such properties, books, Contracts, records and information that (i) are subject to an attorney-client or other legal privilege that would reasonably be expected to be impaired by such disclosure or (ii) are subject to a contractual obligation of confidentiality. If any properties, books, Contracts, records and information are withheld by Seller pursuant to clause (i) or (ii) of the preceding sentence, Seller shall, and shall cause each Acquired Company and, with respect to the Business, each of its applicable Affiliates, to, inform Buyer of that fact and provide a description of the general nature of what is being withheld, and cooperate with any requests for, and use its reasonable best efforts to (A) develop substitute arrangements that do not result in the loss of such privilege or the breach of such obligations (including redacting information or entering into joint defense agreements) and (B) to obtain any consent or waiver necessary from any Person to whom any contractual confidentiality obligation is owed in order to disclose such information to Buyer and restructure the form of access, and/or make other arrangements, so as to permit the access requested. All requests for access or information pursuant to this Section 5.2(a) shall be directed to such Person or Persons as Seller shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type furnished or provided to them pursuant to this Section 5.2(a).
(b)    Through the Closing Date, Seller shall, and shall cause the Acquired Companies, and, with respect to the Business, each of its applicable Affiliates, to, preserve and maintain the Acquired Company Books and Records and the Reinsured Business Books and Records in all material respects in the same manner, with the same care as all such Acquired Company Books and Records and Reinsured Business Books and Records have been maintained prior to the execution of this Agreement. At the Closing, Seller shall, or shall cause its Affiliates, as applicable, to, at Seller’s cost, (subject to Section 5.2(c) and subject to the last sentence of this paragraph) deliver to Buyer, or its designee, or cause the Acquired Companies to have possession of, (i) all original corporate records of the Acquired Companies, including any such corporate records relating to the Acquired Companies’ legal existence, stock or other equity ownership and corporate governance and (ii) all tangible embodiments of Acquired Company Books and Records other than the Acquired Company Books and Records to be made available pursuant to the Historical Data Agreement. Prior to the Closing Date, the parties shall develop and implement a plan that will result in the delivery or transfer, subject to compliance with Applicable Law and Section 5.2(c), of the electronic or intangible embodiments of the Acquired Company Books and Records to Buyer (or a Person designated by Buyer) at or after the Closing, other than the Acquired Company Books and Records to be made available pursuant to the Historical Data Agreement; provided that any costs attributable to such plan and the transfer of the Acquired Company Books and Records shall be Separation Costs and shall be borne by Seller.
(c)    Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to transfer any books or records that: (i) are necessary for Seller to provide services under the Transition Services Agreement; provided that Seller shall transfer and shall cause its applicable Affiliates to transfer, such books and records that constitute Acquired Company Books and Records to Buyer upon termination of the Transition Services Agreement; or (ii) Seller or its Affiliates are required to retain under Applicable Law; provided that, in the case of (i) and (ii), to the extent such books and records would otherwise have been transferred, copies of such books and records will be transferred to Buyer. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates shall be entitled to retain copies of any Acquired Company Books and Records transferred to Buyer for accounting, Tax and regulatory purposes.
(d)    From and after the Closing, (i) Seller and its Affiliates shall, and shall cause each of their Representatives to, maintain in confidence any written, oral or other confidential information relating to the Acquired Companies or the Business (including any Acquired Company Books and Records retained pursuant to Section 5.2(c) and any Deal Communications retained pursuant to Section 10.12(b)) or obtained from Buyer or its Affiliates (including the Acquired Companies) and (ii) Buyer and its Affiliates shall, and shall cause each of their respective Representatives to, maintain in confidence any written, oral or other confidential information relating to Seller or its Affiliates (other than the Acquired Companies or the Business) or the business of any of them or any Privileged Deal Communications that intentionally or inadvertently come into possession of the Acquired Companies or their Affiliates as contemplated by Section 10.12, except that the foregoing requirements in clauses (i) and (ii) of this Section 5.2(d) shall not apply to the extent that (1) any such information is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) or any of their respective Representatives, in violation of this Section 5.2(d), (2) any such information is required by Applicable Law, stock exchange rules, Governmental Order or a Governmental Entity to be disclosed; after prior notice has been given to Seller (in the case of clause (i)) or Buyer (in the case of clause (ii)), as applicable (including any report, statement, testimony or other submission to such Governmental Entity), (3) any such information was or becomes available to Seller or its Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) on a non-confidential basis and from a source (other than the other party or any Affiliate or Representative of such other party or its Affiliates) that is not bound by a confidentiality agreement with respect to such information or is not otherwise obligated to keep such information confidential or (4) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement or any other Transaction Agreement; provided that if either party or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose such confidential information, such party shall provide the other party with prompt prior written notice of such requirement and reasonably cooperate with the other party and its Affiliates, at such other party’s expense, to obtain a protective order or similar remedy to cause such information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, the party required to make such disclosure or its Affiliates shall furnish only that portion of confidential information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each party shall instruct its Affiliates and its and their respective Representatives having access to such confidential information of such obligation of confidentiality.
SECTION 5.3    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions, limitations and other agreements set forth in this Agreement (including the limitations set forth in Section 5.4), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by the Transaction Agreements.
(b)    Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) execute and deliver, or cause to be executed and delivered, such documents, certificates, agreements and other writings and shall, subject to Section 5.4, take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (ii) shall, subject to Section 5.4 and Section 5.1(b), refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.
SECTION 5.4    Consents, Approvals and Filings.
(a)    Each of the parties shall use, and shall cause each of their respective Affiliates to use, their respective reasonable best efforts, and shall cooperate (and cause each of their respective Affiliates to cooperate) with each other, and Buyer shall cause Equity Investor, the general partner of Equity Investor, each Person that controls such general partner, and each other Person that would (or is deemed by the applicable Insurance Regulator to) “control” Buyer or any of the Acquired Companies pursuant to the Arizona Insurance Code, Colorado Insurance Code, the Indiana Insurance Code or the Missouri Insurance Code (each, a “Control Investor”), to use their respective reasonable best efforts to (x) comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement or any other Transaction Agreement and (y) obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including those set forth in Section 3.5 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule). In connection therewith, each of the parties shall, and Buyer shall cause each Control Investor to (i) make, and the parties shall cause their respective Affiliates to make, all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, (ii) use reasonable best efforts to provide, and the parties shall cause their respective Affiliates to use reasonable best efforts to provide, such non-privileged information and documents to Governmental Entities as such Governmental Entities may request, (iii) use reasonable best efforts to take, and the parties shall cause their respective Affiliates to use reasonable best efforts to take, such actions as may be required or requested by any applicable Governmental Entities or as may otherwise be necessary in order to obtain the approvals of such Governmental Entities, (iv) use reasonable best efforts to take, and cause their respective Affiliates to take, all steps that are necessary, proper or advisable to avoid any Action by any Governmental Entity with respect to the transactions contemplated by the Transaction Agreements, defend or contest in good faith any Action brought against such Person or any of its Affiliates by any third party (including any Governmental Entity), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of any such transaction and (v) consent to and comply with any condition imposed by any Governmental Entity, after a reasonable opportunity to discuss any such condition with such Governmental Entity, on its grant of any such permit, order, consent, approval or authorization other than any such condition that would constitute a Burdensome Condition. Notwithstanding anything to the contrary contained in this Agreement, and subject to the Resolution Process, none of the parties or any Control Investor shall be obligated to take or refrain from taking or to agree to it, its Affiliates or any of the Acquired Companies taking or refraining from taking any action, if taking or refraining from taking such action, as applicable, would, or to suffer to exist any condition, limitation, restriction or requirement that would, constitute a Burdensome Condition with respect to Seller (in the case of clause (i) of the definition of Burdensome Condition) or Buyer (in the case of clause (ii) of the definition of Burdensome Condition). Except as may be prohibited by Applicable Law, each of the parties shall provide (and Buyer shall cause each Control Investor to provide) to the other party copies of all applications or other material written communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof; provided that no party shall be required to disclose to the other party, any of its or its Affiliates’ or any Control Investor’s or other direct or indirect investor’s confidential, privileged or competitively sensitive information or any personally identifiable information or non-public information of their respective officers, directors or other applicable individuals. Prior to any party being entitled to assert that a Burdensome Condition has been imposed, such party shall follow the Resolution Process. For the avoidance of doubt, any reasonable steps a party agrees to take through the Resolution Process for the mitigation of any potential Burdensome Conditions shall not themselves constitute a Burdensome Condition hereunder, but shall be taken into account in determining whether any condition, limitation or qualification constitutes a Burdensome Condition hereunder.
(b)
(i)    Without limiting the generality of the foregoing, (A) as promptly as practicable and in any event not later than January 31, 2020, Buyer shall, and Buyer shall cause each Control Investor to, file a complete “Form A” change of control application with the Colorado Division of Insurance with respect to the acquisition of the SLD Shares, (B) as promptly as practicable and in any event not later than February 5, 2020, Buyer shall, and Buyer shall cause each Control Investor to, file a complete “Form A” change of control application with the Indiana Department of Insurance with respect to the acquisition of the MUL Shares, (C) as promptly as practicable and in any event not later than February 12, 2020, Buyer shall, and Buyer shall cause each Control Investor to, file a complete change of control application with the Arizona Department of Insurance with respect to the acquisition of the SLDI Shares and the RRII Shares, in each case including all exhibits and schedules thereto; (D) as promptly as practicable and in any event not later than February 12, 2020, Buyer shall cause to be filed with all applicable Insurance Regulators a complete package of materials for approval of the NER Financing; and (E) as promptly as practicable after the date hereof, Buyer and Seller shall, and shall cause their respective Affiliates to, file with all applicable Insurance Regulators all other requests for approval of the transactions contemplated by the Transaction Agreements that may be required to be obtained by them, respectively, prior to the Closing in connection with the entry into the Transaction Agreements or the consummation of the transactions contemplated thereby; provided, with respect to this clause (E), that such period may be extended as necessary with respect to any request as to which the parties have been unable (notwithstanding their use of reasonable best efforts) to finalize the definitive documentation relating to the applicable transaction. Buyer shall not, and shall cause its Affiliates, Representatives and Financing Sources not to, make any written or oral request for approval from any Insurance Regulator or other Governmental Entity for the NER Financing to include financing of more than $3,000,000,000 in Financed Amounts. A reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, each party shall furnish the other parties with a copy thereof, and such other parties shall have a reasonable opportunity to provide comments thereon; provided that no party shall be required to disclose to the other parties any of its, its Affiliates’ or any Control Investor’s or other direct or indirect investor’s confidential, privileged competitively sensitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Except as may be prohibited by Applicable Law each party shall give to the other parties prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other parties with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held as promptly as practicable after the notice that such hearing is required has been received by such party. Each party shall give to the other parties reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, to the extent permitted by the applicable Insurance Regulator, the other parties shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference (other than a telephone call initiated by such Insurance Regulator and not scheduled in advance). Subject to Section 5.4(a), Buyer shall cause the Control Investors to furnish any non-privileged information, representations, certifications, applications, affidavits, forms and other documents, make any filings and to take such other actions, in each case that may be required under Applicable Law or that otherwise may be required by any Governmental Entity in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, including as necessary to complete and make any regulatory filing in connection with the transactions contemplated hereby or thereby. Buyer acknowledges and agrees that any failure of any Control Investor to act in compliance with the provisions of this Section 5.4 will be deemed to be a breach by Buyer for all purposes hereunder, including for purposes of Seller’s ability to terminate this Agreement pursuant to Section 9.1(c).
(ii)    Seller shall file or cause to be filed as soon as reasonably practicable (and, in any event, not later than March 2, 2020) an application for approval of a change in ownership or control of VAE under NASD Rule 1017 with FINRA (the “FINRA CMA”) and any notice or other filing with any applicable state securities authority. Each party shall, and shall cause its Affiliates to, as promptly as practicable, supply any information or documentary material that may be requested by the other party to complete any such application or filing, including with respect to any inquiries or requests for additional information or documents made by FINRA or an applicable state securities authority; provided that no party shall be required to disclose to the other parties any of its, its Affiliates’ or any Control Investor’s confidential, competitively sensitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Without the prior written consent of Buyer, Seller shall not agree to any material restriction to be imposed by FINRA as a condition to the FINRA approval, including, without limitation, any requirement to maintain an amount of regulatory capital in excess of the amount of regulatory capital required under Rule 15c3-1 of the Exchange Act as of the date hereof. Prior to filing the FINRA CMA and any other materials or documents with FINRA, and prior to making or filing with a state securities authority, Seller shall provide Buyer with a reasonable opportunity (not less than three (3) Business Days) to review and comment on such FINRA CMA, materials, documents or filings.
(iii)    As promptly as practicable and in any event not later than February 7, 2020, Buyer and Seller shall file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Buyer and Seller shall each bear their respective filing fees associated with such HSR Act filing.
(c)    Third Party Consents.
(i)    Prior to the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other and use reasonable best efforts to obtain the consents, waivers and approvals of Third Parties (other than Governmental Entities) that are necessary in order to consummate the transactions contemplated by this Agreement and the Transition Services Agreement, including all those set forth in Section 5.4(c) of the Seller Disclosure Schedule (collectively, the “Third Party Consents”). The aggregate costs (including consent fees) of obtaining the Third Party Consents relating to the Allocated Assets, the Allocated Contracts and any other contracts for which Third Party Consents are required (including those Third Party Consents relating to services provided under the Transition Services Agreement) shall be borne 50% by Buyer and 50% by Seller; provided, that no party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities (in each case other than commercially reasonable costs), make any accommodations or provide any other consideration in order to obtain any such Third Party Consent.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Third Party Consents set forth in Section 5.4(c) of the Seller Disclosure Schedule or other Third Party Consents that are not set forth in Section 5.4(c) of the Seller Disclosure Schedule but that the parties agree should be sought, shall not have been obtained by the Closing, from and after the Closing Date until the expiration of the term of the Transition Services Agreement, the parties shall continue to cooperate with each other and use their respective reasonable best efforts to obtain such Third Party Consents as promptly as reasonably practicable. The aggregate costs (including consent fees) of obtaining the Third Party Consents relating to the Allocated Assets, the Allocated Contracts and any other contracts for which Third Party Consents are required, to the extent incurred after the Closing shall be borne 50% by Buyer and 50% by Seller; provided that neither party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities (in each case other than commercially reasonable costs), make any accommodations or provide any other consideration in order to obtain any such Third Party Consent.
(iii)    To the extent that any Allocated Asset or Allocated Contract should not be transferred or assigned to Asset Buyer or an Acquired Company or any Scheduled Service (as defined in the Transition Services Agreement) should not be provided under the Transition Services Agreement, in each case without a Third Party Consent that has not been obtained by the Closing, this Agreement shall not constitute an agreement to transfer or assign such Allocated Asset or Allocated Contract or provide such Scheduled Service if an attempted transfer, assignment or provision would constitute a breach or other contravention thereof or would be ineffective or unlawful; provided, however, for the avoidance of doubt, not seeking or obtaining a Third-Party Consent necessary for the provision of a service contemplated to be provided under the Transition Services Agreement shall require Seller to take the actions set forth in Section 5.4(c)(iv).
(iv)    If, on the Closing Date, any Third Party Consent required to effect the transfer of any Allocated Asset or Allocated Contract to Asset Buyer or an Acquired Company or to provide the relevant Scheduled Service under the Transition Services Agreement has not been obtained, or if an attempted transfer or assignment of any Allocated Asset or Allocated Contract or provision of any Scheduled Service under the Transition Services Agreement would be ineffective or unlawful, then the parties shall, and shall cause their respective Affiliates to, cooperate with each other to effect mutually agreeable, reasonable and lawful alternative arrangements under which, from and after the Closing Date until the earlier of (x) the expiration of the term of the Transition Services Agreement and (y) with respect to the Allocated Contracts, the last date on which Seller or its applicable Affiliate is entitled to provide services received under such Allocated Contract to Buyer or the Acquired Companies, (A) Asset Buyer or an Acquired Company, on the one hand, or Seller or one of its Affiliates, on the other hand, would, in compliance with Applicable Law and, subject to and without limiting Section 5.18, obtain the benefits, assume the obligations, make all payments and otherwise bear the economic burdens associated with such Allocated Asset or Allocated Contract or receive or provide the Scheduled Services, as applicable, in accordance with this Agreement, and, as applicable the Transition Services Agreement, including by Seller or its Affiliates (other than Acquired Companies) or Buyer and its Affiliates (including the Acquired Companies), as applicable, subcontracting, sublicensing or subleasing to Asset Buyer or an Acquired Company (subject to Buyer or such Acquired Company indemnifying the Seller Indemnified Persons for any and all Liabilities arising out of or resulting from the provision of such Allocated Asset or Allocated Contract to Buyer or its Affiliates), and (B) Seller would, and would cause its applicable Affiliates (other than the Acquired Companies) to, enforce for the benefit (and at the expense) of Asset Buyer and the Acquired Companies, as applicable, any and all of their respective rights against any third party associated with such Allocated Asset, Allocated Contract or Scheduled Service, and pay, or cause its Affiliates to pay, to Asset Buyer or the Acquired Companies all monies actually received by Seller or any of its Affiliates in respect of such Allocated Asset or Allocated Contract.
SECTION 5.5    Public Announcements. Each party shall, and shall cause its Affiliates to, consult with the other parties before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements (including regarding (a) its plans relating to policyholders, employees, Producers or other third parties or with respect to the funding or operation of the Business or (b) any terms or conditions of any Transaction Agreement) and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any party is required under Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not reasonably practicable to obtain the advance approval of the other parties hereto as required by this Section 5.5, the party that issues such press release or makes such statement shall provide the other parties with notice and a copy of such press release or statement as soon as reasonably practicable.
SECTION 5.6    Related Party Agreements; Intercompany Obligations. Except as set forth in Section 5.6 of the Seller Disclosure Schedule or as otherwise may be agreed by Seller and Buyer, Seller shall, and shall cause its Affiliates to, take all actions as may be necessary (including executing one or more instruments evidencing such termination and releases, in each case, in form and substance reasonably satisfactory to Buyer) no later than thirty (30) days after the Closing to terminate all Intercompany Agreements and Affiliate Agreements and each party shall, and shall cause its Affiliates to, cause all intercompany Liabilities (excluding the Remaining Surplus Notes), owing by any Acquired Company to Seller or any of its Affiliates (other than any Acquired Company), or by Seller or any of its Affiliates (other than any Acquired Company) to an Acquired Company, to be paid in full and settled in cash no later than 30 days after Closing.

SECTION 5.7    Use of Names; Cross-License.
(a)    At or prior to the Closing, each Acquired Company shall transfer any and all right, title or interest, including all associated goodwill, which it may have in or to (i) the Trademarks set forth in Section 5.7(a) of the Seller Disclosure Schedule, and (ii) any other Trademarks owned by Seller or its Affiliates that are used by the Business, but not included in the Allocated Intellectual Property, that incorporate any of the Trademarks set forth in Section 5.7(a) of the Seller Disclosure Schedule, and in each case, any name or Trademark confusingly similar thereto (collectively, the “Seller Trademarks”), or any Internet domain name containing all or a portion of a Seller Trademark or set forth in Section 5.7(a) of the Seller Disclosure Schedule, at Seller’s reasonable request and expense, to Seller or as Seller may direct.
(b)    Except as expressly provided in the Transaction Agreements, in this Section 5.7(b), in Section 5.7(c) below, or in connection with historical, tax, employment or similar references to the Business, for purposes of prospectus, capital raising or other financing transactions, and similar disclosures as are necessary and appropriate to accurately describe the historical relationship of the Acquired Companies and Seller and its Affiliates or as otherwise required by Applicable Laws, as soon as practicable, but in any event within one hundred and eighty (180) days after Closing, Buyer shall cause the Acquired Companies to (i) cease and discontinue any and all uses of the Seller Trademarks, (ii) remove, destroy or irrevocably strike over the materials in their possession that bear any Seller Trademarks, including labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials existing as of the Closing, and (iii) remove all Seller Trademarks from all assets, websites, email and other online materials and from all signage and other displays (except, in each case, to the extent any such materials (w) are electronic materials that are used by the Business, that bear the Seller Trademarks and are automatically generated by information technology systems, such materials may be used by the Business until such time as such information technology systems have been reprogrammed to remove the Seller Trademarks completely from any and all such materials, which materials shall otherwise remain suitable for use by the Business, be used in the manner such materials were used by the Business in the twelve (12) months prior to the date hereof and be of a quality consistent with the quality of those materials produced by the Business, (x) must be retained to comply with Applicable Laws or document retention notices issued by any Governmental Entity, (y) are records and other historical or archived documents containing or referencing the Seller Trademarks; provided, that such records and historical archived documents are retained and used solely for Buyer’s internal business purposes, or (z) are contained in electronic backups maintained by any Acquired Company in accordance with its standard document retention procedures; provided, that, in such case, the materials containing such Seller Trademarks are not readily accessible and are not used in any public-facing manner). All goodwill associated with the use by Buyer or its Affiliates of the Seller Trademarks shall inure to the benefit of Seller. Neither Buyer nor any of its Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, Trademark or other name or source identifier that is a derivation, translation, adaptation, combination or variation of, or confusingly similar to, any of the Seller Trademarks.
(c)    If the Parties identify any products of the Business that include a Seller Trademark in the policy name, then the Parties will mutually agree on license rights to such Seller

Trademark consistent with current use, sufficient such that the product can continue to be used without changing the name.
(d)    Effective as of the Closing Date, with respect to any Excluded Intellectual Property used in the Business during the twelve (12) months immediately preceding the date hereof (and any improvements or modifications thereto or any derivative works thereof made by or on behalf of Seller or its Affiliates prior to Closing; provided, such improvements, modifications or derivative works are used in connection with the Business), except to the extent that such Excluded Intellectual Property is, at any time, provided and/or made available to Buyer or any of its Affiliates as part of any of the Administrative Services Agreements and/or the Transition Services Agreement (to the extent provided therein) (in which case, for the avoidance of doubt, such Excluded Intellectual Property shall not be licensed to Buyer and its Affiliates under this Section 5.7(d)), Seller does hereby, and shall cause its Affiliates to, grant to Buyer and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 5.7(f)), non-transferable (except as set forth within Section 5.7(g)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit such Excluded Intellectual Property solely in substantially the same manner and scope such Excluded Intellectual Property was used in connection with the Business as conducted during the twelve (12) months immediately preceding the date hereof including any natural improvements and extensions, which license shall survive any transfer, whether in whole or in part, of any such licensed Excluded Intellectual Property. At any time until twelve (12) months after the Closing Date, Buyer may request, and Seller shall provide, one (1) copy of any Ancillary Excluded Software included in the Excluded Intellectual Property, including documentation and source code that is reasonably available, that (i) is subject to the license granted to Buyer under this Section 5.7(d); (ii) has not already been provided to Buyer and (iii) is not otherwise in the possession of Buyer or its Affiliates. Buyer shall use, and shall cause its Affiliates to use, commercially reasonable efforts to maintain any Trade Secrets contained within such licensed Excluded Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such Excluded Intellectual Property made by or on behalf of Buyer or any of its Affiliates shall be owned by Buyer and its Affiliates.
(e)    Effective as of the Closing Date, with respect to any Licensed-Back Intellectual Property (and any improvements or modifications thereto or any derivative works thereof made by or on behalf of Buyer or its Affiliates prior to Closing; provided, such improvements, modifications or derivative works are used in connection with the Retained Business), except to the extent that such Licensed-Back Intellectual Property is, at any time, provided and/or made available to Seller or any of its Affiliates as part of any of the Administrative Services Agreements and/or the Transition Services Agreement (to the extent provided therein) (in which case, for the avoidance of doubt, such Licensed-Back Intellectual Property shall not be licensed to Seller and its Affiliates under this Section 5.7(e)), Buyer does hereby, and shall cause its Affiliates to, grant to Seller and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 5.7(f)), non-transferable (except as set forth within Section 5.7(g)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit such Licensed-Back Intellectual Property solely in substantially the same manner and scope such Licensed-Back Intellectual Property was used in connection with the operation of the Excluded Business as conducted using the twelve (12) months immediately preceding the date hereof, including any natural improvements and extensions, specifically excluding the Business, which license shall survive any transfer, whether in whole or in part, of any such Licensed-Back Intellectual Property. At any time until twelve (12) months after the Closing Date, Seller may request, and Buyer shall provide, one (1) copy of any Ancillary Licensed-Back Software included in the Licensed-Back Intellectual Property, including documentation and source code that is reasonably available, that (i) is subject to the license granted to Seller under this Section 5.7(e); (ii) has not already been provided to Seller; and (iii) is not otherwise in the possession of Seller or its Affiliates. Seller shall use, and shall cause its Affiliates to use, commercially reasonable efforts to maintain any Trade Secrets contained within the Licensed-Back Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such Licensed-Back Intellectual Property made by or on behalf of Seller or its Affiliates shall be owned by Seller and its Affiliates.
(f)    A party may sublicense the rights contained within Sections 5.7(d) and (e), as applicable, without prior written consent of the other party only to any of their respective suppliers, contractors, consultants or representatives for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of such party or its Affiliates and in any event in a manner consistent with (i) how the Excluded Intellectual Property or Licensed-Back Intellectual Property was sublicensed in connection with the Business or the Excluded Business, respectively, during the twelve (12) months immediately preceding the date hereof, and (ii) how such party sublicenses its own comparable Intellectual Property.
(g)    No party may assign the rights contained within Sections 5.7(d) and (e), as applicable, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided that either party may assign or transfer such rights in whole or in part without the prior written consent of the other party in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of such party or its respective Affiliates or substantially all of the assets related to any such division, business, operating unit or portion.
SECTION 5.8    Access to Books and Records.
(a)    Until the seventh anniversary of the Closing (provided, that, during such seven year period, Buyer shall, and shall cause the Acquired Companies to, give thirty (30) days’ notice to Seller prior to destroying any records to permit Seller, at its expense, to examine, duplicate or repossess such books and records), Buyer shall, and shall cause the Acquired Companies to, (i) afford reasonably promptly to Seller and its Representatives reasonable access, during normal business hours, to the Acquired Company Books and Records, (ii) make available to Seller and its

Representatives the officers, employees and auditors of the Acquired Companies and (iii) provide to Seller and its Representatives such additional information with respect to the Acquired Companies as is reasonably requested by Seller or such Representatives, in each case set forth in clause (i), (ii) or (iii) of this Section 5.8(a), to the extent relating to periods prior to the Closing Date and reasonably required by Seller for any litigation or disputes (except litigation or disputes involving Buyer or any of its Affiliates), compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory, Tax and accounting matters (including for any such matters related to the Transition Services Agreement) arising before the Closing Date, and Buyer shall reasonably cooperate with Seller and its Representatives to furnish such Acquired Company Books and Records and information and make available such officers, employees and auditors of the Acquired Companies; provided that (A) such access, making available of officers, employees and auditors and provision of information does not unreasonably interfere with the conduct of the business of any of Buyer or the Acquired Companies and is at Seller’s expense, (B) such Acquired Company Books and Records and information are not subject to an attorney-client or other legal privilege that in the reasonable opinion of counsel to Buyer would be impaired by such access, (C) prior to affording any such access, making available any such officer, employee or auditor or providing any such information, Buyer may require that Seller and its applicable Representatives agree to customary confidentiality undertakings with respect to any non-public information received pursuant to this Section 5.8(a) and (D) no auditors of the Acquired Companies will be obligated to make any work papers available to Seller or any of its Representatives unless and until Seller or such Representative has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors. Notwithstanding the foregoing, in the event of any inconsistency between this Section 5.8(a) and Section 8.4, Section 8.4 shall control with respect to access to records relating to Taxes.
(b)    Until the seventh anniversary of the Closing (provided, that, during such seven year period, Seller shall give thirty (30) days’ notice to Buyer prior to destroying any records to permit Buyer, at its expense, to examine, duplicate or repossess such books and records), unless otherwise provided in this Agreement or any other Transaction Agreement, Seller shall (i) afford reasonably promptly to Buyer and its Representatives reasonable access, during normal business hours, to the books and records of Seller and its Affiliates relating to the Acquired Companies (after giving effect to the Pre-Sale Transactions), the Allocated Assets and the Allocated Liabilities, (ii) make available to Buyer and its Representatives the officers, employees and auditors of Seller and its Affiliates and (iii) provide to Buyer and its Representatives such additional information with respect to the Acquired Companies (after giving effect to the Pre-Sale Transactions), the Allocated Assets and the Allocated Liabilities as is reasonably requested by Buyer or such Representatives, in each case set forth in clause (i), (ii) or (iii) of this Section 5.8(b), to the extent relating to the Acquired Companies (after giving effect to the Pre-Sale Transactions), the Allocated Assets and the Allocated Liabilities and reasonably required by Buyer for any litigation or disputes (except litigation or disputes involving Seller or any of its Affiliates), compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory, Tax and accounting matters (including for any such matters related to the Transition Services Agreement), and Seller shall reasonably cooperate fully with Buyer and its Representatives to furnish such information and make available such officers, employees and auditors of Seller or its Affiliates; provided that (A) such access, making available of officers, employees and auditors and provision of information does not unreasonably interfere with the conduct of the business of any of Seller or its Affiliates and is at Buyer’s expense, (B) such books and records and information are not subject to an attorney-client or other legal privilege that in the reasonable opinion of counsel to Seller would be impaired by such access, (C) prior to affording any such access, making available any such officer, employee or auditor or providing any such information, Seller may require that Buyer and its applicable Representatives agree to customary confidentiality undertakings with respect to any non-public information received pursuant to this Section 5.8(b), (D) no auditors of Seller or its Affiliates will be obligated to make any work papers available to Buyer or any of its Representatives unless and until Buyer or such Representative has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors, and (E) notwithstanding the foregoing, this Section 5.8(b) shall not apply with respect to any books and records transferred to Buyer in accordance with this Agreement. Notwithstanding the foregoing, in the event of any inconsistency between this Section 5.8(b) and Section 8.4, Section 8.4 shall control with respect to access to records relating to Taxes.
SECTION 5.9    D&O Liabilities. For a period of six (6) years after the Closing Date, Buyer shall not, and shall cause Buyer and the Acquired Companies not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Acquired Companies at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, either under Applicable Law (to the extent not inconsistent with the Organizational Documents) or the terms of the Organizational Documents of the Acquired Companies as they existed immediately prior to the date of this Agreement, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, Liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of the Acquired Companies or acted as a director or officer of another Person at the request of the Acquired Companies, whether asserted or claimed prior to, at or after the Closing Date.
SECTION 5.10    Non-Solicitation and Non-Hire.
(a)    For a period of 12 months following the Closing Date, without the prior written consent of Buyer, neither Seller nor any of its Subsidiaries shall, whether directly or indirectly, solicit for employment (or engagement as an independent contractor) the services of any Covered Employee or any other Person who is employed by Buyer or any of its Affiliates as of the Closing Date; provided that nothing in this Section 5.10(a) shall prohibit Seller or any of its Subsidiaries from engaging in general solicitations not directed at such Persons or from soliciting the services of any such Person whose employment with or engagement by Buyer or any of its Subsidiaries (including the Acquired Companies) has been involuntarily terminated by Buyer or its applicable Subsidiary (whether for cause, due to position elimination or otherwise) at any time or who has voluntarily ceased to be employed or engaged by Buyer or any of its Subsidiaries (including the Acquired Companies) for a period of at least six months prior to the first contact by Seller or any of its Subsidiaries with such Person.

(b)    For a period of 12 months following the Closing Date, without the prior written consent of Seller, neither Buyer nor any of its Subsidiaries shall, whether directly or indirectly, solicit for employment (or engagement as an independent contractor) the services of any Person who is employed by Seller or any of its Subsidiaries as of the Closing Date, other than any Covered Employee; provided that nothing in this Section 5.10(b) shall prohibit Buyer or any of its Subsidiaries (including the Acquired Companies) from engaging in general solicitations not directed at such Persons or from soliciting the services of any such Person whose employment with or engagement by Seller and its Subsidiaries has been involuntarily terminated by Seller or its applicable Subsidiary (whether for cause, due to position elimination or otherwise) or who has voluntarily ceased to be employed or engaged by Seller or any of its Subsidiaries for a period of at least six months prior to the first contact by Buyer or any of its Subsidiaries with such Person.
SECTION 5.11    Employee Matters.
(a)    Transfer of Employment.
(i)    Except as set forth on Section 5.11(a) of the Seller Disclosure Schedules, on or prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, cause (i) (A) the employment of any Covered Employee (other than an Inactive Business Employee) who is employed by Seller or any Affiliate to transfer to Service Company and (B) subject to Section 5.11(l), Service Company to assume any and all Liabilities of Seller or any such Affiliate relating to any such Transferred Employee arising after the Closing (except, for the avoidance of doubt, any Liabilities under any Seller Benefit plan (other than as set forth in Section 5.11(j))), and (ii) (A) the employment of any employee of an Acquired Company who is not a Covered Employee (or who is an Inactive Business Employee) to transfer to Seller or one of its Affiliates (other than an Acquired Company) and (B) Seller or one of its Affiliates (other than an Acquired Company) to assume any and all Liabilities of the Acquired Company relating to any such employee, whenever arising. Buyer and its Affiliates shall bear the cost and expense of the termination of the employment with Buyer or its Affiliates of any Covered Employee on and after the Closing (except, for the avoidance of doubt, any Liabilities under any Seller Benefit Plan (other than as set forth in Section 5.11(j)). Each Inactive Business Employee shall remain an employee of Seller or one of its Affiliates (other than an Acquired Company) and if such Inactive Business Employee returns to active employment within twelve (12) months of the Closing Date, immediately following the date on which any Inactive Business Employee returns to active employment, the Buyer shall, or shall cause one of its Affiliates to (i) provide an offer of employment to such Inactive Business Employee, such offer shall be to commence active employment with the Buyer or one of its Affiliates within five (5) days following such Inactive Business Employee’s return to active status (the date of such commencement of employment with Buyer or its Affiliates the “Inactive Employee Commencement Date”), and (ii) to assume any and all Liabilities of Seller or any of its Affiliates relating to any such Inactive Business Employee arising after the Inactive Employee Commencement Date (except, for the avoidance of doubt, any Liabilities under any Seller Benefit Plan (other than as set forth in Section 5.11(j))). As used herein, (i) “Transferred Employee” means (A) each Covered Employee who is employed by an Acquired Company as of the Closing and whose employment transfers with the

Acquired Company, and (B) each Inactive Business Employee who affirmatively accepts Buyer’s (or one of its Affiliate’s) offer of employment pursuant to this Section 5.11(a), and (ii) “Employee Transfer Date” means the Closing Date with respect to each Covered Employee who is not an Inactive Business Employee and the Inactive Employee Commencement Date with respect to each Inactive Business Employee.
(ii)    Seller shall deliver to the Buyer in writing within sixty (60) days after the date hereof a list of Potential Qualified Employees (the “Qualified Employee List”) and thereafter shall periodically provide an updated Qualified Employee List to the Buyer Designee on such dates and containing such information as shall be reasonably agreed upon by the Transition Committee (or the designees thereof). Seller will endeavor in good faith and reasonably to ensure that each employee of Seller and its Affiliates identified by Seller to serve in each Qualified Role will have the seniority, experience and functional expertise to fill such Qualified Role. Seller shall not designate any employee as a Potential Qualified Employee if Seller or any of its Affiliates has taken (or failed to take) any action with respect to such employee that would, if such employee was a Business Employee from and as of the date hereof, result in a breach or otherwise be inconsistent with Section 5.1(a)(vi). Seller shall provide Buyer Designee with reasonable access at such times as are mutually agreeable to Seller and Buyer Designee to individuals identified as Potential Qualified Employees between the date of this Agreement and the Closing Date to permit Buyer Designee to perform any reasonable diligence necessary (in Buyer’s reasonable and good faith determination) to evaluate such Potential Qualified Employee. Buyer Designee shall consent to, or reject, the designation of each individual identified on the Qualified Employee List within (x) forty five (45) days following receipt of the first updated Qualified Employee List delivered following the designation of the Buyer Designee by Buyer and (y) within forty five (45) days following receipt of any updated Qualified Employee List delivered thereafter (in each case, such consent not to be unreasonably withheld, conditioned or delayed). To the extent any individuals listed on the Qualified Employee List are reasonably rejected by Buyer Designee, Seller and Buyer Designee shall cooperate reasonably and in good faith to identify and mutually agree on a suitable replacement prior to the Closing Date and if Buyer and Seller do not find such a replacement(s) thirty (30) days prior to the Closing Date and there are more than thirty (30) vacant Qualified Roles or other positions on such date, Seller and its Affiliates shall make their recruiting services reasonably available to assist Buyer and its Affiliates in hiring individuals to fill such unfilled Qualified Roles or other positions.
(iii)    Buyer hereby covenants and agrees that, unless otherwise mutually agreed upon following the date hereof between the Buyer and the Seller (including through each party’s representatives on the Transition Committee, and each such Person shall act reasonably and in good-faith), the number of full time Covered Employees shall be equal to a number that is no less than (x) four hundred and twenty-four (424) less (y) the number of full time employees who are made available as Potential Qualified Employees (or their suitable replacements in accordance with Section 5.11(a)(ii)) but whose services, or whose roles, are instead provided to Buyer (or filled) through the Transition Services Agreement; provided, that, Seller and its Affiliates shall have reasonably and in good-faith proposed and made a sufficient number of Potential Qualified Employees (or suitable replacements) available to Buyer to fill the Qualified Roles in accordance with the procedures set forth in Section 5.11(a)(ii).
(b)    Terms and Conditions of Employment. For a period of 12 months from and after the Employee Transfer Date (the “Covered Period”), Buyer shall cause an Acquired Company or one of its Affiliates to provide to the Transferred Employees who continue to be employed by an Acquired Company or one of Buyer’s Subsidiaries: (i) a base salary or hourly wage rate, as applicable, that in each case is no less than the base salary or hourly wage rate, as applicable, provided to such Transferred Employee by Seller and its Affiliates immediately prior to the Closing, (ii) target annual cash incentive compensation opportunities that, in the aggregate, are no less favorable than the aggregate target annual cash incentive compensation opportunities in effect for such Transferred Employees immediately prior to the Closing, (iii) total target incentive compensation opportunities (including annual cash incentive compensation opportunities and long-term incentive compensation opportunities) that are no less favorable in the aggregate to the total target incentive compensation opportunities (including, without limitation, incentive compensation opportunities that are provided in the form of equity or equity-based awards, but excluding change-of-control, retention or transaction-based incentives) provided to such Transferred Employees immediately prior to the Closing Date and (iv) other employee benefits that, in the aggregate, are substantially comparable to those in effect for such Transferred Employees immediately prior to the Closing Date (other than defined benefit pension benefits, retiree health, retiree life or other retiree benefits, nonqualified deferred compensation benefits, incentive or transaction-based compensation, or equity or equity-based compensation). Buyer’s obligations under this paragraph are expressly conditioned on Seller providing to Buyer all information reasonably necessary for Buyer to comply with the obligations set forth in this Section 5.11(b) within a reasonable time following receipt of a reasonable written request from Buyer. Seller shall cause a portion of each outstanding and unvested award held by each Covered Employee under the Seller’s 2014 Omnibus Employee Incentive Plan and 2019 Omnibus Employee Incentive Plan (the “Equity Plans”) to vest effective upon the applicable Employee Transfer Date such that each such Transferred Employee will have vested in the portion of the outstanding unvested award that would have vested pursuant to the terms of the applicable award agreement had the Covered Employee experienced a termination of his or her employment by the Seller and its Affiliates without cause immediately prior to such Employee Transfer Date, and Seller shall settle such vested awards in accordance with the terms of the applicable award agreement. Seller shall cause all unvested accrued benefits of the Covered Employees in the Seller’s retirement plans (including the Voya Retirement Plan) and the Seller Deferred Compensation Plans to fully vest effective upon the Employee Transfer Date. For the avoidance of doubt, Seller shall not be obligated to vest any portion of the equity awards or accrued benefits contemplated by this Section 5.11(b) in respect of any Covered Employees who don’t become Transferred Employees within twelve (12) months and five (5) days following the Closing Date.
(c)    Termination of Employment; Severance. The employment of all Transferred Employees shall remain “at-will” after the Employee Transfer Date, subject only to any duly executed written employment agreement with a specific Transferred Employee (if any). Without limiting the generality of Section 5.11(b) above, Buyer shall cause an Acquired Company or one of its Affiliates to provide severance pay and benefits to any Transferred Employee whose employment with Buyer or its Affiliates is terminated during the Covered Period for any reason pursuant to which such Transferred Employee would have been eligible for severance pay or benefits pursuant to the severance policies described on Section 5.11(c) of the Seller Disclosure Schedule (the “Seller Severance Policies”) had such termination occurred immediately prior to the Closing on terms and in amounts that are no less favorable than as set forth in the Seller Severance Policies, in each case, subject to the terminated Transferred Employee’s prompt execution of a general release of claims in favor of Buyer and its Affiliates in a form reasonably acceptable to Buyer. Buyer’s obligations under this paragraph are expressly conditioned on Seller providing to Buyer all information reasonably necessary for Buyer to comply with the obligations set forth in this Section 5.11(c) within a reasonable time following receipt of a reasonable written request from Buyer.
(d)    Credit for Service. On and after the Employee Transfer Date, Buyer shall cause to be provided to each Transferred Employee under each benefits plan, program, or arrangement maintained or contributed to by Buyer or any Subsidiary of Buyer (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and level of benefits (including any welfare plan, retirement plan, vacation program or severance program but not for purposes of a defined benefit pension, retiree or other post-employment health or welfare, equity-based or incentive compensation plan) for full and partial years of service with Seller or its Affiliates (including the Acquired Companies and any of their respective predecessors) performed at any time prior to the Employee Transfer Date to the extent such service was taken into account under the analogous Employee Benefit Plan immediately prior to the Employee Transfer Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits.
(e)    Preexisting Conditions, Exclusions and Waiting Periods; Deductibles. Buyer shall cause the Acquired Companies and its Affiliates to, as applicable, use commercially reasonable efforts to: (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods or required physical examinations with respect to participation and coverage requirements applicable to Transferred Employees and their eligible dependents under any health, medical, disability and life insurance plans of Buyer, the Acquired Companies or one of their respective Subsidiaries, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Employee Transfer Date; (ii) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees and their eligible dependents under any other Buyer Benefit Plans; and (iii) provide each Transferred Employee with credit for any co-payments and deductibles paid by such Transferred Employee and his or her respective dependents prior to the Employee Transfer Date and in the same plan year as that in which the Employee Transfer Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under the analogous Buyer Benefit Plan for its plan year in which the Employee Transfer Date occurs. As a condition to Buyer’s obligation under the preceding sentence, Seller shall provide Buyer or its designee all information reasonably requested to allow it to comply with such obligation within a reasonable time following receipt of a reasonable written request from Buyer.

(f)    COBRA. Notwithstanding any contrary provision of this Agreement, (i) Buyer shall cause the Acquired Companies or its Subsidiaries to be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA with respect to any Transferred Employee who experiences a COBRA “qualifying event” under a Buyer Benefit Plan on or after the applicable Employee Transfer Date, and (ii) the Seller and its Affiliates shall be responsible and liable for providing, or continuing to provide, healthcare continuation coverage as required under COBRA with respect to any Business Employee who experiences a COBRA “qualifying event” under any Seller Benefit Plan prior to the Employee Transfer Date.
(g)    WARN. If a plant closing or a mass layoff occurs or is deemed to occur with respect to an Acquired Company or any of its Affiliates at any time on or after the Closing, Buyer shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2109 et seq. or the regulations promulgated thereunder or any similar state laws and for taking all remedial measures, including the payment of all amounts, penalties, Liabilities, costs and expenses if such notices are not provided.
(h)    Tax-Qualified Plans. Buyer shall cause an Acquired Company or one of Buyer’s Subsidiaries to maintain or establish, a defined contribution plan that is intended to be tax-qualified (“Buyer’s DC Plan”) and in which the Transferred Employees shall be eligible to participate as of the applicable Employee Transfer Date. As soon as practicable following the applicable Employee Transfer Date, Buyer shall cause an Acquired Company or one of Buyer’s Subsidiaries shall cause Buyer’s DC Plan to accept any “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) elected by a Transferred Employee from a tax-qualified plan maintained by Seller or any of its Affiliates (other than the Acquired Companies) (to the extent consisting of cash or notes relating to plan participant loans) in a direct rollover to Buyer’s DC Plan. In the case of any portion of any such rollover amount that consists of a promissory note relating to a plan participant loan, Seller, Buyer, its Subsidiaries and the Acquired Companies shall cooperate with each other and use reasonable best efforts to enable such direct rollovers to occur before such loans default.
(i)    Cafeteria Plans. Effective as of the Closing Date, Buyer shall cause an Acquired Company or one of Buyer’s Subsidiaries to establish or maintain a flexible spending reimbursement account under a cafeteria plan that is intended to meet the requirements of Section 125 of the Code (the “Company Cafeteria Plan”) in which Transferred Employees can participate. Buyer shall cause an Acquired Company or one of Buyer’s Subsidiaries to use commercially reasonable efforts to allow Transferred Employees who participated as of the Employee Transfer Date (collectively, the “Cafeteria Plan Participants”) in an Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code (a “Seller Cafeteria Plan”) to participate in the Company Cafeteria Plan effective as of the applicable Employee Transfer Date. During the period from the Employee Transfer Date until the last day of the plan year of the Seller Cafeteria Plan that commenced immediately prior to the Employee Transfer Date, Buyer shall cause an Acquired Company or one of Buyer’s Subsidiaries to continue, the salary reduction elections made by the Cafeteria Plan Participants as in effect as of the Employee Transfer Date (adjusted, to the extent necessary, to take into account any changes to applicable premiums related to any Buyer

Benefit Plan) and allow each Cafeteria Plan Participant to receive reimbursement from such participant’s flexible spending reimbursement account under the Company Cafeteria Plan on substantially comparable terms and conditions as would have been applicable to such participant as if such Cafeteria Plan Participant were employed by Seller or one of its Affiliates following the Employee Transfer Date during such period and continued to participate in a Seller Cafeteria Plan. As of the Employee Transfer Date, (i) if the aggregate accumulated contributions to the flexible spending reimbursement accounts made by Cafeteria Plan Participants prior to the Employee Transfer Date during the year in which the Employee Transfer Date occurs exceeds the aggregate reimbursement amounts paid to Cafeteria Plan Participants for such year from such accounts, Seller shall transfer, or cause an Affiliate to transfer, to Buyer, an Acquired Company or one of Buyer’s other Subsidiaries, as applicable, an amount equal to such excess as soon as practicable following the applicable Employee Transfer Date and (ii) if the aggregate reimbursement amounts paid to Cafeteria Plan Participants for such year from the flexible spending reimbursement accounts made by Cafeteria Plan Participants exceed the aggregate accumulated contributions to such accounts prior to the Employee Transfer Date during the year in which the Employee Transfer Date occurs, Buyer shall cause a Subsidiary to transfer to Seller an amount equal to such excess as soon as practicable following the applicable Employee Transfer Date. As of the Employee Transfer Date, Buyer shall cause an Acquired Company or one of Buyer’s other Subsidiaries to assume and be solely responsible for all eligible reimbursement claims made on or after the Employee Transfer Date by the Cafeteria Plan Participants under each Seller Cafeteria Plan that were incurred for the plan year of the Seller Cafeteria Plan that commenced prior to the Employee Transfer Date, or that are incurred anytime thereafter.
(j)    Deferred Compensation Amount. Prior to the Closing, Buyer shall cause a Subsidiary of Buyer to establish a deferred compensation plan that is substantially identical with respect to time and form of payment provisions (but not, for the avoidance of doubt, benefit accrual or administrative provisions) to the Voya Deferred Compensation Savings Plan (such new plan, the “Buyer Deferred Compensation Plan”) and, effective as of the applicable Employee Transfer Date, the Buyer Deferred Compensation Plan shall assume from the Voya Deferred Compensation Savings Plan (and thereafter be solely responsible for) all Liabilities in respect of the Voya Deferred Compensation Savings Plan for or relating to participants in the Voya Deferred Compensation Savings Plan who are Transferred Employees; provided that, in the event any participant in the Voya Deferred Compensation Savings Plan is an Inactive Business Employee who, following the Closing Date, commences employment with Buyer or its Affiliates, Seller shall pay to Buyer in cash, within 10 Business Days of such commencement, an amount equal to all of the Liabilities in respect of the Voya Deferred Compensation Savings Plan for or relating to each such participant that is assumed by Buyer pursuant to this Section 5.11(j), with such amount calculated as of the date of such commencement. Buyer covenants and agrees to make all payments pursuant to the Buyer Deferred Compensation Plan at the same time and in the same form as such amounts were required to be paid under the terms of the Voya Deferred Compensation Savings Plan and any election forms thereunder (unless a Transferred Employee makes, and Buyer permits, a valid subsequent deferral election to further delay the payment of such amounts or Buyer or its applicable Subsidiary elects to terminate such Buyer Deferred Compensation Plan). Buyer’s obligations under this Section 5.11(j) are expressly conditioned on Seller providing to Buyer all information it reasonably requests in order to establish and administer such Buyer Deferred Compensation Plan.

With respect to each Transferred Employee that is a participant in the Voya Supplemental Executive Retirement Plan, Buyer shall provide notice to Seller within a period of time, following the date on which any such Transferred Employee incurs a separation from service (as defined in Section 409A of the Code) from the Buyer or an Affiliate of Buyer, that reasonably enables Seller to make any required payments in accordance with the terms of the Voya Supplemental Executive Retirement Plan.
(k)    Employee Communications; Cooperation. All communications relating to the transactions contemplated by this Agreement between Buyer or its Affiliates and the Business Employees and any Potential Qualified Employee prior to Closing shall be subject to Seller’s good faith, reasonable prior approval, and all communications relating to the transactions contemplated by this Agreement between Seller or its Affiliates and the Business Employees or any Potential Qualified Employee prior to Closing shall be subject to Buyer’s good faith, reasonable prior approval (in each case which shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller shall cooperate, and cause their respective Affiliates to cooperate, reasonably and in good faith to carry out the provisions of this Section 5.11, including by furnishing relevant information to Buyer. Seller shall provide Buyer an updated detailed schedule of any long-term incentive awards held by the Business Employees (under the Equity Plans), including their grant date and current value, vesting schedule, the portion that is expected to be forfeited and the portion that is expected to be vested in connection with the transaction, etc.) promptly following the end of each of Seller’s fiscal quarter(s) following the date hereof and prior to the Closing Date, which shall also be further updated and provided immediately prior to the Closing Date.
(l)    No Assumption of Any Other Liabilities with respect to Compensation or Employee Benefits. Except as otherwise expressly agreed upon in this Section 5.11, Seller and its Affiliates (other than the Acquired Companies, and not Buyer or its Affiliates) shall assume, retain, and be responsible for any Liabilities relating to, arising out of, or resulting from (i) the Seller Benefit Plans (including the Seller Deferred Compensation Plans, subject to Section 5.1(j)), (ii) the employment or services, or termination of employment or services, with Seller and its Affiliates of (A) any Covered Employee prior to or by reason of the occurrence of the Closing or (B) any current or former employee or service provider of Seller or its Affiliates who is not a Covered Employee, whenever arising; provided, that, following the Closing, Buyer and its Affiliates will retain and be responsible for the Acquired Company Employment Liabilities that exist as of the date hereof. As used herein, the term “Acquired Company Employment Liabilities” means any Liabilities of the Acquired Companies that exist as of the date hereof and relate to, arise out of, or result from the employment or services of any current or former employee or service provider of the Acquired Companies, excluding, any Liabilities for compensation or benefits to such individuals (including, under any Seller Benefit Plans), and related taxes.
(m)    No Modification. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment, adoption or termination of or an amendment to any Employee Benefit Plan, Buyer Benefit Plan or other compensation and benefits plans or Contracts maintained for or provided to Covered Employees or any other Persons prior to or following the Closing Date or (ii) confer upon or give to any Person (including, for the avoidance of doubt, any

Covered Employee or any current or former employees, directors, or independent contractors of the Acquired Companies, Seller or any of their Affiliates, or on or after the Closing, Buyer, the Acquired Companies or any of their post-Closing Affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.11 under or by reason of any provision of this Agreement. For the avoidance of doubt, nothing contained in this Section 5.11 shall confer upon any Covered Employee any right to continued employment with Buyer, any Acquired Company or their respective Affiliates after the Closing Date and nothing in this Section 5.11 is intended to guarantee employment to any Covered Employee for any period of time.
SECTION 5.12    Financing.
(a)    Prior to the Closing, Buyer shall, and shall cause its Affiliates to, use their reasonable best efforts to consummate and obtain the NER Financing on the terms and conditions set forth in the NER Commitment Letter (or such more favorable terms as the applicable Financing Source may agree without undue delay) not later than the date that the Closing is required to occur in accordance with Section 2.3, including: (i) maintaining in full force and effect the NER Commitment Letter; (ii) entering into, at the Closing, definitive documents with respect to the NER Financing on terms and conditions not less favorable than those set forth in the NER Commitment Letter; (iii) complying with their obligations under, and satisfying all conditions applicable to Buyer Parties in the NER Commitment Letter or in any definitive documentation with respect to the NER Financing; and (iv) enforcing its rights under the NER Commitment Letter (including by commencing Actions against the Financing Source in respect of the NER Financing to enforce the terms of the NER Commitment Letter or any definitive documents relating to the NER Financing). Prior to the Closing, Buyer shall, and shall cause its Affiliates to obtain the proceeds of the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter.
(b)    Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to, accept the imposition of new or additional conditions on, waive any rights under, or release or consent to the termination of the obligations of any other party under the NER Commitment Letter or the Equity Commitment Letter. Without limiting the generality of the foregoing, Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to the NER Commitment Letter that would materially decrease the aggregate amount of the NER Financing. Upon the consummation of the Equity Financing to Buyer, in accordance with the Financing Commitments, Buyer shall draw down at Closing such amount of Financing as is required to fully make the payments required pursuant to Article II, as well as to fund any capital contributions to the Acquired Companies consistent with maintaining a company action level risk-based capital ratio of SLD and RRII up to the amount set forth on Schedule 5.12(b).
(c)    Buyer shall give Seller reasonably prompt notice of (i) any termination of the NER Commitment Letter or the Equity Commitment Letter, as applicable, or material breach by any party thereto of which Buyer becomes aware, (ii) the receipt of any written notice or other written communication from any Financing Source regarding any actual or alleged breach, default, termination or repudiation of the NER Commitment Letter or the Equity Commitment Letter, as

applicable, and (iii) any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the NER Financing or Equity Financing. Buyer shall provide any information reasonably requested by Seller relating to any of the circumstances described in the foregoing sentence as soon as reasonably practicable, but in any event within three (3) Business Days, after the date that Seller delivers to Buyer a written request for such information. Buyer shall consult with and keep Seller reasonably informed upon request of the status of its efforts to arrange for and consummate the Financing. If any portion of the NER Financing or Equity Financing becomes unavailable on the terms and conditions set forth in the NER Commitment Letter or the Equity Commitment Letter, as applicable, Buyer shall (1) promptly notify Seller of such unavailability and the reasons therefor and (2) use its reasonable best efforts, as promptly as practicable following the occurrence of such event, to arrange for and obtain, and negotiate and enter into definitive documents at the Closing with respect to, alternative financing on terms that are not, in the aggregate, materially less favorable to Buyer (“Alternative Financing”) in an amount sufficient to permit the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and pay all related costs and expenses required to be paid by them in connection therewith; provided that in no event may any Alternative Financing involve a public offering that is registered with, or require any filings with, the SEC or under the securities laws of any jurisdiction.
(d)    For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that obtaining any of the Equity Financing, the NER Financing or any Alternative Financing is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any financing, subject only to the fulfillment of the conditions set forth in Sections 6.1 and 6.2 (or waiver thereof as provided in Sections 6.1 and 6.2).
SECTION 5.13    Financing Cooperation and Covenants.
(a)    Subject to Section 3.31, Seller shall, between the date hereof and the Closing Date, use its reasonable best efforts to (and to cause its Affiliates and their respective personnel and advisors to use their reasonable best efforts to), as promptly as reasonably practicable, cooperate with and provide such assistance to Buyer as is reasonably requested by Buyer in Buyer’s efforts to obtain (i) the NER Financing on the terms no less favorable than those set forth in the NER Commitment Letter and (ii) the Bank Financing on terms no less favorable than those set forth in the Bank Commitment Letter.
(b)    The cooperation and assistance contemplated by Section 5.13(a) shall comprise the following: (i) providing information, reasonably requested in connection with (A) any customary offering documents, bank information memoranda and similar documents, which include (x) all audited annual statutory or Modified GAAP (as applicable) financial statements of the Acquired Companies for the three (3) most recently completed fiscal years prior to the Closing Date and (y) unaudited interim financial statements of the Acquired Companies for any fiscal quarter ended after the date of the most recent financial statements delivered pursuant to clause (x), (B) rating agency presentations, by providing financial and other factual data related to the Business and (C) balance sheets of each of the Acquired Companies, prepared in accordance with the Accounting Principles after giving effect to the Pre-Sale Transactions, updated as of the end of the most recent fiscal quarter of each Acquired Company ended at least 60 days prior to the Closing Date (or, if the most recently completed fiscal quarter is the end of a fiscal year of such Acquired Company, ended at least 120 days prior to the Closing Date); (ii) subject to receipt of assurances of confidentiality in form and substance reasonably satisfactory to Seller, providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; (iii) executing and delivering (or using reasonable best efforts to obtain from its advisors) customary certificates or other similar documents and instruments relating to the NER Financing or any Bank Financing as may be reasonably requested by Buyer; (iv) taking such corporate actions as shall be reasonably requested of Seller or the Acquired Companies by Buyer to permit the consummation of the Financing to permit the proceeds thereof to be made available at the Closing; (v) filing all required applications and requests for approval with all applicable Governmental Entities required in connection with the NER Financing (which will be prepared by Buyer and whose form and substance will be subject to the approval of Seller, which shall not be unreasonably withheld, conditioned or delayed); and (vi) taking such corporate actions as shall be reasonably requested of Seller or the Acquired Companies by Buyer to permit the consummation of the Financing to permit the proceeds thereof to be made available at the Closing (or, in the case of the NER Financing, to be consummated concurrently with the Closing); provided, however, that Seller and, until the Closing, the Acquired Companies shall not (1) have any Liability or any obligation under any agreement or document related to the Financing or any Alternative Financing or (2) be required to incur any Liability in connection with the Financing or any Alternative Financing other than out-of-pocket expenses incurred in connection with its compliance with this Section 5.13, which shall promptly be reimbursed by Buyer. Without limitation to the foregoing, Seller shall provide, and shall use its commercially reasonable efforts to cause each of its and the Acquired Companies’ Representatives, including legal, tax, regulatory and accounting to provide, all other information and cooperation reasonably requested by the Financing Sources or Buyer. Except as set forth in Section 3.31, neither Seller nor any of its Affiliates shall have any obligation to provide any representations, warranties, assurances or opinions to any Person as to the accuracy or completeness of any information made available to any Financing Source, potential lender, equity or other investors, rating agencies, Governmental Entity or any other Person, and, except for the rights of the Buyer Indemnified Persons pursuant to Section 7.2 (subject to the limitations set forth in this Agreement), Seller shall have no Liability or obligation with respect to any information provided pursuant to this Section 5.13 or otherwise in connection with the Financing or any Alternative Financing.
SECTION 5.14    Financial Information. From the date hereof through the Closing Date, Seller shall make available to Buyer (i) within forty-five (45) days following the end of each calendar quarter other than the last calendar quarter of any calendar year, (a) the unaudited quarterly statutory statements of MUL and SLD, and the unaudited quarterly GAAP financial statements of VAE, in each case, as of the end of and for such calendar quarter, and together with the exhibits, schedules and notes thereto (as applicable); (ii) within sixty (60) days following the end of each calendar year, the unaudited annual statutory statements of MUL and SLD, the unaudited annual Modified GAAP financial statements of SLDI, and the unaudited annual GAAP financial statements of VAE, in each case, as of the end of and for such calendar year, and together with the exhibits, schedules and notes thereto (as applicable); (iii) as soon as practicable, but in any event on or prior to June 1st following each calendar year that is completed prior to the Closing Date, commencing with the calendar year ended December 31, 2019, the audited annual statutory financial statements of MUL and SLD, the audited annual Modified GAAP financial statements of SLDI, and the audited annual GAAP financial statements of VAE, in each case as of and for the end of such year, together with the report of each such company’s independent certified public accountant, and in each case together with the exhibits, schedules and notes thereto; and (iv) as promptly as reasonably practicable following the preparation thereof, any amendments or errata to any of the Actuarial Report.
SECTION 5.15    Policyholder Lists. After the date of this Agreement, neither Seller nor any of its Affiliates shall share or provide any policyholder or similar information with respect to the Business to any Producer or other Person, except for the provision of any such information (i) as required by judicial or administrative process or, in the written opinion of counsel to Seller or any of its Affiliates, as applicable, by other requirements of Applicable Law, or (ii) prior to Closing, in the ordinary course of business consistent with past practices of the Acquired Companies.
SECTION 5.16    Insurance.
(a)    With respect to events or circumstances relating to the Acquired Companies that occurred or existed prior to the Closing Date that are covered by occurrence-based insurance policies and resulting in a loss or liability to the Acquired Companies or Buyer or any of its other Subsidiaries after the Closing, the Acquired Companies may, to the extent permitted thereunder and to the extent of such loss or liability, make claims under such policies so long as such claims are not reasonably expected to result in non-de minimis increased costs or Liabilities to Seller or any of its Affiliates, or to the extent such claims are reasonably expected to result in non-de minimis increased costs to Seller or any of its Affiliates, Buyer reimburses Seller for the present value of such increased costs. Seller shall, and shall cause its Affiliates to, provide reasonable cooperation and assistance in the pursuit of such claims.
(b)    With respect to any open claims against the insurance policies of Seller or any of its Affiliates (other than the Acquired Companies) relating to losses suffered by the Acquired Companies prior to the Closing Date for which either (x) the applicable insured asset has been reflected on the Final Settlement Statements without giving effect to the full impairment or loss of value resulting from the insured loss or (y) a receivable in respect of such claim is reflected on the Final Settlement Statements, Seller shall (i) use reasonable best efforts to pursue such claims and shall reasonably cooperate with and assist Buyer and its Affiliates in doing the same and (ii) remit to Buyer all proceeds realized from such claims; provided that no Buyer Indemnified Person has been indemnified with respect to such amounts under Article VII.
SECTION 5.17    Pre-Sale Transactions; Transaction Agreements. Without limiting the obligations of the parties pursuant to Section 5.4, in the event that the parties have not obtained, or have not maintained in full force and effect, one or more consents or approvals of Governmental Entities, without imposition of a Burdensome Condition, that are required in order for Seller and its Affiliates to effect any Pre-Sale Transaction or to execute and deliver any Transaction Agreement required to give effect to any Pre-Sale Transaction, then the parties shall cooperate and negotiate in good faith to arrange for an alternative to such Pre-Sale Transaction, or amendments to such Transaction Agreement, that would replicate as closely as possible the economic substance of such

Pre-Sale Transaction, with only such deviations therefrom as would not be adverse (except in de minimis respects) to Buyer, on one hand, or Seller, on the other hand. Upon agreeing on any such alternative or amendment, the parties shall amend Annex C, Annex D and the applicable form of Transaction Agreement attached hereto to reflect such agreement.
SECTION 5.18    Separation, Migration and Transition.
(a)    Promptly and in any event no later than February 4, 2020, each of Seller, on the one hand, and Buyer, on the other hand, shall appoint an equal number of representatives and designate a lead executive (collectively, the “Transition Committee”) who will be responsible for designating individuals with appropriate functional knowledge and responsibilities to (and each of whom shall act reasonably and in good faith to):
(i)    develop a decision making process and dispute resolution mechanism for the Transition Committee acceptable to the parties;
(ii)    agree on and designate the (A) Qualified Roles which shall be (unless otherwise agreed) for a maximum number of full-time roles equal to (I) four hundred twenty-four (424) less (II) the number of Designated Employees, and (B) Qualified Employees in accordance with Section 5.11(a)(ii) and Section 5.11(a)(iii);
(iii)    identify roles that will be provided via the Transition Services Agreement (and not filled by Qualified Employees);
(iv)    agree on the target operating costs of the Business to the extent target operating costs for the first twelve (12) months following Closing exceed $170,000,000 (prior to applying the discount referenced in Section 5.18(e));
(v)    cooperate in good faith to negotiate, develop and implement, subject to Applicable Law, a written separation and migration plan within ninety (90) days following the date hereof (the “Initial Separation and Migration Plan”), which shall be revised by mutual agreement after Closing such that within ninety (90) days following the Closing Seller and Buyer shall have developed a full separation and migration plan (the “Full Separation and Migration Plan”, and together with the “Initial Separation and Migration Plan”, the “Separation and Migration Plans”), which shall, in each case, set forth procedures for (A) the orderly separation of the Business from the Excluded Business and other businesses of Seller and its Affiliates and (B) migration and transition of the Business following the Closing or the end of the Transition Services Agreement, as applicable, in order to (y) integrate the Business into the business and operations of Buyer (including the Acquired Companies) and/or (z) fully transition to the performance of services by a third-party servicer;
(vi)    identify and discuss the allocation of the Additional Separation Costs, Separation Costs and Migration Costs in accordance with Section 5.18(c) of this Agreement;
(vii)    pursue the Third-Party Consents in accordance with Section 5.4(c);

(viii)    (A) develop an initial set of service and pricing schedules to the Transition Services Agreement as soon as practicable, but in any event within ninety (90) days following the date hereof, which shall continue to be revised by mutual agreement, and (B) agree to a set of service and pricing schedules to be attached to the Transition Services Agreement at Closing;
(ix)    address any additional Buyer-requested services prior to Closing in connection with separation, migration, or TPA conversion activities, for which Seller will consider such request and the provision of such services in good faith, and will provide to Buyer the terms and cost under which such services would be provided by Seller, and the Parties shall discuss and mutually agree on the amount of such cost to be reimbursed in accordance with Section 5.18(d);
(x)    discuss and monitor the progress of the transactions contemplated by the Transaction Agreements and the parties’ obligations under this Agreement and the other Transaction Agreements (to the extent applicable);
(xi)    perform or oversee the performance of the other tasks identified on Section 5.21 of the Seller Disclosure Schedule and such other tasks in connection with determining the scope of engagement of such third-party administrator as the parties shall agree;
(xii)    review the Intercompany Agreements and the Affiliate Agreements and determine any exceptions to Seller’s obligation under Section 5.6 to terminate all such agreements prior to Closing;
(xiii)    after the Closing, review the schedules to the Transition Services Agreement at regular intervals including at the end of the first year and at the beginning of each extension period and amend the schedules, as appropriate, in accordance with the terms of the Transition Services Agreement;
(xiv)    perform the Transition Committee’s obligations under the Transition Services Agreement in accordance with the terms thereof;
(xv)    discuss any applicable compliance with the HSR Act (including any required waiting period) and implement any necessary steps for such compliance so that nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the Seller’s operations prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust Law waiting period; and
(xvi)    subject to applicable Law, discuss and share information related to the active management of the Business.
(b)    Each of Seller and Buyer may appoint a replacement of any of its own respective Transition Committee representatives upon written notice to the other party. The Transition Committee shall meet (or communicate via other technology) as frequently as reasonably required to develop the Separation and Migration Plans (in any event no less frequently than monthly) and upon reasonable request by any Transition Committee member.
(c)    The Parties shall bear the costs and expenses associated with actions contemplated by the Separation and Migration Plans in accordance with the following principles:
(i)    each Party shall bear all of its own internal Separation Costs and Migration Costs attributable to the pre-Closing period,
(ii)    the TPA Conversion Costs attributable to the pre-Closing period will be paid by Seller and reimbursed by Buyer at Closing in accordance with Section 5.18(d),
(iii)    out-of-pocket Migration Costs, and (subject to Section 5.18(c)(iv)) Additional Separation Costs, and costs and expenses for other services performed pursuant to Section 5.18(a)(ix), attributable to the pre-Closing period shall be paid by Seller and reimbursed by Buyer at Closing in accordance with Section 5.18(d),
(iv)    prior to and after Closing, Seller shall be responsible for all out-of-pocket Separation Costs paid to Seller’s and its Affiliates’ third party vendors unless such separation activity would not be necessary based on planned activity to transfer and convert systems, data and infrastructure to the TPA,
(v)    following the Closing, except for out-of-pocket costs Seller is responsible for under Section 5.18(c)(iv), Buyer shall bear, and shall reimburse Seller and its Affiliates, for all Migration Costs, TPA Conversion Costs, and any Additional Separation Costs, and
(vi)    the out-of-pocket costs and expenses of any Third-Party Consents necessary for the consummation of the Separation and Migration Plans shall be allocated in the manner set forth in Section 5.4(c).
(d)    At the Closing, Buyer will reimburse Seller for any Migration Costs, TPA Conversion Costs and Additional Separation Costs attributable to the pre-Closing period for which Buyer is responsible under this Section 5.18, by payment to Seller of an additional cash amount at the Closing.
(e)    Buyer and Seller have agreed that for each of the first two (2) years of the Transition Services Agreement, the fees thereunder shall be discounted by six million dollars ($6,000,000) per year on a monthly basis (i.e., by five hundred thousand dollars ($500,000) per month), which the Transition Committee, in consultation with Buyer and Seller, will monitor as part of its obligations pursuant to this Section 5.18.
SECTION 5.19    Bank Accounts. To the extent any individual other than a Business Employee at the Closing has authority to draw on or has access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Acquired Companies, Seller and its

Affiliates shall remove, effective as of the Closing, such individual’s authority unless otherwise directed in writing by Buyer.
SECTION 5.20    Release. Seller (on behalf of itself and its Affiliates) shall, and hereby does, effective as of the Closing, release, waive and forever discharge each Acquired Company and each of its directors, officers, employees, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing. Buyer on behalf of the Acquired Companies only (and not itself) shall, and hereby does, effective as of the Closing, release, waive and forever discharge Seller and each of its Affiliates and each of its directors, officers, employees, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing. Notwithstanding the foregoing, nothing in this Section 5.20 shall release, waive or discharge any actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of arising out of this Agreement, any other Transaction Agreement, the Surplus Notes or any of the Contracts contemplated to survive the Closing as specifically set forth in Section 5.6 of the Seller Disclosure Schedule.
SECTION 5.21    TPA Arrangements. The Parties acknowledge and agree that Seller (a) will not sign any contract with respect to the Business with the counterparty identified on Section 5.21 of the Seller Disclosure Schedule (the “TPA”) without Buyer’s prior written consent and (b) shall reasonably cooperate with Buyer with respect to Buyer’s negotiations with the TPA. All out-of-pocket fees, costs and expenses incurred by Seller or its Affiliates in connection with such Contract, including the costs of extending such Contract in accordance with Seller’s obligations under this Section 5.21, shall be TPA Conversion Costs.
SECTION 5.22    Reinsurance Rates. From and after the Closing, the parties will take the actions and comply with the covenants set forth in Schedule 5.22.
SECTION 5.23    Reinsurance Restructuring.
(a)    Following the date hereof until the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to (i) restructure the reinsurance transactions identified on Schedule 5.23(a) (the “5.23(a) Transaction”) in accordance with the terms set forth on Schedule 5.23(a) (the “Restructured 5.23(a) Transaction”) effective immediately before, at or immediately following the Closing (as applicable) or, if the Restructured 5.23(a) Transaction cannot be effected through the use of such reasonable best efforts, (ii) replace the 5.23(a) Transaction with a similar reinsurance or other reserve financing transaction in respect of the business covered by the 5.23(a) Transaction on terms, other than the risk charge or any similar fee due to the reinsurer or other risk-taker under such reinsurance transaction, that are in the aggregate not materially less favorable to SLD than the Restructured 5.23(a) Transaction (the “Replacement 5.23(a) Transaction”). Each Party shall keep the other Party reasonably informed of the status of the Restructured 5.23(a) Transaction or the Replacement 5.23(a) Transaction. For the avoidance of doubt, none of Seller or any of its Affiliates shall have any obligation to participate in the Replacement 5.23(a) Transaction as reinsurer, financing provider or otherwise. Seller and its Affiliates shall reasonably cooperate with Buyer and its Affiliates to make any filings required for Buyer to obtain any Governmental Approval in respect of the Restructured 5.23(a) Transaction or the Replacement 5.23(a) Transaction in accordance with Section 5.4.
(b)    Following the date hereof until the Closing, (i) Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to restructure the reinsurance transactions identified on Schedule 5.23(b) (the “Other Financing Transactions”) in accordance with the terms thereof, (ii) Buyer shall, and shall cause its Affiliates and Control Investors to, complete all onboarding requirements of the financing provider under the Other Financing Transactions and (iii) Seller and its Affiliates shall reasonably cooperate with Buyer and its Affiliates to make any filings required for Buyer to obtain any Governmental Approval in respect of the Other Financing Transactions in accordance with Section 5.4.
(c)    Following the date hereof, the parties shall perform the actions set forth on Schedule 5.23(c).
(d)    Seller and its Affiliates (including, prior to the Closing, SLD) and Buyer (including, following the Closing, SLD) shall terminate the collateral facilities and reinsurance agreements set forth on Schedule 5.23(d).
(e)    Buyer and its Affiliates shall terminate the collateral facility set forth on Schedule 5.23(e) in accordance with the terms described therein immediately following the Closing.
SECTION 5.24    Novation. Following the date hereof, and until the second anniversary of the Closing Date (the “Novation Period”), Buyer shall, and shall cause its Affiliates to, cooperate with Seller and its Affiliates and use its reasonable best efforts to cause the beneficiary or other applicable counterparty under each of the Specified Seller Guarantees (as such term is defined in the Indemnification Agreement) to enter into a novation of such Specified Seller Guarantee to Buyer or an Affiliate of Buyer, effective as of the Closing or as soon as practicable thereafter, such that Buyer or such Affiliate of Buyer assumes all of Seller’s (or Affiliate of Seller, as appropriate) liabilities and obligations thereunder, and Seller (or such Affiliate of Seller, as applicable) is fully released and discharged from all such liabilities or obligations, and otherwise upon terms reasonably acceptable to Seller and Buyer; provided, however, that Buyer and its Affiliates shall not be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration to induce the applicable counterparty to agree to such novation.  Such novations shall be effective at the Closing or as soon thereafter as reasonably practicable after the Buyer and Seller have obtained consent of the applicable counterparty.  All correspondence from either Seller or Buyer to the counterparty under any Specified Seller Guarantee in connection with any such proposed novation shall be in a form approved by the other Party; provided, that any such approval shall not be unreasonably withheld, conditioned or delayed.  For purposes of this section,

“Affiliate” of Buyer shall not include Equity Investor or, for the avoidance of doubt, any partner of or other direct or indirect investor in Equity Investor.
SECTION 5.25    Surplus Note Rating. From the date hereof until the Closing, Buyer will cooperate with Seller and use its reasonable best efforts to assist Seller to obtain a rating from a nationally recognized statistical rating organization for the Remaining Surplus Notes.
SECTION 5.26    Restructuring Cooperation. During the Novation Period, at the request of Buyer, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and its Affiliates to restructure the transactions described on Schedule 5.23(c), in each case, as may be requested by Buyer; provided, however, that Seller and its Affiliates shall not be required to compromise any right, asset or benefit or expend any amount or incur any liabilities or provide any other consideration to induce the applicable counterparty to agree to such restructuring. For purposes of this Section 5.26, “Affiliate” of Buyer shall not include Equity Investor or, for the avoidance of doubt, any partner of or other direct or indirect investor in Equity Investor.
SECTION 5.27    Policy Replacement. Prior to the Closing, Seller shall cause SLD to substitute the asset set forth on Schedule 5.27 with other assets reasonably acceptable to Buyer with a Statutory Carrying Value not less than that of the asset set forth on Section 5.27 of the Seller Disclosure Schedule.
SECTION 5.28    Equity Investment. The parties will cooperate in good faith and use commercially reasonable efforts to finalize the terms of a limited partnership investment at the Closing by (a) Seller, (b) a wholly owned direct or indirect Subsidiary of Seller incorporated or otherwise organized in Delaware and whose obligations to Equity Investor in connection with such investment are guaranteed by Seller or (c) another Affiliate of Seller reasonably acceptable to Buyer (each, a “Seller Investor”), in Equity Investor in accordance with Schedule 5.28.
ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1    Conditions to Each Party’s Obligations. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)    Approvals. All consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby, in each case that are set forth in Schedule 6.1(a), shall have been obtained or made and shall be in full force and effect and all waiting periods required by Applicable Law with respect thereto shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or any of its Affiliates (for such purposes, the Acquired Companies to be considered Affiliates of Buyer); provided, however, that Seller shall not be entitled to assert that the condition set forth in this Section 6.1(a) is not satisfied due to the imposition of a Burdensome Condition on Buyer and Buyer shall not be entitled to assert that the condition set forth in this Section 6.1(a) is not satisfied due to the imposition of a Burdensome Condition on Seller.

(b)    No Injunctions, Restraints or Actions.
(i)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Transferred Shares, the consummation of the Reinsurance Agreements, the consummation of the Pre-Sale Transactions or any other material transaction contemplated by the Transaction Agreements shall be in effect.
(ii)    No Actions brought by a Governmental Entity shall be pending before any Governmental Entity that would reasonably be expected to prevent the consummation of the purchase and sale of the Transferred Shares, the consummation of the Reinsurance Agreements, the consummation of the Pre-Sale Transactions or any other material transaction contemplated by the Transaction Agreements.
SECTION 6.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) The Seller Specified Representations shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been so true and correct as of such date), and (ii) the other representations and warranties of Seller set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect, other than as set forth in the first sentence of Section 3.8) shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
(b)    Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)    Closing Deliveries. Seller shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.7(a).
(d)    Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(e)    The condition set forth on Schedule 6.2(e).
(f)    Closing Transaction IMR. (i) The Closing Transaction IMR is greater than the Negative IMR Threshold or (ii) Seller has elected the Funds Withheld Option for the actual

Closing Date pursuant to Section 2.9(c). For the avoidance of doubt, the condition set forth in this Section 6.2(f) is satisfied if either or both of the foregoing (i) or (ii) are satisfied.
SECTION 6.3    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. (i) The Buyer Specified Representations shall be true and correct in all respects, in each case, as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been so true and correct as of such date), and (ii) the other representations and warranties of Buyer set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the ability of Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
(b)    Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have delivered or caused to have delivered to Seller each of the documents required to be delivered pursuant to Section 2.7(b).
ARTICLE VII
INDEMNIFICATION

SECTION 7.1    Survival of Representations, Warranties and Covenants.
(a)    The representations and warranties of Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on the date that is eighteen (18) months following the Closing Date, after which time no claim for indemnification with respect thereto may be brought; provided that (A) the Seller Specified Representations and the Buyer Specified Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, (B) the representations and warranties made in Section 3.29 (Tax Treatment of Insurance Contracts) shall terminate on the date that is forty-eight (48) months after the Closing Date (subject to the limitations set forth in Section 7.9), (C) the representations and warranties made in Section 3.10 (Taxes) (other than the representations and warranties made in Section 3.10(g), Section 3.10(h), Section 3.10(j) and Section 3.10(k) which shall survive until the date that is sixty (60) days following the expiration of the relevant statute of limitations) shall not survive the Closing and (D) the covenant set forth in the first sentence of Section 5.23(a) shall not survive the Closing. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as provided herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim with respect to which notice has been provided as required herein within such period of survival will be timely made for purposes hereof.
(b)    To the extent that it is to be performed after the Closing, each covenant in this Agreement will survive and remain in effect in accordance with its terms plus a period of six months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing shall survive and remain in effect for a period of twelve (12) months after the Closing, after which time no claim for indemnification with respect thereto may be brought hereunder.
SECTION 7.2    Indemnification.
(a)    Seller shall indemnify and hold harmless Buyer and its directors, officers, employees and Affiliates (for the avoidance of doubt, including the Acquired Companies from and after the Closing Date) (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)    any breach or failure to be true of any representation or warranty of Seller made in this Agreement (other than those set forth in Section 3.10, which shall be subject to indemnification as provided under Section 8.1) or in any certificate furnished by a Seller Party in connection with this Agreement;
(ii)    any breach or nonfulfillment of any agreement or covenant of Seller under this Agreement; or
(iii)    any Excluded Asset or Excluded Intellectual Property.
(b)    Buyer shall indemnify and hold harmless Seller and its directors, officers, employees and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses to the extent resulting from or arising out of:
(i)    any breach or failure to be true of any representation or warranty of Buyer made in this Agreement or in any certificate furnished by a Buyer Party in connection with this Agreement;
(ii)    any breach or nonfulfillment of any agreement or covenant of Buyer under this Agreement;
(iii)    the Allocated Liabilities; or
(iv)    any Allocated Assets or Allocated Contracts.
(c)    For purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement, and for calculating the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement (other than Sections 3.8(ii), the first sentence of Section 3.9(a) and Section 3.13(a)) shall be read without regard to any materiality (including qualifiers as to “material,” “materially,” “in any material respect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase or any use of the term “Material” in the definition of “Material Contracts”, “Material Ceded Reinsurance Contracts”, “Material Assumed Reinsurance Contracts” or “Material Reinsurance Contracts”) or any “Material Adverse Effect” qualifier contained therein.
SECTION 7.3    Certain Limitations.
(a)    No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Sections 7.2(a)(i) (in the case of Seller) or Section 7.2(b)(i) (in the case of Buyer) (i) with respect to any claim (or series of claims arising from substantially similar underlying facts, events or circumstances), except to the extent such claim (or series of claims arising from substantially similar underlying facts, events or circumstances) involves Indemnifiable Losses in excess of $100,000 (the “Threshold Amount”), (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below), (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, exceeds $12,500,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII and (iii) the maximum aggregate liability of Seller, on the one hand, and Buyer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i), in the case of Seller, or Section 7.2(b)(i), in the case of Buyer, shall be $187,500,000 (the “Cap”); provided, however, that (A) none of the Threshold Amount, the Deductible or the Cap shall apply with respect to Indemnifiable Losses arising out of or resulting from any breach or failure to be true of any Seller Specified Representation or any Buyer Specified Representation and such Indemnifiable Losses shall not be taken into account in determining whether the Threshold Amount, the Deductible or the Cap have been exceeded, (B) the Threshold Amount and the Deductible shall not apply to Indemnifiable Losses arising out of or resulting from any breach or failure to be true of the representations and warranties set forth in Section 3.29 (Tax Treatment of Insurance Contracts) and such Indemnifiable Losses shall not be taken into account in determining whether the Threshold Amount or the Deductible have been exceeded and (C) the maximum aggregate liability of Seller to all Buyer Indemnified Persons for any or all Indemnifiable Losses arising out of or resulting from any breach or failure to be true of any Seller Specified Representation or any Buyer Specified Representation shall not exceed 100% of the Base Purchase Price. In the event Seller is required to make a payment in respect of Indemnifiable Losses resulting from or arising out of breaches or failures to be true of any representations or warranties set forth in Section 3.29 (Tax Treatment of Insurance Contracts), up to an additional $37,500,000 shall be available in excess of the Cap solely with respect to indemnification for such Indemnifiable Losses; provided that the maximum aggregate Liability of Seller with respect to Liabilities other than those resulting from or arising out of any breach of Section 3.29 (Tax Treatment of Insurance Contracts) shall continue to be as described above (and shall not be increased by this sentence), and all other applicable limitations set forth in this Article VII shall apply with respect to Indemnifiable Losses resulting from or arising out of a breach or failure to be true of any representation or warranty set forth in Section 3.29 (Tax Treatment of Insurance Contracts).
(b)    Each Indemnitee shall use its reasonable best efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using reasonable best efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable sources of recovery.
SECTION 7.4    Definitions. As used in this Agreement:
(a)    “Buyer Specified Representations” means the representations of Buyer made in Sections 4.1 (Organization and Standing), 4.2 (Authority) and 4.10 (Brokers);
(b)    “Indemnitee” means any Person entitled to indemnification under this Agreement;
(c)    “Indemnitor” means any Person required to provide indemnification under this Agreement;
(d)    “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, Taxes, penalties, costs and expenses (including reasonable attorneys’ fees and expenses); provided, that any Indemnity Payment (i) shall in no event include any amounts constituting consequential, incidental, indirect, special or punitive damages (except to the extent actually paid to a Third Party in connection with a Third Party Claim), or any damages for lost profits, unless (A) such damages for lost profits do not constitute consequential, incidental, indirect, special or punitive damages of any Buyer Indemnified Person, (B) such damages for lost profits are recoverable under the laws of the State of New York, (C) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws and (D) such lost profits can be demonstrated by reference to the Actuarial Report and therefore are deemed to be within the reasonable contemplation of the parties (it being understood that nothing in this Section 7.4 is intended to limit the effect of the statement set forth in the proviso to the last sentence of Section 3.17 and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a rate of 10%; and (ii) shall be net of any net amounts actually recovered (after deducting related reasonable costs and expenses and premium increases) by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy (including pursuant to Section 5.16(a)), reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or any Affiliate of a party hereto, with such recovered amounts reduced by the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery and the costs of any premium increases as a result of such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such net amount that is received by it from any such other Person with respect to Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement;

(e)    “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement;
(f)    “Seller Specified Representations” means the representations of Seller made in Sections 3.1 (Organization, Standing and Corporate Power), 3.2(a) (Capital Structure), 3.4 (Authority), and 3.23 (Brokers); and
(g)    “Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among parties to this Agreement or their respective Affiliates will not be Third Party Claims hereunder.
SECTION 7.5    Procedures for Third Party Claims.
(a)    If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof (a “Claim Notice”) and such Claim Notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss to the extent known and shall reference the specific Sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation or otherwise affect the rights of any Indemnitee hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)    The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses by giving written notice to the Indemnitee within thirty (30) days after its receipt of the Claim Notice with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee and at the Indemnitor’s expense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense; provided, however, that, if the Indemnitee concludes based on the advice of outside counsel that a conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third Party Claim or there may be defenses or counterclaims available to the Indemnitee that are inconsistent with those available to the Indemnitor, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one counsel that are incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense in accordance with this Section 7.5(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request and at the Indemnitor’s expense) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee. Notwithstanding anything to the contrary in this Section 7.5, the Indemnitee (and not the Indemnitor) shall have the exclusive right to assume the defense and control of any Third Party Claim, if (I) the Indemnitee in good faith determines that the nature of the Third Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on the Indemnitee or its Affiliates or (II) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot reasonably be separated from any related claim for money damages; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnitee that can reasonably be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third Party Claim for money damages.
(c)    Notwithstanding anything in this Agreement to the contrary, Seller shall have the sole right to represent the interests of the Acquired Companies, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Tax Returns prepared by Seller as provided in Section 8.2(a), and, without limiting the foregoing, with respect to any Consolidated Returns. Buyer shall have the sole right to represent the interests of the Acquired Companies, and to employ counsel of its choice at its expense, in any other Tax proceeding relating to the Acquired Companies. The party controlling such Tax proceeding shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax proceedings in a manner that will materially adversely affect the other party or any of its Affiliates without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and the other party shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit; provided, however, that Seller shall not be required to obtain such written consent with respect to paying, discharging, settling, compromising, litigating, or otherwise disposing of any item in a Tax proceeding with respect to a Consolidated Return, but shall, with respect to any such proceeding, consider in good faith any written comments provided by Buyer.

Notwithstanding the foregoing, (i) Seller’s rights pursuant to this Section 7.5(c) shall only apply with respect to Taxes for which indemnity may be sought from Seller pursuant to Section 8.1, except that Seller shall, in all events, have the sole right to represent the interests of the Acquired Companies in any audit or other examination or administrative or court proceeding related to Consolidated Returns and (ii) Buyer and Seller each shall in all events notify the other party of any Tax proceeding relating to the Tax treatment of the transactions contemplated by this Agreement.
SECTION 7.6    Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee. The foregoing does not apply with respect to a breach or alleged breach of any representation or warranty set forth in Section 3.29 (Tax Treatment of Insurance Contracts), which will be governed by the terms of Section 7.9.
SECTION 7.7    Sole Remedy. The parties hereto acknowledge and agree that, except (a) equitable remedies that cannot be waived as a matter of law, (b) in the event that a party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed a fraud, with the intent to deceive or mislead any other party, regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement or in any certificate furnished in connection with the Closing, (c) as set forth in Section 10.7(b) or (d) as otherwise specifically provided herein or in any other Transaction Agreement, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims for monetary relief arising out of or related to the transactions contemplated by this Agreement shall be pursuant to the provisions set forth in this Article VII or Article VIII, as applicable.
SECTION 7.8    Certain Other Matters.
(a)    Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax Authority or any Affiliate of the Indemnitee, including the Acquired Companies) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request and at the sole cost and expense of the Indemnitor all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(b)    The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Seller, and the Buyer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Indemnified Persons shall be deemed to have relied upon the representations and warranties of Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Indemnified

Persons (including by any of its Representatives) or by reason of the fact that any of the Buyer Indemnified Persons or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s waiver of any condition set forth in Article VI. The representations, warranties and covenants of Buyer, and the Seller Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnified Persons shall be deemed to have relied upon the representations and warranties of Buyer set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnified Persons (including by any of its Representatives) or by reason of the fact that any of the Seller Indemnified Persons or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Seller’s waiver of any condition set forth in Article VI.
(c)    For the avoidance of doubt, Seller shall not be required to indemnify any Buyer Indemnified Person for any Liability to the extent it was reserved for in the Closing Settlement Statements (as finally determined pursuant to Section 2.6) or to the extent it was included in the calculation of the Final Total Adjusted Book Value, Final RLI Required Initial Premium, Final RLINY Required Initial Premium, Final VRIAC Required Initial Premium or Final RLI-Buyer Lifeco Required Initial Premium.
SECTION 7.9    Policy Tax Claims.
(a)    The Buyer Indemnified Persons may bring a claim pursuant to Section 7.2(a)(i) that relates to a breach of a representation or warranty under Section 3.29, even if no related Third Party Claim has first been asserted or made against the applicable Indemnitee with respect thereto; provided, however, that any such claim with respect to which no Third Party Claim has previously been asserted (a “Direct Product Tax Claim”) (i) must be based on the reasonable and good faith determination by the applicable Indemnitee that a breach of a representation or warranty under Section 3.29 has occurred, and (ii) must be made by written notice (describing in reasonable detail the circumstances giving rise to the claim of a breach of the representations and warranties made in Section 3.29) delivered to Seller on or prior to the expiration of the period set forth in Section 7.1(a).
(b)    If any Buyer Indemnified Person brings a Direct Product Tax Claim, then Seller and the applicable Indemnitee shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 3.29 has occurred, and, if so, Seller and the applicable Indemnitee shall cooperate in good faith to develop corrective measures with respect to the subject matter of any Direct Product Tax Claim that are reasonable, practical, cost effective and efficacious, taking into account all of the relevant facts and circumstances then applicable. If Seller and the applicable Indemnitee cannot agree whether a breach of a representation or warranty under Section 3.29 has occurred, or with respect to the appropriate reasonable, practical, cost-effective and efficacious corrective measures, the disagreement shall be resolved by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 3.29 (“Product Tax Expert”) mutually selected by Buyer and Seller, and any such determination by a Product Tax Expert shall be final. Such Product Tax Expert shall render a determination of whether such a breach has occurred or whether Buyer or Seller’s corrective measures are more appropriate, reasonable, practical, cost-effective and efficacious within sixty days of the referral of such matter for resolution. The cost of engaging such Product Tax Expert shall be borne 50% by Seller and 50% by the applicable Indemnitee.
(c)    In the event that the corrective measures described in this Section 7.9 with respect to any claim for indemnification for breach of any representation or warranty set forth in Section 3.29 include making any request to the IRS for relief with respect to such failure, the applicable Buyer Indemnified Person and Seller shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions. Seller shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings; provided that Seller may not enter into any such closing agreement or other arrangement without such Buyer Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Should the applicable Buyer Indemnified Person decide to withhold its consent to Seller’s entering into any closing agreement or other arrangement with the IRS, such Buyer Indemnified Person shall promptly communicate such decision in writing to Seller.
(d)    Notwithstanding anything to the contrary in this Agreement, with respect to any breach of Section 3.29, Seller shall have no liability except to the extent that the relevant representation or warranty was breached based on the facts that existed and the Applicable Law (and interpretations thereof) as in effect as of or before the Closing Date.

ARTICLE VIII
TAX MATTERS

SECTION 8.1    Indemnification for Taxes.
(a)    Seller shall indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Indemnifiable Losses to the extent resulting from or arising out of the following:
(i)    Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, as a result of having been a member of a consolidated, combined, unitary or affiliated group prior to the Closing (including Taxes for which any Acquired Company may be liable pursuant to Treasury Regulations § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of such a group);
(ii)    Taxes with respect to any Acquired Company, the Business or any Allocated Asset for all Pre-Closing Tax Periods, together with (and without duplication of) any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (ii);

(iii)    Taxes imposed by reason of any Acquired Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract (other than any contract entered into in the ordinary course of business, or commercial lending or financing arrangements), in each case as a result of activities or transactions taking place prior to the Closing Date;
(iv)    Taxes of each “old target” (as defined in Treasury Regulations Section 1.336-1(b)(3) or similar provision of state or local Law) and of the affiliated group of which such “old target” was a member, in each case to the extent such Taxes are attributable to the Section 336(e) Elections;
(v)    Taxes attributable to any increase in the transition amount under section 13517(c)(3) of the tax Cuts and Jobs Act, P.L. No. 115-97 as a result of any Tax adjustment to such amount after the date hereof;
(vi)    Taxes attributable to the Pre-Sale Transactions; and
(vii)    Taxes arising out of a breach of or inaccuracy in any representation or warranty described in Section 3.10(g), Section 3.10(h), Section 3.10(j) and Section 3.10(k), or breach of any covenant of Seller or its Affiliates (including the Acquired Companies, prior to the Closing Date) under Article V or this Article VIII;
provided, however, Seller shall not be liable for any Tax liability to the extent such Tax liability is taken into account on the Final Settlement Statements.
(b)    Buyer agrees to indemnify and hold harmless the Seller Indemnified Persons from and against any and all liabilities for Taxes that are not subject to indemnification by Seller pursuant to Section 8.1(a) to the extent resulting from or arising out of:
(i)    Taxes imposed on any Acquired Company for all Post-Closing Tax Periods, except Taxes indemnifiable by Seller pursuant to Section 8.1(a); and
(ii)    Taxes arising out of a breach of any covenant of Buyer under this Article VIII.
(c)    For purposes of this Agreement, Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner:
(i)    in the case of Taxes other than real or personal property Taxes, such Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date; and
(ii)    in the case of real or personal property Taxes calculated on a periodic basis, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
Notwithstanding any other provision of this Agreement, the Seller Indemnified Persons shall not be liable for (and Buyer shall indemnify the Seller Indemnified Persons against) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, unless such transaction or event is initiated by Seller or any Acquired Company before the Closing or occurs pursuant to the terms of this Agreement.
SECTION 8.2    Filing of Tax Returns.
(a)
(i)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include any Acquired Company, regardless of when such Tax Returns are required to be filed.
(ii)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Acquired Companies for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 8.2(a)(i). Seller shall remit any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with prior practice of the relevant Acquired Company, to the extent permitted by Applicable Law.
(iii)    Buyer shall prepare, or cause to be prepared, (A) all Tax Returns for the Acquired Companies for taxable periods that end on or before the Closing Date and that are required to be filed after the Closing Date (taking into account any extensions) and (B) all Tax Returns for any Straddle Period, in each case other than Tax Returns described in Section 8.2(a)(i). Buyer shall deliver any such Tax Return to Seller for Seller’s review at least thirty (30) days (or, in the case of premium Tax Returns, ten (10) days) prior to the date such Tax Return is required to be filed, Seller shall provide Buyer with any proposed changes to such Tax Returns at least fifteen (15) days (or, in the case of Premium Tax returns, five (5 days) before such Tax Return is due. To the extent consistent with Applicable Law, Buyer shall, or shall cause the Acquired Companies to, file all Tax Returns for any Straddle Period on the basis that the relevant Tax period ended as of the Closing Date, unless the relevant Tax Authority will not accept a Tax Return filed on that basis. Buyer shall file, or cause to be filed, all Tax Returns described in clauses (A) or (B) hereof consistent within this Section 8.2(a)(iii). In the event of any disagreement with respect to Tax Returns described in clause (A) and (B) hereof that cannot be resolved between Buyer and Seller, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Buyer and Seller. If the Tax Accountant does not resolve any differences between Seller and Buyer with respect to such Tax Return shall be filed as proposed by

Seller, provided that Seller shall cooperate with Buyer’s reasonable requests for information regarding Seller’s positions on such Tax Return. Such Tax Return shall be amended to reflect the Tax Accountant’s resolution, if required.
(iv)    From and after the Closing, upon reasonable request of Seller, Buyer shall cause the Acquired Companies to provide Seller and its Affiliates in a timely fashion in accordance with past practice all filing information relating to the Acquired Companies reasonably necessary for the preparation and filing of the Consolidated Returns for taxable years or periods beginning before the Closing Date, or for the review of any Tax Return that relates to a Pre-Closing Tax Period and is described in Section 8.2(a)(iii) hereof. Seller shall compensate the Acquired Companies for reasonable out-of-pocket costs incurred in connection with providing the foregoing.
(b)    Unless required by Applicable Law, Buyer shall not, and shall cause the Acquired Companies to not, make or change any Tax election, file or amend any Tax Return, enter into any agreement with a Tax Authority, change an annual accounting period, adopt or change any accounting method, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, on or after the Closing Date (other than the transactions contemplated by this Agreement) and with respect to a Pre-Closing Tax Period that could be reasonably expected to result in an increased Tax of an Acquired Company attributable to a Pre-Closing Tax Period or an indemnity obligation (or increase in an indemnity obligation) of Seller under Section 8.1(a), without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed.
(c)    Except to the extent otherwise required by Applicable Law, each of Seller and Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed, amend any Tax Returns of the Acquired Companies relating in whole or in part to a Pre-Closing Tax Period (other than amendments of Consolidated Returns by Seller).
(d)    Seller and Buyer shall, and cause their Affiliates to, report each reinsurance transaction contemplated by this Agreement occurring on the Closing Date following the purchase and sale of the Transferred Shares as occurring on the day following the Closing Date in accordance with Treasury Regulations sections 1.338-1(d) and 1.1502-76(b)(1)(ii)(B).
(e)    Each of Seller and Buyer shall reimburse the other party, as applicable, for the Taxes for which Seller or Buyer, as applicable, is liable pursuant to Section 8.1, but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this Section 8.2 upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.
SECTION 8.3    Tax Refunds. Any Tax refund, whether received in cash or as a credit against Tax Liability (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Acquired Companies for Taxes for which Seller is liable pursuant to Section 8.1 shall be the property of Seller. If received by Buyer or any Acquired Company, Buyer shall, or shall cause the Acquired Companies to, pay such Tax Refund to which Seller is entitled under this Section 8.3 promptly to Seller, net of any Tax cost to Buyer or any of its Affiliates attributable to the receipt of such refund and reasonable, documented out-of-pocket expenses incurred in obtaining such Tax Refund. In the event that any such Tax Refund is subsequently contested by any Tax Authority, such contest shall be handled in accordance with the procedures in Section 7.5. Any additional Taxes resulting from the contest shall be indemnified in accordance with Section 8.1. All other Tax Refunds of the Acquired Companies shall be for the account of Buyer.
SECTION 8.4    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a liability for Taxes or a right to a Tax Refund, or participating in or conducting any contest in respect of Taxes (a “Tax Contest”). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authority. Without limiting the foregoing, Seller shall provide Buyer with a pro forma copy of the United States federal income tax return for each of SLD and its subsidiaries for the taxable year of SLD and each such subsidiary ending on the Closing Date at least 30 days before the due date of the United States federal income tax return of SLD for the taxable year ending at the end of the calendar year in which the Closing occurs. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three (3) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.4 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by Applicable Law or the rules of any stock exchange. The parties shall conduct the foregoing so as not to unreasonably interfere with the conduct of business of the parties.
SECTION 8.5    Conveyance Taxes. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (“Conveyance Taxes”) which become payable in connection with the purchase of the Acquired Company Shares by Buyer or the consummation of any of the other transactions contemplated by this Agreement and shall file such applications and documents as shall permit any Conveyance Taxes to be assessed and paid. Any Conveyance Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller.

SECTION 8.6    Miscellaneous.
(a)    Seller and Buyer agree to treat all payments (other than interest on a payment) made by either of them to or for the benefit of the other or the other’s Affiliates or the Acquired Companies under this Article VIII and under other indemnity provisions of this Agreement as adjustments to the amount in respect of the purchase and sale of the Acquired Company Shares contemplated by this Agreement for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law.
(b)    Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless the Buyer Indemnified Persons, as well as the obligations of Buyer to indemnify and hold harmless the Seller Indemnified Persons, pursuant to this Article VIII shall terminate on the later of three months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) with respect to the Tax liabilities in question or sixty (60) days after the final administrative or judicial determination of such Tax liabilities, except for any indemnity obligations as to which a claim has been made before the expiration of the applicable period.
(c)    In the event of any Tax Contest, the conduct of the parties shall be governed by the provisions of Section 7.5.
(d)    Except for Sections 7.3 (with respect to breaches of representations or warranties under SECTION 3.29), 7.4, 7.5 and 7.7, indemnification under this Agreement for or with respect to any Taxes of the Acquired Companies shall be provided exclusively in this Article VIII and the provisions of Article VII shall not apply.
(e)    Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.
(f)    Any Tax Sharing Arrangement entered into by Seller or any Affiliate of Seller, on the one hand, and any Acquired Company, on the other hand, shall be terminated as to each Acquired Company on or prior to the Closing, and after the Closing the Acquired Companies shall not have any liability thereunder.
(g)    With respect to the sale of SLD (and deconsolidation of its Subsidiaries), Seller will file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treasury Regulations § 1.1502-36(e)(5)) with the timely filed U.S. federal consolidated income tax return for the consolidated group of which Seller is a member for the consolidated tax return year that includes the Closing Date making a valid election pursuant to Treasury Regulations § 1.1502-36(d)(6)(i)(A) and (B) to (i) reattribute all of the Category B attributes of SLD and its Subsidiaries described in Treasury Regulations § 1.1502-36(d)(6)(i)(B) immediately prior to the Closing, and (ii) reduce members’ bases in shares of SLD and its Subsidiaries by the excess of the “attribute reduction amount” attributable to SLD and its Subsidiaries over the amount reattributed pursuant to the preceding clause (i) (the “Section 1.1502-36 Election”). Seller will deliver a copy of the Section 1.1502-36 Statement to Buyer as soon as practicable following the filing of Seller’s U.S. federal consolidated Tax Return. Seller and its Affiliates will not take any action that could be expected to result in a revocation of the Section 1.1502-36 Election. Except as otherwise provided in this Agreement, Seller and its Affiliates will not elect to reattribute the Tax attributes of SLD and its subsidiaries except to the extent agreed in writing with Buyer.
(h)    Neither Buyer nor the Acquired Companies shall carryback to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date, to the extent Applicable Law permits the Acquired Companies to waive such carryback and preserve the relevant tax attribute for future potential utilization.
SECTION 8.7    Section 336(e) Election.
(a)    Seller and Buyer shall take all steps necessary to make an election under Code Section 336(e) (and any corresponding election under state, local or foreign law) (a “336(e) Election”) with respect to Buyer’s purchase of the SLDI Shares, and deemed acquisition of the RRII Shares, pursuant to this Agreement. Buyer shall, within ninety (90) days after the Closing Date, prepare and deliver to Seller for its review and consent, the allocation of the deemed asset disposition price of the assets of SLDI and RRII resulting from the 336(e) Elections (as required pursuant to Section 336(e) of the Code and the Treasury Regulations) and the deemed sales price of the Allocated Assets and employment and other contracts directly or indirectly through Service Company acquired by Asset Buyer among such assets (the “Tax Allocation”). The Tax Allocation shall be made in a manner consistent with Schedule 8.7(a), Sections 336(e) and 1060 of the Code and Treasury Regulation Section 1.338-11. Buyer and Seller shall negotiate in good faith to resolve any disputed items. If Buyer and Seller are unable to agree on the Tax Allocation within sixty (60) days after Buyer provides the Tax Allocation, the parties shall request the Independent Accounting Firm to decide any disputed items within thirty (30) days, provided that the Independent Accounting Firm shall resolve any dispute in a manner consistent with the principles of Section 8.1(a)(iii). The costs of the Independent Accounting Firm shall be borne equally by Seller and Buyer. The Tax Allocation shall be used in preparing IRS Forms 8883 and 8594, and any similar forms under applicable Tax law. Seller and Buyer shall (and shall cause their Affiliates to) report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Tax Allocation and, except in each case as required by applicable Tax law, shall (and shall cause their Affiliates to) take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Tax Authority or any other proceeding). Buyer and Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election and with respect to reporting the purchase and sale of the Allocated Assets, including the exchange of information and the preparation and filing of the “section 336(e) election statement” pursuant to Treasury Regulations § 1.336-2(h)(1)(iii) (the “Section 336(e) Election Statement”). Buyer and Seller agree to report the transactions under this Agreement consistently with such elections and shall take no position contrary thereto unless required to do so by applicable Tax law. Buyer and Seller shall update the Tax Allocation to reflect any amount treated as an adjustment to the purchase price for the SLDI Shares or RRII Shares for Tax purposes or to any other amount treated as deemed consideration for purposes of the Section 336(e) Elections.

(b)    At the Closing, Seller and Buyer shall cause SLDI and RRII to enter into a written, binding agreement with Seller in a form approved by both Seller and Buyer (such approval not to be unreasonably withheld, conditioned or delayed, by either party) to make the Section 336(e) Election within the meaning of Treasury Regulations § 1.336-2(h)(1)(i). If any changes are required to such agreement as a result of information received after such form is prepared, Buyer and Seller shall agree on and make such changes. Buyer and Seller agree that all other Section 336(e) Forms shall be prepared and filed consistent with the Tax Allocation, and that each of Seller and Buyer will provide the other with such information as is reasonably required in order to prepare any Section 336(e) Forms. Seller shall file, or cause to be filed, the Section 336(e) Election Statement with the consolidated federal income tax return for the Seller Group for the taxable year that includes the Closing Date and timely provide a copy of such Section 336(e) Election Statement to SLDI and RRII in accordance with Treasury Regulations § 1.336-2(h)(1)(iv).
(c)    For purposes of this Agreement, “Section 336(e) Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local tax authority in connection with a 336(e) Election. Section 336(e) Forms shall include any Section 336(e) Election Statement that is required pursuant to Treasury Regulations Section 1.336-2 or any successor provisions.
ARTICLE IX
TERMINATION PRIOR TO CLOSING

SECTION 9.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)    by Seller or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) and its Affiliates shall have performed in all material respects their obligations under this Agreement, including, if applicable, their obligations under this Agreement to contest such order, injunction or decree;
(b)    by Seller or Buyer in writing, if the Closing has not occurred on or prior to October 1, 2020 (as it may be extended as contemplated below or by Section 10.8(b), the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement or its Affiliates; provided that if on the Outside Date either of the conditions set forth in Section 6.1(a) or Section 6.1(b) has not been satisfied then, upon the written notice of either Seller to Buyer or Buyer to Seller, the Outside Date shall be extended to a date and time that is not later than 5:00 pm, New York City time, on January 4, 2021;
(c)    by either Seller or Buyer in writing (but only so long as Seller, on the one hand, or Buyer, on the other hand, as applicable, is not in material breach of its respective obligations under this Agreement), if a breach of any provision of this Agreement that has been committed by the other party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not capable of being cured or is not cured within twenty (20) days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 9.1(c);
(d)    by Seller in writing, if (i) all of the conditions to the Buyer’s obligations under this Agreement set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions must be capable of being satisfied assuming, for this purpose, that the Closing Date were the date that valid notice of termination of this Agreement is delivered by Seller to the Buyer pursuant to this Section 9.1(d)), (ii) Seller has confirmed in writing to Buyer that all of the conditions to the Seller’s obligations under this Agreement set forth in Section 6.1 and Section 6.3 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or will be waived, (iii) Seller has confirmed that it is ready, willing and able to proceed with the Closing and (iv) Buyer fails to comply with its obligations under Article II to consummate the Closing by the time specified in Section 2.3;
(e)    by Seller in writing (but only so long as Seller is not in material breach of its obligations under this Agreement) if, for a total of ninety (90) or more days (which need not be consecutive) following the date hereof, (i) neither (A) the NER Commitment Letter nor (B) commitment letters with respect to Alternative Financing from Financing Sources reasonably acceptable to Seller, in an aggregate amount sufficient to permit the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, were in full force and effect or (ii) there occurred and was continuing a termination, repudiation or uncured material breach or default by one or more Financing Sources in respect of such commitment letters or (iii) the Financing Source in respect of such commitment letters (to the extent required to facilitate Buyer’s consummation of the transactions contemplated by this Agreement and the other Transaction Agreements) failed to confirm in writing, within ten (10) Business Days after receipt of a written request for confirmation by Seller (such requests not to be made more than once in any period of thirty (30) consecutive days and in all cases only if Seller has a reasonable basis for concluding such Financing Source may no longer willing or able to provide the NER Financing or Alternative Financing) that it was willing and able to provide the NER Financing or Alternative Financing, as applicable, on the terms and conditions set forth in the NER Commitment Letter or commitment letter(s) for the Alternative Financing, as applicable; or
(f)    by mutual written consent of Seller and Buyer.
SECTION 9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect without liability of any party (or any Representative of such party) to the other parties to this Agreement; provided, that no such termination shall relieve a party from liability for any fraud or Willful Breach of this Agreement. Notwithstanding the foregoing, Section 1.1 (as applicable), Section 5.5, this Section 9.2 and Article X shall survive termination hereof pursuant to Section 9.1. If this Agreement is terminated pursuant to Section 9.1, (i) Buyer shall return all documents received from Seller, its Affiliates and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Seller and (ii) all confidential information received by Buyer with respect to the Acquired Companies or the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS

SECTION 10.1    Fees and Expenses; Reverse Termination Fee.
(a)    Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own Transaction Expenses incident to preparing for, entering into and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.
(b)    Upon any termination of this Agreement, other than a termination by Buyer pursuant to Section 9.1(c) or a termination by Seller or Buyer under Section 9.1(b) if the only reason the Closing has not occurred is a failure of the condition in Section 6.2(e) to be satisfied, Buyer or an Affiliate thereof shall pay to Seller an amount equal to the sum of $20,000,000 (the “TPA Reverse Termination Fee”). Such amount shall be paid by wire transfer of same-day funds to an account designated by Seller, no later than five (5) Business Days after such termination.
(c)    If Seller terminates this Agreement pursuant to Section 9.1(d) or Section 9.1(e), then Buyer shall, or shall cause an Affiliate of Buyer to, pay to Seller a non-refundable fee in the amount of $100,000,000 (the “NER Reverse Termination Fee”), by wire transfer of same-day funds to an account designated by Seller, no later than five (5) Business Days after such termination, except that in case of termination pursuant to Section 9.1(d) at a time when the conditions set forth in Section 10.7(c) to Seller’s right to specific performance to cause Buyer to draw down the full proceeds of the Equity Financing are satisfied (such case, an “Equity Financing Failure”), Seller may elect either (i) to receive the NER Reverse Termination Fee pursuant to this Section 10.1 or (ii) to pursue such remedies for Willful Breach of this Agreement as may be available under Applicable Law. Such election shall be made by Seller within sixty (60) days following termination of this Agreement pursuant to Section 9.1(d). For the avoidance of doubt, the TPA Reverse Termination Fee shall also be payable pursuant to Section 10.1(b) in all circumstances in which the NER Reverse Termination Fee is collectible (whether or not Seller elects to receive the NER Reverse Termination Fee).
(d)    If Buyer fails to promptly pay any Termination Fee when due and Seller takes any action to collect the Termination Fee and the Termination Fee is subsequently paid, Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket fees and expenses incurred by Seller in connection with any such actions taken by Seller to collect the Termination Fee (including reasonable and documented fees and expenses of all attorneys, consultants and other experts retained by Seller).
(e)    Notwithstanding anything in this Agreement to the contrary, (i) in the event the TPA Reverse Termination Fee is paid in accordance with Section 10.1(b), payment thereof shall be the sole and exclusive remedy of Seller against Buyer or any of its Affiliates in the event the

Closing is not consummated with respect to any loss or damage suffered, directly or indirectly, as a result of (A) the Business’s entry into any transaction with the TPA, or failure or delay in the Business’s entry into any transaction with the TPA, or extension or failure to extend the Contract with the TPA and (B) Seller’s and its Affiliates’ incurrence of any Separation Costs, Additional Separation Costs, Migration Costs, TPA Conversion Costs and the costs of obtaining any Third Party Consents and (ii) in the event the NER Reverse Termination Fee is paid in accordance with Section 10.1(c), payment thereof (together with payment of the TPA Reverse Termination Fee pursuant to Section 10.1(b)) shall be the sole and exclusive remedy of Seller against Buyer or any of its Affiliates, with respect to (i) any loss or damage suffered, directly or indirectly, as a result of the failure of any of the transactions contemplated by this Agreement or the Transaction Agreements to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties acknowledge and agree that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement, and that the TPA Reverse Termination Fee and the NER Reverse Termination Fee are not penalties but rather are liquidated damages in a reasonable amount that will compensate the Seller in circumstances in which the TPA Reverse Termination Fee or NER Reverse Termination Fee, respectively, is paid for the efforts and resources expended and opportunities foregone while negotiating and seeking to consummate the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(f)    Notwithstanding anything to the contrary in this Agreement, if Seller effects a termination of this Agreement (i) pursuant to Section 9.1(d) and elects to receive the NER Reverse Termination Fee pursuant to Section 10.1(c) or (ii) pursuant to Section 9.1(e) (which, in each case, may be effected by Seller in its sole discretion pursuant to Section 9.1), then Seller’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer, its Affiliates and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, direct or indirect investors, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Buyer Related Parties”) for any breach, loss or liability, shall be to receive payment of TPA Reverse Termination Fee and the NER Reverse Termination Fee and the fees and expenses referred to in Section 10.1(d), and none of the Buyer Related Parties will have any additional liability, commitment or obligation to Seller or any of its Affiliates relating to or arising out of this Agreement or the Equity Commitment Letter, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any other Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other Applicable Law, or otherwise. The foregoing shall not be construed as or deemed to be a waiver or election of remedies by either party, each of whom, subject to Section 7.7 and Section 10.1(e), expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach by the other party under this Agreement prior to the Closing.

SECTION 10.2    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally by overnight courier (providing proof of delivery) or by email (provided that the email is promptly confirmed), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Buyer:
Resolution Life U.S. Holdings Inc.
16 East 80th Street
Suite 2A
New York, NY 10075
Attention:    Weldon Wilson
Email:    weldon.wilson@resolutionlife.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:    Alexander R. Cochran
    Nicholas F. Potter
Email:    arcochran@debevoise.com
    nfpotter@debevoise.com
if to Seller:
Voya Financial, Inc.
230 Park Avenue, 13th Floor
New York, NY 10169
Attention: Larry Port, Chief Legal Officer
Email: larry.port@voya.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    John M. Schwolsky
    Michael G. Stern
Facsimile:    (212) 728-8111
Email:    jschwolsky@willkie.com
    mgstern@willkie.com
Notice given by personal delivery, overnight courier or email (with confirmed receipt) shall be effective upon actual receipt.

SECTION 10.3    Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any Section of any statute, rule or regulation including any successor to said Section. Disclosure of any item in the Buyer Disclosure Schedule or Seller Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall not be exclusive except where the context otherwise requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party. The words “herein,” “hereof,” “hereunder,” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any term of this Agreement providing that Seller or any of its Affiliates has “made available”, “provided” or “delivered” any document or information to Buyer means that such document or information was uploaded in full to the electronic data room established by Seller at www.intralinks.com entitled “Project Spring” (the “Data Room”) at least three (3) Business Days prior to the date hereof, except for documents and information set forth on Schedule 10.3.
SECTION 10.4    Entire Agreement; Third Party Beneficiaries. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Agreements. Except as set forth in (i) Section 5.9 with respect to the directors and officers referred to therein, (ii) Articles VII and VIII with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons and (iii) with respect to the Bank Financing Sources, this clause (iii) of Section 10.4, Section 10.5, the last sentence of Section 10.7(c), Section 10.7(d), Section 10.7(e), Section 10.8(d) and Section 10.13, this Agreement is not intended to confer upon any Person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns any rights or remedies.
SECTION 10.5    Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided, that Buyer may, without the prior written consent of Seller, assign the right to acquire the Transferred Shares, on the terms and subject to the conditions set forth herein, to another wholly owned subsidiary of Buyer; provided, further, that any such assignee shall enter into any agreements related to such right that Buyer was otherwise contemplated to enter into, provided, further, that no such assignment shall (i) materially delay the consummation of the transactions contemplated by the Transaction Agreements, or (ii) limit or relieve Buyer or any other Buyer Party of their respective duties or obligations under any Transaction Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 10.7    Jurisdiction; Enforcement.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.2, constitute good, proper and sufficient service thereof.
(b)    The parties hereto agree that, subject to Section 10.7(c), irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement (including that Seller shall be entitled to cause Buyer and its Affiliates to enforce their rights under the Financing Commitments or any definitive documents relating to the Financing), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Section 10.7(b) to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall be automatically extended (i) for the period during which such action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.
(c)    Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that Seller shall be entitled to specific performance to cause Buyer to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of this Agreement and the Equity Commitment Letter only if (i) all conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) the NER Financing or Alternative Financing will be consummated on the date of the Closing in accordance with the terms of the NER Commitment Letter or any commitment letter (or such other terms as may be reflected in definitive documentation with respect to the NER Financing) or definitive documentation relating to an Alternative Financing, (iii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 and (iv) Seller has confirmed in writing that if specific performance is granted and the Equity Financing is funded and the NER Financing is consummated, then the Closing will occur. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates be entitled to, or permitted to seek, specific performance in respect of the Bank Financing Sources or any of Buyer’s or its Affiliates’ respective rights under the Bank Financing Commitments against the Bank Financing Sources or any other agreements with the Bank Financing Sources relating to the Bank Financing.
(d)    Notwithstanding anything set forth above, each Party hereby agrees that it will not bring or support, or permit any of its Affiliates or Representatives to bring or support, any Action or any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against the Bank Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Bank Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York and, in each case, appellate courts thereof.
(e)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE BANK FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
SECTION 10.8    Severability; Amendment; Modification; Waiver.
(a)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)    This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the parties hereto in the case of an amendment, or in the case of a waiver, by the party hereto entitled to make such a waiver.
(c)    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
(d)    Notwithstanding anything to the contrary contained herein, clause (iii) of Section 10.4, Section 10.5, the last sentence of Section 10.7(c), Section 10.7(d), Section 10.7(e), this Section 10.8(d) and Section 10.13 shall not be modified, amended or supplemented in a manner that is adverse to the Bank Financing Sources without the prior written consent of the Bank Financing Sources.
SECTION 10.9    Certain Limitations.
(a)    Each Buyer Party acknowledges and agrees that neither Seller nor any of its Affiliates (including the Acquired Companies), nor any Representative of any of them, makes or has made, and the Buyer Parties have not relied on, any inducement or promise to the Buyer Parties except as specifically made in this Agreement or in any other Transaction Agreement or any representation or warranty to the Buyer Parties, oral or written, express or implied, other than as expressly set forth in Article III. Without limiting the foregoing, and without limiting the scope of the representations and warranties set forth in Article III, except as expressly set forth in this Agreement (i) no Person has made any representation or warranty to any Buyer Party with respect to the Acquired Companies, the Acquired Company Shares or any other matter, including with respect to (A) merchantability, suitability or fitness for any particular purpose, (B) the operation of the Acquired Companies by the Buyer Parties or of the Business after the Closing, (C) the probable success or profitability of the Acquired Companies or the Business after the Closing or (D) any information, documents or material provided to the Buyer Parties, their respective Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Acquired Companies or the Business and (ii) with respect to any such estimation, valuation, appraisal, projection or forecast, the Buyer Parties each acknowledge that: (A) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates and (B) other than in the case of fraud, it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast (it being understood that the foregoing shall not be deemed to limit any representation or warranty of Seller in Article III with respect to true, correct and complete copies of any such documents having been provided to Buyer).
(b)    Without limiting the foregoing, except as expressly set forth in this Agreement, Seller makes no express or implied representation or warranty hereby or otherwise under this Agreement that the reserves held by or on behalf of the Company or otherwise with respect to the Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
(c)    Each Buyer Party further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Acquired Companies and the Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received answers to such questions that it considers satisfactory. Each Buyer Party further acknowledges and agrees that neither Seller nor any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of, and that each Buyer Party and its Affiliates have made their investment decision with respect to the acquisition of the Acquired Company Shares without reliance upon, such information, documents and other materials other than the representations and warranties expressly set forth in Article III of this Agreement (including the Seller Disclosure Schedule), any other Transaction Agreement or any certificate delivered pursuant to the terms of this Agreement or any other Transaction Agreement.
SECTION 10.10    No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.
SECTION 10.11    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

SECTION 10.12    Attorney-Client Matters.
(a)    Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to Seller and certain of its Affiliates (including, prior to the Closing, the Acquired Companies) prior to the date hereof, and that Willkie intends to act as legal counsel to Seller and its Affiliates (which, following the Closing, shall not include the Acquired Companies), the Acquired Companies (i) hereby waive, on their own behalf and agree to cause their controlled Affiliates to waive, any conflicts that may arise in connection with Willkie representing Seller or its Affiliates after the Closing with respect to matters relating to the transactions contemplated hereby, and (ii) shall not, and shall cause their controlled Affiliates not to, seek to have or have Willkie disqualified from any such representation based on the prior representation of the Acquired Companies by Willkie.
(b)    The Acquired Companies further agree that all communications in any form or format whatsoever between or among Willkie, Seller, or any of their respective Representatives, that result from or arise out of the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by Seller, shall be controlled by Seller and shall not pass to or be claimed by the Acquired Companies or any of their Affiliates. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by the Acquired Companies or any of their Affiliates (including, following the Closing, Buyer and its Subsidiaries). Notwithstanding the foregoing, if the Acquired Companies or any of their Affiliates (including, following the Closing, Buyer and its Subsidiaries) intentionally or inadvertently come into possession of Privileged Deal Communications and in the event that a dispute arises between the Acquired Companies, on the one hand, and a third party other than Seller, on the other hand, the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Seller.
SECTION 10.13    No Recourse; Waiver of Claims. Notwithstanding anything to the contrary contained herein, each Party, on behalf of itself and its officers, directors, managers, employees, members, partners, shareholders, agents, other representatives and Affiliates (collectively, the “Related Parties”) (other than Buyer or any Affiliate of the Buyer that is party to the Bank Financing Commitments in respect of rights, claims, or causes pursuant to the Bank Financing Commitments) waives any rights or claims against the Bank Financing Sources in its capacity as a Financing Source under the Bank Commitment Letter in connection with this Agreement, the Bank Financing Commitment and the Bank Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against the Bank Financing Sources in its capacity as the same in connection with this Agreement, the Bank Financing Commitment or the Bank Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against the Bank Financing Source to the extent asserted against the Bank Financing Sources by Seller (or its Related Parties) acting in its capacity as the same in connection with this Agreement, the Bank Financing Sources or the Bank

Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that the Bank Financing Sources shall have no liability for any claims or damages to any Party or its Related Parties (other than Buyer or any Affiliate of the Buyer that is party to the Bank Financing Commitment in respect of any rights, claims or causes pursuant to the Bank Financing Commitment) in its capacity as a Financing Source in connection with this Agreement, the Bank Financing Commitment or the Bank Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by the Bank Financing Sources or otherwise.
Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

VOYA FINANCIAL, INC.

By:    /s/ Larry Port
Name: Larry Port
Title: EVP
RESOLUTION LIFE U.S. HOLDINGS INC.

By:    /s/ Keith Gubbay
Name: Keith Gubbay
Title: President

[Signature Page to Master Transaction Agreement]

Schedule 1.1(h)
Remaining Surplus Notes Amendment Terms
Remaining Surplus Notes:
1. Surplus Note issued to SLDI Georgia Holdings, Inc. on April 15, 2017 with a principal amount as of September 30, 2019 of $61,000,000 and a maturity date of April 15, 2042.
2. Surplus Note issued to SLDI Georgia Holdings, Inc. on April 15, 2018 with a principal amount as of September 30, 2019 of $62,000,000 and a maturity date of April 15, 2043.
Amendment Terms:
1. Maturity: Ten (10) years after the closing date.
2. Coupon: 5% per annum, payable semiannually six (6) months and twelve (12) months after the closing date and each anniversary of such dates until maturity.

Schedule 1.1(i)
Reference Closing Statement
[See Attached]

Schedule 1.1(j)
Reference Net Settlement Statement
[See Attached]

Schedule 2.9
Fair Market Value
The Fair Market Value of the assets in the Transferred Asset Portfolio of the type set forth below shall as of any day have a Fair Market Value equal to the price as of the close of business of the day prior to such day determined in accordance with the following pricing matrix, whereby Security Type is determined by the Seller’s “ASSET_CLASS_CATEGORY” classification.

Schedule 2.9(f)
Fair Market Value Methodology
The Fair Market Value of the assets in the Transferred Asset Portfolio of the type set forth below shall as of any day have a Fair Market Value equal to the price as of the close of business of the day prior to such day determined in accordance with the following pricing matrix, whereby Security Type is determined by the Seller’s “ASSET_CLASS_CATEGORY” classification.

Asset Type	Primary	Secondary
ABS	IDC	JPM Pricing Direct
ABS-FLOATER	IDC	JPM Pricing Direct
CLO	IDC	JPM Pricing Direct
CMBS	IDC	JPM Pricing Direct
CMO-A	IDC	JPM Pricing Direct
CMO-B	Pricing Direct	IDC
EMD-CORPORATE	JPMC	IDC
EMD-SOVEREIGN	JPMC	IDC
EQUITY SECURITIES	IDC	JPM Pricing Direct
MUNICIPAL	IDC	JPM Pricing Direct
PUBLIC-BIG	IDC	JPM Pricing Direct
PUBLIC-IG	IDC	JPM Pricing Direct
SHORT-TERM	IDC	JPM Pricing Direct
US TREASURY	IDC	JPM Pricing Direct

Schedule 4.8(b)
NER Financing Counterparty
RGA Worldwide Reinsurance Company

Schedule 5.12(b)
Risk-Based Capital
SLD: 400%
RRII: 300%

Schedule 5.22
Reinsurance Rates

For purposes of this Schedule 5.22, the following terms shall have the respective meanings set forth below:

“Applicable Affiliate” means the Affiliate of Seller that is the cedent under the YRT Treaty that is the subject of a Proposed YRT Rate Increase, or SLD.

“Applicable Percentage” means 40%.

“Covered YRT Rate Increase Agreement” means each YRT Treaty with respect to which a Reinsurer has provided a Proposed YRT Rate Increase during the YRT Rate Increase Period which has not been rejected pursuant to Schedule 5.22(c).

“Cumulative Seller Obligation” means an amount calculated at the end of each Calculation Period equal to the sum of (i) the product of (x) Cumulative Seller Obligation as of the end of the preceding Calculation Period (it being understood that, as of the end of the First Calculation Period, the existing “Cumulative Seller Obligation” shall be deemed to be zero) times (y) 1.07 plus (ii) the Seller Obligation for the current Calculation Period less (iii) any payments by Seller during the current Calculation Period under Schedule 5.22(e).

“Calculation Periods” mean each of (i) December 1, 2019 through December 31, 2020, (ii) each calendar year from 2021 through 2024, and (iii) the period from January 1, 2025 through the 5 year anniversary of the closing date.

“Present Value of Annual Rate Increase” means, with respect to any Calculation Period, the present value of all Proposed YRT Rate Increases actually effected by Reinsurers during such Calculation Period and all Recapture Rate Increases effectuated in such Calculation Period, as determined in accordance with Annex II.

“Proposed YRT Rate Increase” means a written notice from a Reinsurer to Buyer or Seller or any of their respective Affiliates formally proposing or effecting an increase in the premium rates under a YRT Treaty.

“Recapture Rate Increase” means (i) with respect to any Proposed YRT Rate Increase for which Replacement YRT Reinsurance has been effected, the excess, if any, between the yearly premium rates under such Replacement YRT Reinsurance and the yearly premium rates under the applicable YRT Treaty without giving effect to such Proposed YRT Rate Increase or (ii) with respect to any Proposed YRT Rate Increase that has resulted in a YRT Recapture for which Replacement YRT Reinsurance has not been effected, the yearly amount, reflecting the increase, if any, in yearly renewable term rates that would reasonably be expected if Replacement YRT Reinsurance was effected, either as determined by the

YRT Rate Increase Committee, or if the YRT Rate Increase Committee is unable to make such a determination, as determined by the Actuarial Firm in accordance with the procedures in Schedule 5.22(f) and Schedule 5.22(g) mutatis mutandis; provided that in all cases the Recapture Rate Increase with respect to any Proposed YRT Rate Increase shall never exceed the premium increases set forth in such Proposed YRT Rate Increase.

“Reinsurer” means the reinsurer to whom business is ceded under a YRT Treaty.

“Seller Obligation” means an amount for any Calculation Period equal to the product of (i) the Present Value of Annual Rate Increases times (ii) the Applicable Percentage, subject to the limitation that the sum of the Seller Obligation for the applicable Calculation Period plus all Seller Obligations for prior Calculation Periods cannot exceed $123 million.

“YRT Rate Increase Notification Date” has the meaning set forth in Schedule 5.22(b).

“YRT Rate Increase Period” means the period commencing on December 1, 2019 and ending on the 5 year anniversary of the Closing Date.
“YRT Recapture” means the recapture of risks ceded pursuant to a Covered YRT Rate Increase Agreement.

“YRT Treaty” means a reinsurance agreement described on Annex I without giving effect to any amendments or modifications thereto executed after the start of the YRT Rate Increase Period or any additional insurance policies or contracts for which coverage under such YRT Treaty was incepted after the Closing Date.

a. During the YRT Rate Increase Period, (i) neither Buyer nor any of its Affiliates shall, directly or indirectly, encourage or solicit any Reinsurer to submit a Proposed YRT Rate Increase or initiate discussions with any Reinsurer regarding the submission of a Proposed YRT Rate Increase and (ii) neither Seller nor any of its Affiliates shall, directly or indirectly, encourage any Reinsurer to delay submitting a Proposed YRT Rate Increase or initiate discussions with any Reinsurer regarding such a delay.

b. During the YRT Rate Increase Period, Buyer and Seller shall form a committee (the “YRT Rate Increase Committee”) to which each of Seller and Buyer will appoint two members. Meetings of the YRT Rate Increase Committee may be called by either Buyer or Seller and the YRT Rate Increase Committee shall meet at least once per month. In all cases any determination of the YRT Rate Increase Committee shall be by majority vote and require the consent of at least one member appointed by each of Buyer and Seller. During the YRT Rate Increase Period, (i) if a Party or any of its Affiliates receives a Proposed YRT Rate Increase or (ii) if a Party or any of its Affiliates receives any other oral or written communications regarding a potential Proposed YRT Rate Increase, the details of the Proposed YRT Rate Increase or such communication shall be shared at the next meeting of the YRT Rate Increase Committee which shall occur prior to Buyer, Seller, or their respective Affiliates, responding or conducting any negotiations with the applicable Reinsurer. The date a Party receives notification with respect to a written Proposed YRT Rate Increase in accordance with clause (i) above shall be referred to herein as a “YRT Rate Increase Notification Date” with respect to the applicable Proposed YRT Rate Increase. From and after the Closing, Buyer

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shall be responsible for conducting any negotiations with respect to such Proposed YRT Rate Increase and shall keep the YRT Rate Increase Committee apprised of the status of such negotiations, including by (x) promptly providing the YRT Rate Increase Committee with copies of any communications with such Reinsurer with respect to such Proposed YRT Rate Increase and (y) not participating in any substantive meeting, discussion or conversation with such Reinsurer with respect to such Proposed YRT Rate Increase unless the YRT Rate Increase Committee has met in advance to the extent it is reasonably practicable to do so and Buyer provides Seller with a reasonable opportunity to participate.

c. Following the YRT Rate Increase Notification Date with respect to a Proposed YRT Rate Increase, and prior to the effectiveness of such Proposed YRT Rate Increase, the Parties, through the YRT Rate Increase Committee, shall cooperate in good faith and use commercially reasonable efforts to determine as promptly as practicable the rights of the Applicable Affiliate under the applicable YRT Treaty to accept, reject or negotiate the Proposed YRT Rate Increase. If the Parties reasonably determine that the Applicable Affiliate has the right to reject or could reasonably negotiate a reduction in the Proposed YRT Rate Increase, then the Applicable Affiliate shall duly reject such Proposed YRT Rate Increase or use commercially reasonable efforts to reduce the Proposed YRT Rate Increase. If the Parties are not able to reasonably determine that the Applicable Affiliate has the right to reject the Proposed YRT Rate Increase within fifteen (15) Business Days following the YRT Rate Increase Notification Date, or are unsuccessful in rejecting such Proposed YRT Rate Increase, then:

(i) the Parties, through the YRT Rate Increase Committee, shall cooperate in good faith to determine if it would be beneficial to exercise any recapture rights in respect of the Proposed YRT Rate Increase and if the YRT Rate Increase Committee, determines that the exercise of recapture rights would be beneficial, Seller or Buyer, as applicable, shall cause the Applicable Affiliate to exercise such recapture rights (any such recapture, a “YRT Recapture”);

(ii) if a YRT Recapture is effected, the Parties, through the YRT Rate Increase Committee, shall cooperate in good faith to determine if there is yearly renewable term reinsurance available from other reinsurers that (x) are on economic terms more favorable than those set forth in the Proposed YRT Rate Increase that led to such YRT Recapture and (y) that otherwise meets Buyer’s reasonable counterparty credit and risk tolerance requirements, and if such yearly renewable term reinsurance is available, the Parties will use their commercially reasonable efforts to effect such yearly renewable term reinsurance (“Replacement YRT Reinsurance”); and

(iii) regardless of whether there has been a YRT Recapture or any Replacement YRT Reinsurance has been effected, Seller shall be required to make the payments to Buyer pursuant to Schedule 5.22(e).

d. Within 30 days of the end of each Calculation Period, the Present Value of Annual Rate Increases for the Calculation Period shall be calculated by Buyer. If on the date that is 20 days after the end of the YRT Rate Increase Period any Proposed YRT Rate Increase is still being resolved in accordance with Schedule 5.22(e), then the Present Value of Annual Rate Increases for the

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Calculation Period ending at the 5 year anniversary of the closing date shall be calculated excluding such Proposed YRT Rate Increase and the procedures set forth in Schedule 5.22(f) and Schedule 5.22(g) shall be applied mutatis mutandis with respect to such Proposed YRT Rate Increase after they are all resolved.

e. No later than 10 days after the determination of the Final YRT Present Value Amount for a Calculation Period pursuant to Schedule 5.22(f) (each, a “YRT Payment Date”), Seller shall pay to Buyer the product of (x) the Applicable Percentage multiplied by (y) the sum of (i) the amount of premium increases that were effective and paid in the applicable Calculation Period by Buyer and its Affiliates pursuant to Covered YRT Rate Increase Agreements with respect to Proposed YRT Rate Increases effected by a Reinsurer and (ii) the amount of applicable Recapture Rate Increases paid or deemed to be paid in respect of the applicable Calculation Period. Seller may elect to pay additional amounts to Buyer on or prior to a YRT Payment Date, so long as the Cumulative Seller Obligation is no less than $0 after giving effect to all payments made through the YRT Payment Date. Following the YRT Payment Date for the last Calculation Period, Seller shall make additional payments to Buyer if necessary such that the Cumulative Seller Obligation is $0. In no event shall Seller be required to pay an amount such that the Cumulative Seller Obligation, after giving effect to all payments made through the applicable YRT Payment Date, would be less than $0.

If Buyer does not have the necessary information to calculate any Present Value of Annual Rate Increases, Buyer and Seller shall use their good faith efforts to agree on a reasonable estimation of such Present Value of Annual Rate Increases, which shall be the applicable Present Value of Annual Rate Increases for purposes of this Schedule 5.22.

f. If Buyer calculates any Present Value of Annual Rate Increases, Buyer shall provide relevant documentation in support of its calculation of such Present Value of Annual Rate Increases to Seller at the time it provides Seller its calculation. If Seller disagrees with Buyer’s calculation of the Present Value of Annual Rate Increases, Seller shall provide a Notice of Disagreement within twenty (20) days after delivery thereof. The Notice of Disagreement shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, Buyer’s calculation of the Present Value of Annual Rate Increases. If Seller fails to deliver a Notice of Disagreement by the end of such period, Seller shall be deemed to have accepted Buyer’s calculation of the Present Value of Annual Rate Increases. For ten (10) days after delivery of any Notice of Disagreement, Buyer and Seller shall attempt in good faith to resolve the matters raised therein, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon Buyer and Seller. If Buyer and Seller are unable to resolve any disagreement within such ten (10)-day period, or if Buyer and Seller are unable to agree on a Present Value of Annual Rate Increases in the event Buyer did not have the necessary information to calculate any Present Value of Annual Rate Increases as provided in Schedule 5.22(d), Buyer and Seller shall update the calculation of the Present Value of Annual Rate Increases and the Notice of Disagreement to reflect any agreement they have reached, and jointly submit the matter to Milliman Inc. (or, if Milliman Inc. is conflicted, such other actuarial firm as agreed by the Parties) (the “Actuarial Firm”). The Actuarial Firm shall consider only those items and amounts set forth in the calculation of the Present Value of Annual Rate Increases as to which any such disagreement has not been resolved. Buyer and Seller shall cooperate with the Actuarial Firm in its review and shall promptly furnish such information as the Actuarial Firm may reasonably request in connection therewith. Buyer and Seller shall use commercially reasonable efforts to cause

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the Actuarial Firm to deliver to Buyer and Seller within twenty (20) days after such submission a written report setting forth the resolution of any such disagreement, determined on the basis of Schedule 5.22(d) and Annex II; provided, that with respect to any dispute related to Buyer’s calculation of a Present Value of Annual Rate Increases, the Actuarial Firm’s determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by (i) Seller in the Notice of Disagreement or (ii) Buyer in its calculation of the Present Value of Annual Rate Increases. Absent fraud or manifest error, any such report shall be final and binding upon the Parties and shall not be subject to review by a court or other tribunal. Buyer, on the one hand, and Seller, on the other hand, shall each pay one-half the Actuarial Firm’s fees, costs and expenses. The Present Value of Annual Rate Increase as finally determined pursuant to this Schedule 5.22(f) is referred to herein as the “Final YRT Present Value Amount”.

g. During the YRT Rate Increase Period and until any disputes with respect to Buyer’s calculation of the Present Value of Annual Rate Increases are finally resolved in accordance with Schedule 5.22(f), (i) Buyer shall permit Seller and its Representatives to review all of its and its Affiliates’ relevant information including work papers and any work papers of Buyer’s and its Affiliates’ independent accountants relating to the information relating to the information to be set forth in Buyer’s calculation of the Present Value of Annual Rate Increases and any other items reasonably requested by Seller in connection with their review of Buyer’s calculation of the Present Value of Annual Rate Increases, and (ii) Buyer shall and shall cause its Affiliates to make reasonably available to Seller and its Representatives all relevant personnel and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in Buyer’s calculation of the Present Value of Annual Rate Increases in order to respond to the reasonable inquiries of Seller; provided, that the independent accountants of Buyer or any of its Affiliates shall not be obligated to make any work papers available to another Party unless and until such Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

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Annex I to Schedule 5.22

YRT Treaties
All yearly renewable term reinsurance agreements pursuant to which SLD, RLI, RLINY or VRIAC cedes risks in respect of the Business to third party reinsurers.

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Annex II to Schedule 5.22
Calculation Methodologies

Values will be based on Buyer’s reasonable current best estimate projection of related premiums, allowances, expenses, claims, and any other benefits relevant to subject YRT Treaty. Such projection will be based on Buyer’s reasonable best estimate of assumptions of future mortality, lapses, surrenders, interest rates, and any other relevant actuarial assumptions.

Present values will be determined based upon a discount rate of 7%.

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Schedule 5.23(a)
5.23(a) Transaction
Reference is made to:

(i)
that certain Reinsurance Agreement, effective October 1, 2019, between SLD, as ceding company, and New Reinsurance Company Ltd. (“New Re”), as reinsurer (the “SLD AXXX Agreement”), and that certain Stop Loss Reinsurance Agreement, effective October 1, 2019, between SLD, as ceding company, and RLI, as reinsurer (the “AXXX Stop-Loss Agreement”), and

(ii)
that certain Reinsurance Agreement, effective October 1, 2019, between RLI, as ceding company, and New Re, as reinsurer (the “RLI XXX Agreement”), and that certain Stop Loss Reinsurance Agreement, effective October 1, 2019, between RLI, as ceding company, and SLD, as reinsurer (the “XXX Stop-Loss Agreement”).

In connection with the transactions contemplated hereby, the parties shall cooperate with each other (and with New Re) in accordance with Section 5.23 to restructure the foregoing agreements as follows contingent on the Closing:

SLD AXXX Agreement

•	Underlying reinsurance agreement ceding covered business from RLINY to SLD and RLI will remain in place.

•
Underlying reinsurance agreement ceding covered business from RLI to SLD will be subsumed into the RLI-SLD Reinsurance Agreement. This will occur whether the 5.23(a) Transaction is restructured or terminated.

•	SLD AXXX Agreement will be amended as agreed to by SLD and New Re effective upon the sale of SLD.

•	Novate stop-loss provider under the AXXX Stop-Loss Agreement from RLI to Buyer entity effective upon the sale of SLD with changes or other amendments agreed to by the parties thereto.

RLI XXX Agreement

•
RLI to recapture the business ceded under the RLI XXX Agreement immediately prior to the sale of SLD and cede such business to SLD under the RLI-SLD Reinsurance Agreement immediately following the sale of SLD.

•	Replace RLI XXX Agreement with new reinsurance agreement from SLD to New Re, with changes or other modifications agreed to by the parties thereto, effective immediately following the sale of SLD.

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•
Replace the XXX Stop-Loss Agreement with a new Stop Loss Agreement between SLD and Buyer entity via novation with the consent of New Re with changes or other amendments agreed to be the parties thereto immediately following the sale of SLD.

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Schedule 5.23(b)
Other Financing Transactions

1.
Orion – RLI’s collateral facility code named “Orion” with Union Hamilton Reinsurance, Ltd. (“UHRL”) and Affiliates to be restructured as follows, with such other changes or amendments as agreed to by the thereto:

•
The coinsurance funds withheld reinsurance agreement between RLI and SLDI will be moved to SLD, as follows: RLI will recapture the business covered under Orion immediately prior to the sale of SLD and then cede it to SLD under the RLI-SLD Reinsurance Agreement, and SLD will then cede such Orion XXX block to SLDI under a new agreement, effective immediately following the sale of SLD.

•
The Stop Loss Agreement between RLI and SLD will be recaptured immediately prior to the sale of SLD and replaced with a new stop loss agreement from SLD to a Buyer entity immediately following the sale of SLD.

•	The Master Transaction Agreement will be amended and restated to replace the current Seller parties with appropriate Buyer parties.

•	The Contingent Financing Agreement will be amended and restated to replace the current Seller parties with appropriate Buyer parties.

•	The RLI Letter Agreement will be replaced with an SLD Letter Agreement

•	Seller Fee Letter will be replaced with a Buyer Fee Letter.

•	Current Tax Sharing Agreement will be replaced with a new tax sharing agreement among the Buyer and its affiliates.

•	The Trust Agreement will be amended to replace RLI with SLD.

•	Wells Fargo & Company to issue a new guarantee or otherwise confirm its obligations under the existing.

•	Buyer to obtain Arizona’s non-objection regarding the restructuring.

•	Buyer to obtain Colorado’s acceptance of the credit linked note as acceptable security to provide reserve credit to SLD.

•	Buyer to obtain Fitch’s confirmation of the rating of the CLN

•	Seller to seek Form D approval or non-disapproval in connection with such restructuring.

2.
Cornucopia 2-- RLI’s collateral facility code named “Cornucopia 2” with FNL Insurance Company Ltd. (“FNL”) and Affiliates to be restructured as follows, with such other changes or amendments as agreed to by the thereto:

•
The coinsurance funds withheld reinsurance agreement between RLI and FNL will be recaptured following the sale of SLD and then ceded to SLD under the RLI-SLD Reinsurance Agreement, and SLD will then cede such Cornucopia 2 AXXX block to FNL.

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•	The Stop Loss Agreement between RLI and SLD will be replaced with a new stop loss agreement from SLD to a Buyer entity.

•	Any break fee or make-whole fee payable under the Cornucopia 2 facility will be borne by Buyer.

•	The credit for reinsurance Trust Agreement will be amended to reflect SLD as the beneficiary.
The Funds Withheld Trust Agreement will be amended to reflect SLD as the grantor.

Schedule 5.23(c)
Existing Note Facility
Existing Note Facility

Reference is made to the Hannover Re Buyer Facility Agreement by and among Voya, SLDI, Hannover Life Reassurance Company of America (“HLRUS”), Hannover Re Life Reassurance Company of America (Bermuda) Ltd. (“HRLAB”), and Hannover Rück SE (“Hannover Ruck” and, together with HLRUS and HRLAB, the “Hannover Parties”) dated September 24, 2015 (as amended from time to time and in force on the date hereof, the “Facility Agreement”, and the financing facility provided for therein, the “Existing Note Facility”).

Within fifteen (15) Business Days of the date hereof, Seller shall seek consent or deemed consent of the Hannover Parties to the change of control of SLD and SLDI contemplated by the Facility Agreement with respect to the Existing Note Facility (the “Existing Note Facility Consent”), and Buyer shall, and shall cause its Affiliates to, cooperate with Seller and use reasonable best efforts in connection therewith and Seller and Buyer will share equally any fees and costs imposed by the Hannover Parties if Seller and Buyer mutually agree to such fee proposal. If, despite such efforts, the Parties are not able to obtain the Existing Note Facility Consent, then until the Closing, Buyer and Seller shall cooperate with each other and use reasonable best efforts, to replace the Existing Note Facility with an alternative collateral arrangement as set forth below.

Existing Note Facility Replacement

If the Hannover Parties propose an alternative financing facility to replace the Existing Note Facility upon terms not materially less favorable to SLDI in aggregate than the Existing Note Facility, then the parties shall cooperate and use reasonable best efforts to implement such facility no later than the Closing. If the Hannover Parties terminate the Existing Note Facility and do not propose an alternative facility to replace the Existing Note Facility or if Hannover proposes an alternative on terms that are unacceptable to Buyer and Seller, based on the criteria set forth in the immediately preceding sentence, Buyer and Seller shall cooperate with each other and use reasonable best efforts to replace the Existing Note Facility with an alternative collateral arrangement with another financing provider and Seller will for the first two years of such facility bear 50% of risk charges or comparable facility fees in excess of 125 basis points of risk charge or comparable facility fees (either such facility described in this paragraph, the “Existing Note Facility Replacement”). For the avoidance of doubt, Seller and its Affiliates shall have no obligation to provide financing for the business covered under the Existing Note Facility or obtain any regulatory approval in respect thereof (other than submitting any filings required to be submitted by Seller or its Subsidiaries).

Seller LOC Facility

If Seller or any of its affiliates, in their sole discretion, provide a letter of credit facility on terms set forth below to satisfy the condition in Schedule 6.2(e):

(i)
Such facility shall be on a short-term basis, and in any event for a period of no longer than two (2) years, and may have terms proposed by Seller which are reasonable and customary with respect to Buyer and its Affiliates (provided that Buyer and its Affiliates shall not be required to agree to terms that are in the aggregate more restrictive than reasonable and customary terms on the business of Buyer or any applicable Affiliates);

(ii)
Buyer and its Affiliates shall pay Seller and its Affiliates a facility fee based on the amount of business covered by such facility equal to 125 basis points per annum. To the extent the fees of Seller and its Affiliates for obtaining such letters of credit exceed 125 basis points per annum, Buyer and Seller shall share equally in such additional fees and all additional costs and expenses;

Buyer, Resolution Life Group Holdings LP and Resolution Life Group Holdings Ltd. shall, on a joint and several basis, agree to promptly reimburse Seller and its Affiliates for any draw and other costs and damages (other than the fee sharing stated above) under the letter of credit facility.

Schedule 5.23(d)
Collateral Facilities and Reinsurance Agreements
The collateral facilities with Morgan Stanley, JPMorgan, Wachovia and Nomura, as well as LOC facilities and the affiliated reinsurance agreements identified below, will be terminated prior to the sale of SLD:

•	ROP Term-- reinsurance agreement between RLI and SLDI (Treaty #IR09 CM08)

•	Treaty B-- reinsurance agreement between SLD and SLDI (Treaty # 0900 2774-B) Phoenix Rising-- reinsurance agreement between SLD and SLDI (Treaty #IR14 CM12)

•	Roaring River 2-- reinsurance agreement between RLI and RR2 (Treaty #RS10 CO03-A)

•	Phoenix-- reinsurance agreement between SLD and Hannover (Treaty #HZRETN / HA-SLOD018)

•	Indigo--RLI modco retro reinsurance agreement between RLI and SLD (retroceding VIAC business) (Treaty #SD18MC)

Any break fee or make-whole fee payable under the Wachovia facility will be borne by Buyer.

Schedule 5.23(e)
Collateral Facility
The reserve financing transaction codenamed “Cornucopia 1,” including (i) the Amended and Restated Reinsurance Agreement (FN11CM) between SLD and FNL, effective December 31, 2012 (as amended from time to time) and (ii) the related trust agreements, in each case will be terminated immediately following the sale of SLD hereunder. Buyer will be solely responsible for any termination fees in connection therewith.

Schedule 5.27
Policy Replacement
The keyman insurance policy listed in as write-in line 2502 in the unaudited interim statutory financial statement of SLD as of and for the nine-month period ending on September 30, 2019 with an asset amount of $14,389,232

Schedule 5.28
Equity Investment
Between the date hereof and the Closing, Buyer and Seller shall cooperate in good faith to negotiate the terms of a limited partnership investment by a Seller Investor in Equity Investor, it being the intention of the Parties that:

•
The aggregate amount of such limited partnership investment (inclusive of commitments not funded at Closing) shall be $225,000,000, provided that, subject to good faith cooperation of the parties to effect such aggregate amount, the parties may agree to reduce the investment amount as may be required to allow Buyer and Seller to make a 338(h)(10) Election or 336(e) Election.

•
The Parties will determine prior to Closing the amount of Seller’s (or the applicable Affiliate of Seller) limited partnership investment that will be funded at Closing and the portion that shall be drawn at a later date by Equity Investor. In lieu of cash payment at Closing, a portion of the Closing Date Purchase Price equal to the amount of the funded equity investment in Equity Investor (but not, for the avoidance of doubt, by any unfunded commitment) will be settled in kind by way of the limited partnership investment in Equity Investor.

•
The terms of such limited partnership investment shall be consistent with the Fourth Amended and Restated Limited Partnership Agreement of Exempted Limited Partnership of Equity Investor, dated as of October 24, 2019 as amended, restated or otherwise modified from time to time in accordance with its terms (the “LPA”) and the form of subscription agreement thereto previously provided to Seller, unless otherwise agreed by the Parties by way of a side letter.

•	The valuation for the partnership interest shall be determined in accordance with the Valuation Guidelines on a fair and equitable basis and shall be reasonably acceptable to Seller.

•
Seller’s partnership interest shall be governed by the LPA in all respects and Seller shall have governance and economic rights, including as to dividends and distributions, which are commensurate with the size of its investment in the limited partnership and consistent with those of similarly situated partners.

•
As the partnership intends to raise further capital in the future, the Seller shall have pre-emptive rights. On each subsequent Closing of the Partnership, Seller shall be entitled but not obliged to increase its Commitment to the Partnership in accordance with Section 7.6 LPA in order to mitigate any dilution which would otherwise occur.

•
Upon admission as a limited partner in Equity Investor, Seller shall be entitled to review summarized letters of other limited partners in the Partnership and elect substantially the same rights granted by the Partnership to other similarly situated limited partners in the Partnership in accordance with the LPA.

•	Seller shall be entitled to a seat on the Partnership Advisory Committee pursuant to the terms of the LPA.

•	As a holder of the Surplus Notes, Seller shall be able to request and receive copies of all Board materials of RLGH Ltd.

Schedule 6.1(a)
Approvals

1.	Form A filing and approval by the Colorado Insurance Division for the Buyer’s acquisition of SLD, including other transaction contemplated hereunder.

2.	Form A filing and approval by the Indiana Department of Insurance for the Buyer’s acquisition of MULIC, including other transaction contemplated hereunder.

3.	Approval of Change in Business Plan of Security Life of Denver International Limited by the Arizona Department of Insurance with respect to:

(a)	Buyer’s acquisition of SLDI;

(b)	Transfer of RRI subsidiaries to another Voya entity

4.	Approval of Change in Business Plan of Roaring River II, Inc. by the Arizona Department of Insurance with respect to:

(a)	Buyer’s acquisition of RRII’s parent, SLDI;

(b)	Recapture of RLI business;

(c)	Transfer of current RRII subsidiaries to another Voya entity;

(d)	Cession from SLD to RRI

5.	Form D filings and non-disapprovals with the Colorado Insurance Division with respect to:

(a)	Amendment of terms of the Remaining Surplus Notes;

(b)	Redemption of certain Surplus Notes in connection with the Pre-Sale Transactions;

(c)
Transactions involving Seller or its Affiliates contemplated by Agreement to the extent not approved as part of the Form A or the Colorado Insurance Division deems such transactions to be affiliate transactions requiring Form D review and non-disapproval .

6.	Form D filings and non-disapprovals with the Indiana Department of Insurance with respect to:

(a)
Transactions involving Seller or its Affiliates contemplated by the Agreement to the extent not approved as part of the Form A or the Indiana Department of Insurance deems such transactions to be affiliate transactions requiring Form D review and non-disapproval .

7.	Form D filings and non-disapprovals with the Minnesota Department of Commerce with respect to:

(a)
Transactions involving Seller or its Affiliates contemplated by the Agreement to the extent not approved as part of the Form A or the Minnesota Department of Commerce deems such transactions to be affiliate transactions requiring Form D review and non-disapproval .

8.	Form D filings and non-disapprovals with the Connecticut Insurance Department with respect to:

(a)	Recapture of A49 block from SLDI;

(b)	Transactions contemplated by Agreement to the extent the Connecticut Department of Insurance deems such transactions to be affiliate transactions requiring Form D review and non-disapproval.

9.	Filing and approval of the FINRA CMA with respect to the change of control of VAE.

10.	Filing and approval of the National Securities Clearing Corporation with respect to the change of control of VAE.

11.	The waiting period under the HSR Act applicable to the acquisition by Buyer of the Acquired Companies as contemplated by the Agreement shall have expired or been terminated.

12.	Filing and approval of the Committee on Foreign Investment in the United States.

13.	Filing and approval with respect to the formation and licensing as a life insurer in Colorado of Buyer Lifeco.

14.	Approval by the Colorado Insurance Division and the Arizona Department of Insurance for the NER Financing.

Schedule 6.2(e)
Condition to Closing
Existing Note Facility. Either (i) the Existing Note Facility Consent (as defined in Schedule 5.23(c)) shall have been obtained and not revoked prior to the Closing or the Existing Note Facility Replacement (as defined in Schedule 5.23(c)) shall have been effected and not terminated prior to the Closing or (ii) Seller, in its sole discretion, shall have elected to provide one or more letters of credit to SLD so as to replace the financing provided by the Existing Note Facility (as defined in Schedule 5.23(c)) on the terms and conditions set forth in Schedule 5.23(c).

Schedule 8.7(a)
Tax Allocation
For purposes of the Tax Allocation, the aggregate value allocated to the Allocated Assets and the assets of Service Company (in each case, including employment and other contracts) acquired by Asset Buyer shall equal $125,000,000, and the balance of the amount allocated shall be allocated among the SLD Shares and the SLDI Shares.

Annex A
Accounting Principles
[To come.]
Annex B
Asset Identification Protocols

[To come.]
Annex C
Pre-Sale Transactions
The transactions contemplated by the “Activity Pre-Close” column of Exhibit 1 attached hereto.
The transfers of employment contemplated under Section 5.11(a).

Redemption of SLD’s surplus notes other than the Remaining Surplus Notes.

[Roaring River IV Holdings, LLC, will become a subsidiary of Seller, RLI or another Affiliate of Seller that is not an Acquired Company.]

RRII subsidiaries will be transferred to Seller or an Affiliate of Seller that is not an Acquired Company.

Annex D
Post-Sale Transactions
The transactions contemplated by the “Activity Pre-Close” column of Exhibit 1 attached hereto.

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